Exhibit 2.1

EXECUTION VERSION

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

MASTER TRANSACTION AGREEMENT

by and between

BRISTOL-MYERS SQUIBB COMPANY

and

THE MEDICINES COMPANY

December 11, 2012

i

Page

Section 20.11	Actions to be Taken by Affiliates	116

v

Exhibits

Exhibit 1.1.1	-	Products
Exhibit 1.1.2	-	BMS Knowledge Individuals
Exhibit 1.1.3	-	Collaboration Contracts
Exhibit 1.1.4	-	Collaboration Equipment
Exhibit 1.1.5	-	Excluded Contracts
Exhibit 1.1.6	-	Excluded Intellectual Property
Exhibit 1.1.7	-	Product Registrations
Exhibit 1.1.8	-	Selling Affiliates
Exhibit 1.1.9	-	Transferred Contracts
Exhibit 1.1.10	-	Transferred Equipment
Exhibit 1.1.11	-	Transferred Other Intellectual Property
Exhibit 1.1.12	-	Transferred Patent Rights
Exhibit 1.1.13	-	Transferred Trademark Rights
Exhibit 2.4.2(ii)	-	Form of Collaboration Bill of Sale
Exhibit 2.4.2(iii)	-	Form of Collaboration Assumption Agreement
Exhibit 2.4.2(iv)	-	Form of Transition Services Agreement
Exhibit 2.6	-	Form of Sublease
Exhibit 3.2.1	-	Initial Members of the JEC
Exhibit 3.4.3-1	-	BMS Employees (Transferred on Effective Date)
Exhibit 3.4.3-2	-	BMS Employees (Transferred on Purchase Closing Date)
Exhibit 3.4.7	-	BMS Employment Agreements
Exhibit 3.4.8	-	BMS Retention Arrangements
Exhibit 10.5.1.2(ii)	-	Form of Bill of Sale
Exhibit 10.5.1.2(iii)	-	Form of Assumption Agreement
Exhibit 10.5.1.2(iv)	-	Form of Trademark Assignment Agreement
Exhibit 10.5.1.2(v)	-	Form of Patent Assignment Agreement
Exhibit 10.5.1.2(vi)	-	Form of Domain Name Assignment Agreement
Exhibit 12.4	-	Conduct of Business

Schedules

Schedule 18.2.2.2	-	Consents
Schedule 18.2.3.1	-	Tax Liens
Schedule 18.2.4.1	-	Liens
Schedule 18.2.5.1	-	Intellectual Property Registrations
Schedule 18.2.5.3	-	Intellectual Property Liens
Schedule 18.2.5.7	-	Outbound IP Licenses
Schedule 18.2.5.8	-	Inbound IP Licenses
Schedule 18.2.6	-	Material Contracts
Schedule 18.2.7	-	Product Registrations
Schedule 18.2.8	-	Litigation
Schedule 18.2.9.1	-	Compliance with Applicable Laws
Schedule 18.2.9.4(ii)	-	Certain Health Care Matters
Schedule 18.2.10.1	-	Benefit Plans

Schedule 18.2.10.7	-	BMS Employee Benefits
Schedule 18.2.11.2	-	BMS Employee Proceedings
Schedule 18.2.11.3	-	BMS Employee Citizenship
Schedule 18.2.11.4	-	BMS Employee Termination Payments
Schedule 18.2.11.5	-	BMS Employee Change of Control Payments
Schedule 18.2.11.8	-	Labor Organizing Activities
Schedule 18.2.12.1	-	Management Accounts
Schedule 18.2.13	-	Absence of Certain Changes
Schedule 18.2.15	-	Significant Customers and Suppliers

MASTER TRANSACTION AGREEMENT

THIS MASTER TRANSACTION AGREEMENT (this “Agreement”), dated as of December 11, 2012, is made by and between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“BMS”), and THE MEDICINES COMPANY, a Delaware corporation (“Purchaser”).  Capitalized terms not otherwise defined in the text of this Agreement shall have the meanings set forth in Article 1 of this Agreement.

W I T N E S S E T H:

WHEREAS, BMS and the Selling Affiliates own or Control certain rights and assets relating to the Products;

WHEREAS, concurrently with the execution of this Agreement, BMS and Purchaser (or their respective Affiliates) have entered into a Supply Agreement pursuant to which the Parties have agreed that BMS will supply to Purchaser the Products, effective as of the Effective Date, all as more particularly described, and subject to the terms and conditions set forth, herein;

WHEREAS, BMS and Purchaser desire to enter into this Agreement pursuant to which BMS shall grant to Purchaser, and Purchaser shall undertake, certain rights and obligations to promote, market and sell the Products in the Territory, all as more particularly described, and subject to the terms and conditions set forth, herein;

WHEREAS, in connection with the rights granted by BMS to Purchaser under Section 2.1, BMS and the Selling Affiliates wish to sell to Purchaser and the Purchasing Affiliates, and Purchaser and the Purchasing Affiliates wish to purchase, the Collaboration Assets, all as more particularly described, and subject to the terms and conditions set forth, herein; and

WHEREAS, BMS and the Selling Affiliates wish to grant to Purchaser and the Purchasing Affiliates an option to purchase the Acquired Assets, and Purchaser and the Purchasing Affiliates wish to acquire such option, all as more particularly described, and subject to the terms and conditions set forth, herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                    Definitions.  For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

“A&P Materials” has the meaning set forth in Section 3.2.3.1.

“Accounting Firm” has the meaning set forth in Section 10.5.3.2.

“Accounts Payable” means all trade accounts payable, regardless of when asserted, billed or imposed, of BMS or the Selling Affiliates.

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owing to BMS or the Selling Affiliates as of the end of the day immediately prior to the Purchase Closing Date, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered on or prior to the day immediately prior to the Purchase Closing Date and the full benefit of any security for such accounts or debts.

“Acquired Assets” means, collectively, all of the right, title and interest of BMS and the Selling Affiliates in, to and under the following assets: (i) the Transferred Intellectual Property; (ii) the Transferred Other Intellectual Property; (iii) the Transferred Contracts; (iv) the Transferred Inventory; (v) the Transferred Equipment; (vi) the Transferred Books and Records; (vii) all rights, claims and credits of BMS or any of its Affiliates to the extent related exclusively to the Business, any Acquired Asset or any Assumed Liability, including all claims, causes of action, choses in action, rights of recovery, rights of set off or recoupment, guarantees, warranties, indemnities, rights to payment or to enforce payment and similar rights in favor of BMS and its Affiliates, in each case related exclusively to the Business, any Acquired Asset or any Assumed Liability; (viii) all sales or promotional literature or brochures, advertising materials, art work, display units, in each case that are related exclusively to the Business; and (ix) any goodwill associated with the assets described in the foregoing clauses (i) through (viii); provided, however, that the Acquired Assets shall exclude the Excluded Assets and the Collaboration Assets.

“Acquisition” has the meaning set forth in Section 10.2.

“Acquisition Transaction” means (i) any merger, liquidation, recapitalization, consolidation or other business combination involving the Business, the Collaboration Assets or the Acquired Assets (excluding the transactions contemplated hereby), and (ii) any agreement, arrangement or understanding requiring BMS or any Selling Affiliate to abandon, terminate or fail to consummate any of the transactions contemplated hereby.

“Additional Product” means any hemostat drug product intended for use in humans containing thrombin (recombinant) (other than the Products) that (i) is Promoted, marketed or sold by Purchaser or any of its Affiliates or any Third Party on behalf of Purchaser or any of its Affiliates in any jurisdiction in the Territory and (ii) is approved by the JEC in accordance with the terms of this Agreement.

“Adverse Event” means any untoward or adverse medical occurrence in a patient or a clinical investigation subject who is administered any Product, including occurrences which do not necessarily have a causal relationship with such Product.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; and for the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Consideration” means, as of any time, the sum of each of the following amounts solely to the extent paid by Purchaser to BMS or any of its Affiliates at or prior to such time: (i) the Collaboration Fee, (ii) the Option Fee, (iii) the Purchase Price, and (iv) the Royalty Fees.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Quarter” means each three (3) month-period commencing on the first day of January, April, July, or October, as the case may be, during the Collaboration Term; provided, that the first Agreement Quarter shall commence on the Effective Date and end on the last day of the Agreement Quarter in which the Effective Date occurs, and the last Agreement Quarter shall end upon the expiration or earlier termination of the Collaboration Term.

“Agreement Year” means each twelve (12)-month period commencing on January 1 and each anniversary thereof during the Collaboration Term; provided, that the first Agreement Year shall commence on the Effective Date and end on the last day of the Agreement Year in which the Effective Date occurs, and the last Agreement Year shall end upon the expiration or earlier termination of the Collaboration Term.

“Alliance Managers” has the meaning set forth in Section 3.2.2.1.

“Allocation” has the meaning set forth in Section 13.5.1.

“Ancillary Agreement” means, individually and collectively, each of the Confidentiality Agreement (as amended hereby), the Supply Agreement, the Quality Agreement, the Pharmacovigilance Agreement, the Sublease, the Transition Services Agreement and the Other Acquisition Documents.

“Assumed Collaboration Liabilities” means, collectively, all of the following Liabilities, in each case to the extent related to the period beginning immediately after the Collaboration Closing, but excluding any Liabilities related to the manufacture of any Product or of recombinant thrombin active ingredient by or on behalf of BMS or its Affiliates prior to the Purchase Closing: (i) all Liabilities to the extent arising out of or relating to the Collaboration Contracts (including all Liabilities to the extent arising out of or relating to any termination or announcement or notification of an intent to terminate any such Collaboration Contract); (ii) all Liabilities to the extent arising out of or relating to the Product Permits (other than the BMS Supply Permits); and (iii) all other Liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, to the extent arising out of or relating to the Collaboration Assets or the Promotion, marketing, and sale of the Products in the Territory, including any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental or Regulatory Authority.

“Assumed Liabilities” means, collectively, all of the following Liabilities, in each case to the extent related to the period beginning immediately after the Collaboration Closing (or, in the case of the following clause (i), the Purchase Closing), but excluding any Liabilities related to the manufacture of any Product or of recombinant thrombin active ingredient by or on behalf of BMS or its Affiliates prior to the Purchase Closing: (i) all Liabilities to the extent arising out of or relating to the Transferred Contracts (including all Liabilities to the extent arising out of or relating to any termination or announcement or notification of an intent to terminate any such Contract); (ii) all Liabilities in respect of any lawsuits, claims, actions or proceedings to the extent arising out of or relating to the manufacture, production or Exploitation of the Products in the Territory or the ownership, sale, lease or use of any of the Acquired Assets; (iii) all Liabilities for warranty claims and product liability or similar claims, including all suits, actions or proceedings relating to any such Liabilities, to the extent arising out of or relating to any and all Products in the Territory; (iv) all Liabilities for Taxes to the extent arising out of or relating to or in respect of any Product in the Territory or any Acquired Asset for any Post-Closing Tax Period, other than any Excluded Tax Liabilities; and (v) all other Liabilities (other than Excluded Liabilities) of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, to the extent arising out of or relating to the conduct of the Business in the Territory or the Acquired Assets, including any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental or Regulatory Authority.

“Average Net Sales” means the average of the Net Sales for all jurisdictions in the Territory for each of the two (2) consecutive periods of twelve (12) consecutive months in the Calculation Period (or if the Calculation Period consists of only one such period, the Net Sales for all jurisdictions in the Territory for such period).

“Bankruptcy Code” means Title 11 of the United States Code.

“Benefit Plans” has the meaning set forth in Section 18.2.10.1.

“BLA” means a Biologics License Application as required by Section 351 of the Public Health Service Act.

“BMS” has the meaning set forth in the Preamble.

“BMS 401(k) Plan” has the meaning set forth in Section 3.4.4.1.

“BMS Designated Representations” means each of the representations and warranties set forth in any of Section 18.2.5 (Intellectual Property) (except for the representations and warranties set forth in Sections 18.2.5.3, 18.2.5.5 and 18.2.5.9), Section 18.2.7 (Product Registrations) and Section 18.2.9 (to the extent relating to FDA Matters or Health Care Matters).

“BMS Employees” has the meaning set forth in Section 3.4.3.1.

“BMS Fundamental Representations” means each of the representations and warranties of BMS set forth in any of Section 18.2.1 (Authority), Section 18.2.2 (No Conflicts; Consents), Section 18.2.3 (Taxes), Section 18.2.4 (Good and Valid Title), Sections 18.2.5.3, 18.2.5.5 and 18.2.5.9 (Intellectual Property), Section 18.2.10 (Employee Benefit Plans) (to the extent relating to Taxes) and Section 18.2.22 (Brokers and Agents).

“BMS Improvements” means any inventions, developments, modifications or improvements to any Product, process or production standards which are made solely by or on behalf of BMS and/or any of its Affiliates during the Collaboration Term (i) as a result of activities conducted by or for it or its Affiliates relating to a Product, or (ii) through the use of Purchaser Know-How, whether patentable or registerable or not, but excluding any Collaboration Assets or any Acquired Assets following the assignment thereof to Purchaser or a Purchasing Affiliate pursuant to this Agreement.

“BMS Indemnitees” has the meaning set forth in Section 16.2.

“BMS Know-How” means all proprietary Know-How regarding any Product that is now or may hereafter during the Collaboration Term be Controlled by BMS or any of its Affiliates, but excluding any Collaboration Assets or any Acquired Assets following the assignment thereof to Purchaser or a Purchasing Affiliate pursuant to this Agreement.

“BMS’ knowledge” means the actual knowledge of any of the individuals employed by BMS as of the date hereof or as of either Closing with the titles set forth in Exhibit 1.1.2.

“BMS Names” means “Bristol-Myers”, “Bristol-Myers Squibb”, “Bristol-Myers Squibb Company”, “E.R. Squibb & Sons”, “E.R. Squibb” and “ZymoGenetics”, and any variations and derivatives thereof and any other logos or trademarks of BMS or its Affiliates not included in the Transferred Intellectual Property or the Transferred Other Intellectual Property.

“BMS Relocation Benefits” has the meaning set forth in Section 3.4.5.

“BMS Supply Permits” has the meaning set forth in Section 6.7.1.

“BMS Works” has the meaning set forth in Section 5.8.

“Business” means that portion of the business of BMS and its Affiliates, directly or indirectly, consisting of the Exploitation of each Product in the Territory, as conducted on the date hereof.

“Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of New York.

“Business Registrations” has the meaning set forth in Section 18.2.5.1.

“Calculation Period” means the period of twenty four (24) consecutive calendar months completed on or before the date that is fifteen (15) days prior to the Purchase Closing

Date; provided, that if the Purchase Closing Date shall be less than twenty four (24) months after the Effective Date, the “Calculation Period” shall be the period of twelve (12) consecutive calendar months completed on or before the date that is fifteen (15) days prior to the Purchase Closing Date.

“Chargebacks” has the meaning set forth in Section 4.5.2.

“Closing Inventory Value” means the aggregate book value, calculated in accordance with BMS’ historical accounting policies and procedures based on the books and records of BMS, of the Transferred Inventory on the Purchase Closing Date.

“Closing Purchase Price” has the meaning set forth in Section 10.5.2.2.

“Closings” means, collectively, the Collaboration Closing and the Purchase Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collaboration Assets” means, collectively, all of BMS’ and the Selling Affiliates’ right, title and interest in, to and under the following assets: (i) the Collaboration Contracts; (ii) the Collaboration Equipment; (iii) the Collaboration Books and Records and the telephone number 888-rthromb; (iv) the Product Registrations in accordance with Section 6.7; and (v) any goodwill associated with the assets described in the foregoing clauses (i) through (iv).

“Collaboration Assumption Agreement” has the meaning set forth in Section 2.4.2(iii).

“Collaboration Bill of Sale” has the meaning set forth in Section 2.4.2(ii).

“Collaboration Books and Records” means, collectively, all books and records prepared and maintained by BMS or any of its Affiliates, as of the Effective Date, that relate exclusively to the Business (other than the Transferred Books and Records and the Excluded Records), including all Regulatory Documentation other than Manufacturing Documentation.

“Collaboration Closing” has the meaning set forth in Section 2.4.1.

“Collaboration Contracts” means, collectively, the Contracts set forth in Exhibit 1.1.3.

“Collaboration Equipment” means, collectively, the fixtures, furniture, equipment and other personal property owned by BMS or any of the Selling Affiliates identified in Exhibit 1.1.4.

“Collaboration Term” has the meaning set forth in Section 15.1.1.

“Collaboration Fee” has the meaning set forth in Section 8.1.1.

“Competing Business” has the meaning set forth in Section 13.10.1.

“Competing Product” has the meaning set forth in Section 2.3.1.

“Competition Law Authorizations” means all consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority, and all applicable waiting periods (and any extensions thereof), in each case required pursuant to applicable Competition Laws for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

“Competition Laws” means any Law issued by any Governmental or Regulatory Authority of any jurisdiction having jurisdiction over BMS, any Selling Affiliates, Purchaser, any Purchasing Affiliates, the Business, the Collaboration Assets, the Acquired Assets or the Products that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade.

“Confidential Information” has the meaning set forth in Section 17.1.

“Confidentiality Agreement” means that certain letter agreement, dated September 12, 2012, between BMS and Purchaser.

“Continuation Period” has the meaning set forth in Section 3.4.3.3.

“Contracts” means all contracts, leases, subleases, indentures, licenses, agreements, notes, bonds, indentures, franchises, Permits, instruments, deeds of trust, mortgages, commitments and all other  arrangements, plans, undertakings or understandings, whether written or oral.

“Controls” or “Controlled by” means, with respect to any asset, product, formulation, information or Intellectual Property or other right, that the applicable Party or Person, in whole or in part, owns or has a valid and existing right or license (other than pursuant to a license under this Agreement) to such asset, product, formula, information or Intellectual Property or other right and has the ability to use, or grant access or a license (or a sublicense) to, as applicable, such asset, product, formula, information or Intellectual Property or other right without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party or Person would be first required to use, or grant access or a license (or sublicense) to, as applicable, such asset, product, formula, information or Intellectual Property or other right; provided, however, that if such Third Party agreement or arrangement later terminates, or would no longer be violated, then such asset, product, formulation, information or Intellectual Property or other right shall be deemed Controlled by such Party or Person thereafter.

“Covered Fee” has the meaning set forth in Section 6.8.

“Counterpart” means (i) with respect to a patent, collectively, any patent applications from which such patent issued, and all patents and patent applications described in clause (ii) with respect to each such patent application; and (ii) with respect to a patent application (including any provisional application), the following items, collectively:  (a) all divisionals, continuations and continuations-in-part of such patent application; (b) any patents (including certificates of correction) issuing from such patent application or any patent application described in clause (a); (c) all patents and patent applications based on, corresponding to or claiming the priority date(s) of such patent application or any of the patents and patent applications described in clauses (a) or (b); (d) all rights derived from any of the items described in clauses (a), (b) or (c) including any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, re-examinations and renewals of any of the patents described in clauses (b) or (c); and (e) foreign counterparts of any of the foregoing.

“CTA” means any clinical trial application, and supplements and amendments thereto, filed with the EMA or any other Governmental of Regulatory Authority of a member state of the European Union for authorization to commence clinical trials, and its equivalent in other countries or regulatory jurisdictions in the Territory.

“DDR” has the meaning set forth in Section 3.10.1.

“Disputed Collaboration Matter” has the meaning set forth in Section 14.1.

“Dollars” and “$” mean lawful money of the United States of America.

“Domain Name Assignment Agreement” has the meaning set forth in Section 10.5.1.2(vi).

“Early Termination Event” has the meaning set forth in Section 9.2.1.

“Effective Date” has the meaning set forth in Section 2.4.1.

“EMA” means the European Medicines Agency or any successor agency thereto.

“Employee Transfer Date” has the meaning set forth in Section 3.4.3.1.

“Employment Law” has the meaning set forth in Section 18.2.11.2.

“Environmental Permits” means all certificates, consents, permits, licenses, registrations, approvals or other authorizations issued under or pursuant to Environmental Law or otherwise relating to the use, emission or discharge of Hazardous Materials; and for the purposes of this Agreement, “Environmental Law” means any Law relating to pollution, protection of the environment or human health or the preservation or restoration of natural resources or exposure of Persons or property to Hazardous Materials, and “Hazardous Materials” means any hazardous, toxic or deleterious chemical, material, substance or waste, including radioactive, explosive, medical or biohazardous materials or wastes, petroleum and its byproducts and distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, urea formaldehyde foam insulation, pollutants, pesticides or any other material listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 18.2.10.6.

“Estimated Average Net Sales” has the meaning set forth in Section 10.5.2.1.

“Estimated Closing Inventory Value” has the meaning set forth in Section 10.5.2.1.

“Estimated Closing Purchase Price” has the meaning set forth in Section 10.5.2.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means, collectively, the following: (i) all cash and cash equivalents of BMS and its Affiliates; (ii) all Accounts Receivable; (iii) all Excluded Intellectual Property; (iv) all credits, deferred charges, and prepaid items of BMS or any of its Affiliates; (v) all Excluded Contracts; (vi) other than the Product Permits, all Permits of BMS or any of its Affiliates and all Environmental Permits of BMS or any of its Affiliates; (vii) all Excluded Records; (viii) all rights, claims and credits of BMS or any of its Affiliates to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of BMS and its Affiliates in respect of any other Excluded Asset or any Excluded Liability; (ix) any refund or credit of Taxes attributable to any Excluded Tax Liability; (x) all insurance policies and insurance contracts insuring the Products or the Acquired Assets, together with any claim, action or other right BMS or any of its Affiliates might have for insurance coverage under any past and present policies and insurance contracts insuring the Products or the Acquired Assets, in each case including any proceeds received from any such policy or contract prior to, on or after the Purchase Closing Date; (xi) excluding the rights to be granted to Purchaser pursuant to the Sublease, all land, buildings, improvements and fixtures thereon owned or leased by BMS or any of its Affiliates; (xii) other than the Transferred Equipment, the Collaboration Equipment, the Transferred Inventory, the Collaboration Books and Records, the Transferred Books and Records and the items described in clause (viii) of the definition of Acquired Assets, all tangible personal property and other fixed assets and interests therein, including all equipment, furnishings, furniture and fixtures owned or leased by BMS or any of its Affiliates, and any warranty rights applicable to such tangible personal property, fixed assets and equipment; (xiii) the BMS Names; and (xiv) except as expressly included in the Acquired Assets or the Collaboration Assets, all other properties, assets, goodwill and rights of BMS, the Selling Affiliates and any of their respective Affiliates of whatever kind and nature, real, personal or mixed, tangible or intangible.

“Excluded Contracts” means, collectively, all Contracts to which BMS or any of its Affiliates is a party other than the Transferred Contracts and the Collaboration Contracts, but expressly including this Agreement, the Ancillary Agreements and the other agreements set forth in Exhibit 1.1.5, and all rights of BMS and its Affiliates under such agreements.

“Excluded Intellectual Property” means, collectively, the following: (i) all Intellectual Property of BMS and its Affiliates, other than the Transferred Intellectual Property and Transferred Other Intellectual Property, but expressly including the intellectual property identified in Exhibit 1.1.6; and (ii) the Primarily-Related Technology.

“Excluded Liability” means, collectively, the following: (i) all Liabilities of BMS and its Affiliates to the extent (a) related to the Collaboration Assets, and (b) arising at or prior to the Collaboration Closing, (ii) all Liabilities of BMS and its Affiliates to the extent arising out of or relating to the ownership, sale, lease or license of any of the Acquired Assets during the Collaboration Term, except in each case to the extent included in the definition of Assumed Collaboration Liabilities (provided, that this clause (ii) shall be disregarded upon the occurrence of the Purchase Closing); (iii) all Liabilities of BMS and its Affiliates to the extent arising out of or related to any Excluded Asset; (iv) any Excluded Tax Liability; (v) all Accounts Payable other than the Accounts Payable assumed pursuant to clause (ii) of the definition of Assumed Liabilities; (vi) all Liabilities arising under any Benefit Plans (except to the extent arising out of or related to a breach by Purchaser or its Affiliates of Section 3.4); (vii) all Liabilities arising out of the employment or termination of employment of any employee of BMS or its Affiliates who does not become a Transferred Employee (except to the extent arising out of or related to a breach by Purchaser or its Affiliates of Section 3.4); (viii) those Liabilities relating to the King Settlement Agreement for which BMS or any of its Affiliates remains liable pursuant to the terms of the King Settlement Agreement (other than any such Liability for which Purchaser is responsible pursuant to Section 3.5.1.3 or arising out of Purchaser’s breach of Section 3.9); (ix) all Accounts Payable, accrued expenses and other current liabilities to the extent arising out of or relating to the Products in the Territory or the Acquired Assets, except to the extent Purchaser or its Affiliates are responsible therefor pursuant to Sections 3.7, 3.10, 4.4, 4.5, 5.7, 6.6, 6.7, 6.8, 8.4, 10.4, 13.1, 13.4 and 13.7; and (x) all other Liabilities of BMS or any of its Affiliates of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, to the extent arising out of or relating to any Product in the Territory, the Collaboration Assets or the Acquired Assets, or the ownership, sale, lease or license of any of the Acquired Assets, including any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental or Regulatory Authority, except in each case of this clause (x) to the extent expressly constituting an Assumed Collaboration Liability or an Assumed Liability.

“Excluded Records” means, collectively, the following: (i) any and all books and records prepared and maintained by BMS or any of its Affiliates, including financial records,  laboratory books, batch records and stability studies, in each case that do not relate exclusively to the Business; (ii) any and all Tax records of BMS or any of its Affiliates that relate to Taxes that constitute Excluded Tax Liabilities; (iii) all personnel records of BMS or any of its Affiliates relating to employees who are not Transferred Employees; (iv) any and all records of BMS or any of its Affiliates to the extent related to any Excluded Assets or Excluded Liability; (v) any and all books and records of BMS or any of its Affiliates prepared in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, including bids received from Third Parties and analyses relating to the Products; (vi) any and all books and records, files, correspondence or other records of BMS or its Affiliates (other than Collaboration Books and Records and Transferred Books and Records).

“Excluded Tax Liability” means any Tax payable with respect to any business, asset, property, activity, operation or existence of BMS or its Affiliates (including any Taxes relating to or arising out of the Acquired Assets) for any Pre-Closing Tax Period.

“Exclusively-Related Technology” means all Product Formulae and BMS Know-How exclusively related to the Products.

“Exercise Date” means the date on which Purchaser delivers the Option Notice to BMS in accordance with Section 9.2.

“Exploit”, including with correlative meaning the term “Exploitation”, means any or all of the following:  research, develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, Promote, market, distribute, commercialize, support, maintain, correct and create derivative works.

“Extension Negotiation Period” has the meaning set forth in Section 15.6.

“Extension Term” has the meaning set forth in Section 15.6.

“Federal Ceiling Price” has the meaning set forth in 38 U.S.C. § 8126 and its implementing regulations and guidance.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“Federal Health Care Program” means any plan or program that provides health care benefits, whether directly, through insurance, or otherwise, that is funded directly, in whole or in part, by the government of the United States of America (other than the Federal Employees Health Benefits Program), including the Medicare, Medicaid, TRICARE, 340B Federal Drug Discount Program, and Veterans Health Administration programs (described in Title XVIII of the Social Security Act, Title XIX of the Social Security Act, Title 10, Chapter 55 of the U.S.C., 42 U.S.C. Section 256b and 38 U.S.C. Section 8126, respectively), or any state health care program (as defined in Section 1128(h) of the Social Security Act).

“FSS” has the meaning set forth in Section 4.5.3.

“FSS Acknowledgment Date” has the meaning set forth in Section 4.5.3.

“GAAP” means generally accepted accounting principles in the United States.

“Good Manufacturing Practices” means cGMP (as defined in the Supply Agreement).

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any country, federal, state, county, city or other political subdivision, foreign or domestic, including the FDA, EMA and any other governmental instrumentality with responsibility for granting any Permits or Regulatory Approvals.

“Governmental Price Reports” means (1) Federal Ceiling Prices, Non-FAMP and other information required to be reported relating to the Product under 38 U.S.C. § 8126, and the master agreements issued thereunder; and (2) any and all data required to be reported relating to the Product under any applicable state price reporting and disclosure laws.

“GPO” means group purchasing organization.

“Health Care Laws” means: (i) all Laws related to: (a) fraud and abuse, including the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), the criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Physician Payments Sunshine Law (42 U.S.C. § 13207h), the Medicare Secondary Payor Statute (42 U.S.C. § 1395y(b)) and any similar state Laws; and (b) coding, coverage, reimbursement, claims submission, billing and collections;  (ii) HIPAA as amended by HITECH, and any state health care privacy, security or confidentiality Laws; and (iii) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations adopted thereunder.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended and the rules and regulations promulgated thereunder.

“HITECH” means the Health Information Technology for Clinical and Economic Health Act of 2009, as amended and the rules and regulations promulgated thereunder.

“HSR Act” means the Hart-Scott-Rodino Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use of the World Health Organization, or any successor conference, council or organization.

“Inbound IP Licenses” has the meaning set forth in Section 18.2.5.8.

“IND” means an Investigational New Drug Application filed with the FDA under 21 C.F.R. Part 312 or similar foreign application or submission in any country or group of countries for permission to conduct human clinical investigations.

“Indemnitee” has the meaning set forth in Section 16.3.1.

“Indemnitor” has the meaning set forth in Section 16.3.1(i).

“Insurance Policies” has the meaning set forth in Section 18.2.16.

“Intellectual Property” means the following subsisting anywhere in the world:  (i) patents (including certificates of correction, substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, re-examinations and renewals), any patent applications (including any provisional applications, divisionals, continuations and continuations-in-part) in any jurisdiction (including any supranational jurisdiction), and any invention disclosures (“Patent Rights”); (ii) registered trademarks and service marks, logos, Internet domain names, common law trademarks and service marks and trade dress, and all goodwill in the foregoing (“Trademark Rights”); (iii) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (iv) mask work rights, and registrations and applications for registration thereof; (v) Know-How, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (vi) other proprietary rights relating to any of the foregoing.

“Intellectual Property Infringement Claims” has the meaning set forth in Section 5.7.1.

“Intellectual Property Registrations” means Patent Rights, registered Trademark Rights, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Inventory” means all inventories, including inventories of products, work-in-process, finished goods, raw materials, bulk drug substance, supplies, equipment, parts, labels and packaging (including rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory) and all returned products, samples and obsolete and non-salable inventory.

“IRS” means the Internal Revenue Service.

“JEC” has the meaning set forth in Section 3.2.1.1.

“Joint Improvements” means any inventions, developments, modifications or improvements to any Product which are jointly made by or on behalf of BMS or its Affiliates, on the one hand, and by Purchaser or its Affiliates, on the other, during the Collaboration Term (i) as a result of activities conducted by or for the Parties or their Affiliates relating to a Product, or (ii) through the use of BMS Know-How or Purchaser Know-How, whether patentable or registerable or not.

“King Settlement Agreement” has the meaning set forth in Section 3.9.

“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their Exploitation or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information.

“Last Lot Expiration Dates” has the meaning set forth in Section 4.5.1.

“Law” means all laws, statutes, rules, regulations, ordinances, judgments, codes, requirements, variances, decrees, writs, injunctions, awards, rulings and other pronouncements or orders having the effect of law of any Governmental or Regulatory Authority, including all Health Care Laws.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, claims, investigations, mediations or proceedings (public or private), whether for condemnation or otherwise, actions, demands, complaints, hearings, investigations, demand letters, warning letters, or requests for information, in each case by or before a Governmental or Regulatory Authority.

“Liabilities” means liabilities, obligations and commitments.

“LIBOR” means the one-month London Interbank Offered Rate as published in the Wall Street Journal.

“Liens” means liens (statutory or otherwise), claims, encumbrances, security interests, options, charges, mortgages, pledges, hypothecations and other encumbrances of any kind.

“Losses” means all Liabilities, losses, claims, damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, Taxes, penalties, fines, and costs and expenses (including amounts paid in settlement, interest, court costs, and reasonable costs of investigations, fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation).

“MA” means an application, registration or certification, and supplements and amendments thereto, necessary or useful to market a Product in the Territory, but not including pricing and reimbursement approvals, filed with the FDA, EMA or with any other Governmental or Regulatory Authority of any country or regulatory jurisdiction in the Territory.

“Management Accounts” has the meaning set forth in Section 18.2.12.1.

“Manufacturing Documentation” means Regulatory Documentation which BMS is required to retain under applicable Law in order to fulfill its obligations under the Supply Agreement or under the Orthovita Supply Agreement.

“Manufacturing Know-How” means Know-How relating to the manufacture and production of the Products.

“Marks” has the meaning set forth in Section 5.2.1.

“Material Adverse Effect” means any change, effect, event or occurrence or state of facts that individually or taken together with other changes, effects, events or occurrences or state of facts, (i) is, or would reasonably be expected to be, materially adverse to the Business, the Products, the Acquired Assets and the Collaboration Assets, taken as a whole, or (ii) would prevent or materially impede, interfere with, hinder or delay the Collaboration Closing or the Purchase Closing, other than, solely in the case of clause (i), any change, effect, event or occurrence or state of facts arising after the date hereof to the extent resulting from (A) economic, financial market or geographical conditions in general (including national or international conditions), (B) changes in applicable Laws or GAAP or other applicable accounting regulations or principles or interpretations thereof, (C) changes in conditions generally affecting the pharmaceutical or biotechnology industries, (D) the announcement of this Agreement and the transactions contemplated hereby and performance of and compliance with the terms of this Agreement, (E) any acts or omissions of BMS or any of its Affiliates taken after the date hereof with the prior written consent of Purchaser, (F) any changes in global or national political conditions, (G) any outbreak or escalation of hostilities, any occurrence or threat of acts commonly referred to as terrorist attacks or any armed hostilities associated therewith and any national or international calamity or emergency or any escalation thereof, or (H) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, except in each case of clauses (A), (B), (C), (F), (G) and (H) to the extent adversely affecting the Business in a disproportionate manner relative to other similarly situated businesses operating in the industries or markets in which the Business operates.

“Material Contracts” means each Contract listed or required to be listed in Schedule 18.2.6, Schedule 18.2.5.8 or Schedule 18.2.5.9.

“Material Permits” has the meaning set forth in Section 18.2.9.2.

“NDC” means national drug code.

“Net Sales” means, for any period and for any jurisdiction in the Territory, the total aggregate amount billed during such period in such jurisdiction by (a) Purchaser, an Affiliate of Purchaser or any sublicensee (which, for clarity, excludes distributors and customers) of Purchaser (each, a “Selling Party”) for all sales of the Products to a Third Party (including any distributor or customer), plus (b) solely for purposes of the calculation of the Average Net Sales, in the event that the Calculation Period includes any period prior to the Effective Date, BMS, an Affiliate of BMS or any permitted sublicensee of BMS for all sales of the Products to a Third Party (including any distributor or customer) prior to the Effective Date, less:

(i)            discounts (including trade, cash and quantity discounts), cash and non-cash coupons, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to customers; provided, that where any such discounts, payments or rebates for a Product are based on sales to the customer of a bundled set of products in which a

Product is included (where such sales are permitted by applicable Law and mutually agreed by the Parties), the applicable discount, payment or rebate for the Products in such bundled arrangement shall be based on the weighted average discount, payment or rebate of such bundled set of products;

(ii)           actually granted credits, allowances, discounts to and chargebacks for claims, spoiled, damaged or out-dated  goods, rejections or returns of the Products, including Products returned in connection with recalls or withdrawals;

(iii)          taxes and duties paid, absorbed or allowed which are directly related to the sale of the Product;

(iv)          discounts or rebates or other payments required by applicable Law, including any governmental special medical assistance programs;

(v)           customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of the Product;

(vi)          fee-for-service wholesaler fees, GPO administrative fees, inventory management fees paid to wholesalers, and any similar fees reasonably allocated to the Product, to the extent consistent with the usual course of dealing of the Selling Party (or BMS or its Affiliates, as applicable) for its products other than a Product; and

(vii)         any other deduction to revenue that is not described above which is required to be recorded as an adjustment to gross revenue for financial reporting purposes;

in the case of each of clauses (i) through (and including) (vii) as accounted for by Purchaser (or BMS or its Affiliates, as applicable) in accordance with its accounting policies and GAAP.  Net Sales shall not include any amounts billed by Purchaser (or BMS or its Affiliates, as applicable) or its Affiliates or sublicensees for sales to sublicensees.

“Non-FAMP” means non-Federal average manufacturer price as defined by 38 U.S.C. § 8126(h)(5) and its implementing regulations and guidance, as may be amended from time to time.

“Notice of Disagreement” has the meaning set forth in Section 10.5.3.2.

“Notice of Termination” has the meaning set forth in Section 15.5.

“Option” has the meaning set forth in Section 9.1.

“Option Expiration Date” has the meaning set forth in Section 9.2.1.

“Option Fee” has the meaning set forth in Section 8.1.2.

“Option Notice” has the meaning set forth in Section 9.2.1.

“Ordinary Course of Business” means the ordinary course of business, consistent with past practice, including with respect to frequency, amount and significance.

“Orthovita Supply Agreement” has the meaning set forth in Section 5.6.1.

“Other Acquisition Documents” means (i) the Collaboration Bill of Sale, (ii) the Purchase Bill of Sale, (iii) the Collaboration Assumption Agreement, (iv) the Purchase Assumption Agreement, (v) the Trademark Assignment Agreement, (vi) the Patent Assignment Agreement, (vii) the Domain Name Assignment Agreement, and (viii) all other agreements, instruments, certificates or documents delivered pursuant hereto or contemplated hereby and not otherwise included in the Ancillary Agreements.

“Outbound IP Licenses” has the meaning set forth in Section 18.2.5.7.

“Owned Business Intellectual Property” has the meaning set forth in Section 18.2.5.4.

“Party” means either of BMS or Purchaser, as the case may be, and, when used in the plural, means both of BMS and Purchaser.

“Patent Assignment Agreement” has the meaning set forth in Section 10.5.1.2(v).

“Pension Plans” has the meaning set forth in Section 18.2.10.1.

“Permits” means all licenses, permits, authorizations, registrations and approvals (including BLAs and MAs) issued by a Governmental or Regulatory Authority.

“Permitted Liens” means all (i) mechanics’, carriers’, workmen’s, repairmen’s or warehousemen’s Liens arising under applicable Law and incurred in the Ordinary Course of Business and Liens for Taxes and other governmental charges which are not yet due and payable; and (ii) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the value or continued use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental or Regulatory Authority, or any other form of legal entity not specifically listed herein.

“Personal Data” means non-public information relating to an identified or identifiable natural or legal Person.

“Pharmacovigilance Agreement” has the meaning set forth in Section 6.2.

“Post-Closing Tax Period” means (i) all taxable periods beginning and ending after the Purchase Closing Date, and (ii) the portion beginning on the day after the Purchase Closing Date of any Straddle Period.

“Pre-Closing Tax Period” means (i) all taxable periods ending on or before the Purchase Closing Date, and (ii) the portion ending on the Purchase Closing Date of any taxable period that includes (but does not end on) the Purchase Closing Date.

“Preliminary Allocation Schedule” has the meaning set forth in Section 13.5.2.

“Primarily-Related Technology” means (a) all BMS Know-How that is primarily related to the Products (other than any such Know-How to the extent (and only to the extent) included in the Exclusively-Related Technology), (b) until the Purchase Closing, the Transferred Intellectual Property (excluding the rights contemplated by clause (v) of the definition thereof) and Transferred Other Intellectual Property, and (c) all other Intellectual Property which is owned or Controlled by BMS or any of its Affiliates, as of the Effective Date or at any time during the Collaboration Term, that is used by BMS or its Affiliates in, and necessary for, the Exploitation of the Products, as such Products are Exploited by BMS or its Affiliates as of the date of this Agreement.

“Process” has the meaning set forth in the Supply Agreement.

“Product” means individually and collectively, (i) any of the products set forth in Exhibit 1.1.1, and (ii) any Additional Product, subject to the approval of the JEC (if required) pursuant to Section 3.2.4(iii).  During the Collaboration Term, Exhibit 1.1.1 shall be updated to reflect at all times all Additional Products.

“Product Formulae” means the specific percentages and specifications for the mixing and preparation of the ingredients used in the manufacture of each Product, taken as a whole and not in part.  For the avoidance of doubt, (i) a Product Formula does not include Manufacturing Know-How associated with the manufacture of the Product to which such Product Formula relates, and (ii) does not refer separately to a particular ingredient or specification or combination of ingredients and/or specifications that do not comprise the entire, specific Product Formula.

“Product Permits” has the meaning set forth in Section 6.7.1.

“Product Quality Complaint” has the meaning set forth in Section 6.4.1.

“Product Registrations” means, collectively, the Permits issued to BMS or the Selling Affiliates identified in Exhibit 1.1.7.

“Product Specifications” has the meaning set forth in the Supply Agreement.

“Promotion” means those activities normally undertaken by a professional sales representative of a pharmaceutical company to implement promotion plans for a particular prescription pharmaceutical product aimed at encouraging the appropriate use of such product by a health care professional with actual prescribing authority.  When used as a verb, “Promote” means to engage in such activities.

“Promotion Plan” means the then current plan for the Promotion of the Products in the Territory and which is described in more detail in Section 3.3.

“Protected Health Information” has the meaning set forth under 45 C.F.R. § 160.103.

“Purchase Assumption Agreement” has the meaning set forth in Section 10.5.1.2(iii).

“Purchase Bill of Sale” has the meaning set forth in Section 10.5.1.2(ii).

“Purchase Closing” has the meaning set forth in Section 10.5.1.1.

“Purchase Closing Date” has the meaning set forth in Section 10.5.1.1.

“Purchase Closing Outside Date” has the meaning set forth in Section 15.6.

“Purchase Date” means the earliest to occur of (i) the Business Day immediately prior to the date that is two (2) years after the Effective Date, (ii) if an Early Termination Event has occurred due to a breach of Article 7, the date that is five (5) Business Days after the Exercise Date, and (iii) if an Early Termination Event has occurred for any other reason, the date that is sixty (60) days after the Exercise Date.

“Purchase Price” has the meaning set forth in Section 10.5.3.3.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser’s 401(k) Plan” has the meaning set forth in Section 3.4.4.1.

“Purchaser Employees” means all Purchaser Sales Force Personnel and, from and after the applicable Employee Transfer Date for any Transferred Employee, such Transferred Employee.

“Purchaser Fundamental Representations” means each of the representations and warranties of Purchaser set forth in any of Section 18.1.1 (Authority), Section 18.1.2 (No Conflicts; Consents), Section 18.1.4 (Availability of Funds) and Section 18.2.5 (Brokers and Agents).

“Purchaser Improvements” means any inventions, developments, modifications or improvements to any Product which are made solely by Purchaser and/or any of its Affiliates during the Collaboration Term (a) as a result of research activities conducted by or for it or its Affiliates relating to a Product, or (b) through the use of BMS Know-How, whether patentable or registerable or not.

“Purchaser Indemnitees” has the meaning set forth in Section 16.1.

“Purchaser Know-How” means all proprietary Know-How regarding a Product that is developed or acquired after the Effective Date and during the Collaboration Term and Controlled by Purchaser or any of its Affiliates.

“Purchaser Relocation Benefits” has the meaning set forth in Section 3.4.5.

“Purchaser Sales Force Personnel” means Purchaser’s and its Affiliates’ sales force representatives and their managers (whether the same be employees or individual independent contractors of Purchaser or any of its Affiliates) that are involved in the Promotion, marketing and sale of the Products in the Territory.

“Purchasing Affiliate” means any Affiliate of Purchaser designated by Purchaser to acquire any of the Collaboration Assets or any of the Acquired Assets.

“Quality Agreement” has the meaning set forth in Section 4.3.

“Recall” has the meaning set forth in Section 6.6.1.

“Recall Discussion Period” has the meaning set forth in Section 6.6.1.

“Regulatory Approvals” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Governmental or Regulatory Authority required for the manufacture, distribution, use and sale of the Products in such regulatory jurisdiction in accordance with applicable Laws, including receipt of pricing and reimbursement approvals, where applicable.

“Regulatory Documentation” means, with respect to a Product, all rights in, and all embodiments of, INDs or other regulatory applications submitted to any Governmental or Regulatory Authority, Regulatory Approvals, pre-clinical and clinical data and information, regulatory materials, drug dossiers, master files (including DMFs), and any other reports, records, regulatory correspondence and other materials relating to the Exploitation or Regulatory Approval of such Product, including any information that relates to pharmacology, toxicology, chemistry, manufacturing and controls data, batch records, safety and efficacy, any safety database, and all post-approval reports, studies, clinical trial documents, and submissions to any Governmental or Regulatory Authority.

“Required Financial Statements” means (i) (A) if the Collaboration Closing occurs prior to February 13, 2013, an audited statement of revenues and direct expenses of the Products for the year ended December 31, 2011 and unaudited statements of revenues and direct expenses for the nine (9) month periods ended September 30, 2012 and 2011 and (B) if the Collaboration Closing occurs on or after February 13, 2013, an audited statement of revenues and direct expenses of the Products for the year ended December 31, 2012; and (ii) any other financial statements for the periods contemplated in clause (i) relating to the Business or the Products as may be required by the SEC.  For purposes of the foregoing clause (i), the statement of (1) direct revenues will include gross sales and all adjustments to sales that are customary to conform with GAAP, (2) direct expenses will include all expenses directly associated with selling the Products (including cost of products sold, lease costs, sales force and related infrastructure), and (3) corporate overhead, interest expense, income taxes, treasury costs and amortization of intangible assets will not be required to be included in direct expenses.

“Restriction Term” has the meaning set forth in Section 13.10.1.

“Royalty Fee” means, for any Agreement Quarter (or portion thereof), the aggregate sum of the amounts calculated by multiplying (i) the amount of Net Sales for all Products in the Territory during such period, by (ii) the applicable royalty rate below, as determined for such period based on that portion of the Net Sales for all Products in the Territory for such period that falls within the indicated range(s) in the column entitled “Net Sales Threshold”  in the table below for cumulative Net Sales in the applicable Agreement Year:

Net Sales Threshold	Royalty Rate
On the first [**] Dollars ($[**]) in Net Sales of Products in such Agreement Year	[**] Percent ([**]	)%
On that portion of Net Sales of Products in such Agreement Year greater than [**] Dollars ($[**]) but less than or equal to [**] Dollars ($[**])	[**] Percent ([**]	)%
On that portion of Net Sales of Products in such Agreement Year greater than [**] Dollars ($[**])	[**] Percent ([**]	)%

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Request Letter” means a letter seeking the concurrence of the staff of the SEC with Purchaser’s proposed filing of the product line financial statements described in clause (i) of the definition of Required Financial Statements in full satisfaction of Purchaser’s financial statement filing obligations in connection with the Collaboration Closing under Items 2.01 and 9.01(a) of Form 8-K (and the related items of Regulation S-X) promulgated by the SEC.

“Selling Affiliate” means each Affiliate of BMS that owns or holds any right, title or interest in, to or under any Collaboration Asset or any Acquired Asset, including the Affiliates of BMS identified in Exhibit 1.1.8.

“SSA” has the meaning set forth in Section 18.2.9.4(i).

“Statement” has the meaning set forth in Section 10.5.3.1.

“Straddle Period” has the meaning set forth in Section 13.5.5.

“Sublease” has the meaning set forth in Section 2.6.

“Supply Agreement” means the Supply Agreement, dated as of the date hereof and effective as of the Effective Date, between BMS and Purchaser.

“Tax” or “Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Taxing Authority” means any Governmental or Regulatory Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Tax Return” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting working papers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Taxing Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Territory” means all countries and jurisdictions worldwide.

“Third Party” means any Person other than: (i) Purchaser or BMS, and (ii) any Affiliates of Purchaser or BMS.

“Third Party Claim” has the meaning set forth in Section 16.3.1.

“Trademark Assignment Agreement” has the meaning set forth in Section 10.5.1.2(iv).

“Transition Services Agreement” has the meaning set forth in Section 2.4.2(iv).

“Transferred Books and Records” means, collectively, (i) all books and records prepared and maintained by or on behalf of BMS or any of its Affiliates, that are Regulatory Documentation (including Manufacturing Documentation) or that relate exclusively to the Exploitation of any of the Products, including all laboratory books, batch records and stability studies; and (ii) all documents and correspondence between BMS or its Affiliates, on the one hand, and any Governmental or Regulatory Authority, on the other hand, related to the Transferred Intellectual Property, including (a) the file histories; (b) copies of prior art searches and search results related to the subject matter of such rights; (c) copies of publications identified in prior art searches; and (d) all opinions or other analyses related to the subject matter thereof, in each case of clauses (a) through (d), to the extent in BMS’ or its Affiliates’ possession or reasonably accessible.

“Transferred Contracts” means, collectively, the Contracts (including any binding purchase orders outstanding as of the Purchase Closing Date) to which BMS or any of the Selling Affiliates is a party or by which any of the Acquired Assets is bound, that are related exclusively to the Business as of the Purchase Closing Date (other than the Collaboration Contracts), including the Contracts set forth in Exhibit 1.1.9.

“Transferred Employees” has the meaning set forth in Section 3.4.3.1.

“Transferred Equipment” means, collectively, the machinery, manufacturing and other equipment, tools and tooling, furniture, fixtures and leasehold improvements of BMS or any of its Affiliates identified in Exhibit 1.1.10.

“Transferred Intellectual Property” means, collectively, the following (except in each case for any Excluded Intellectual Property set forth on Schedule 1.1.6):  (i) the Transferred Patent Rights; (ii) the Transferred Trademark Rights; (iii) the Exclusively-Related Technology; (iv) the BMS Works; and (v) from and after the Purchase Closing, the right to recover for past infringement of any of the foregoing.

“Transferred Other Intellectual Property” means, collectively, the trademark registrations, trademark applications, service mark registrations and service mark applications of BMS and the Selling Affiliates identified in Exhibit 1.1.11(i), together with all extensions and renewals thereof and all goodwill associated therewith; and (ii) the rights of BMS and the Selling Affiliates to the internet domain names identified in Exhibit 1.1.11(ii).

“Transferred Inventory” means, collectively, all saleable finished goods Inventory and all non-obsolete prior-stage Inventory (including items in transit, on consignment, or covered by open purchase orders or in the possession of any Third Party), used or held for use by BMS or its Affiliates related exclusively to the Business or the Orthovita Supply Agreement, other than (i) any finished goods and drug product with a remaining shelf life of less than fifty percent (50%) of the shelf life of the Products set forth in the applicable Regulatory Approval and (ii) Inventory (other than finished goods and drug product) with (A) a remaining shelf life of less than fifty percent (50%) of the shelf life of the Products set forth in the applicable Regulatory Approval, or (B) no remaining retest dating which, in the case of either clause (A) or (B), as of the Purchase Closing Date is not forecasted to be converted to the next stage of the Product manufacturing process with the applicable manufacturer within twenty four (24) months after the Purchase Closing Date.  “Transferred Inventory” shall include all Products for which a purchase order has been submitted pursuant to the Supply Agreement and which remain unshipped as of immediately prior to the Purchase Closing, it being understood that Purchaser shall be deemed to have paid in full for such Products upon payment of the Purchase Price pursuant to this Agreement and shall have no payment obligations with respect to such Products pursuant to the Supply Agreement.

“Transferred Patent Rights” means, collectively, (i) the Patent Rights of BMS or any of its Affiliates identified in Exhibit 1.1.12, and all Counterparts thereof; and (ii) all inventions disclosed in the items in clause (i) (other than those disclosed solely as prior art).

“Transferred Trademark Rights” means, collectively, the Trademark Rights of BMS or any of its Affiliates identified in Exhibit 1.1.13, together with all extensions and renewals thereof and all goodwill associated therewith.

“Transfer Taxes” has the meaning set forth in Section 13.4.1.

“VAT” means any value added tax, goods and services tax or any other similar tax, including any sales tax, service tax, or use tax imposed by any Governmental or Regulatory Authority in any country at whatever level.

“WARN” has the meaning set forth in Section 18.2.11.2.

Section 1.2                                    Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein); (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (iii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase does not mean simply “if”; (iv) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement; and (v) the headings contained in this Agreement or any Exhibit or Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized term used in the Exhibits and Schedules attached hereto but not otherwise defined therein has the meaning as defined in this Agreement.  In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

ARTICLE 2

GRANT OF RIGHTS TO PURCHASER; RESERVED RIGHTS

Section 2.1                                Engagement of Purchaser to Promote.   BMS hereby grants to Purchaser the exclusive right to research, develop, use, Promote, market, offer to sell, import, distribute, commercialize, support and sell the Products during the Collaboration Term, within the

Territory, upon the terms and conditions set forth in this Agreement.  Purchaser’s rights under this Agreement with respect to each Product shall be exclusive as to any other Person within the Territory, and, without the prior written consent of Purchaser, neither BMS nor any of its Affiliates may itself or through its Affiliates or Third Parties, directly or indirectly, including by entering into any agreement with an Affiliate or a Third Party, Exploit any Product in the Territory during the Collaboration Term, except as expressly provided in this Agreement or the Supply Agreement.  Purchaser shall have the right to enter into any written agreement with respect to any right, representation, warranty, or obligation of Purchaser under this Agreement (i) with one or more of its Affiliates, (ii) with BMS, or (iii) with one or more Third Parties with the prior written consent of the JEC; provided, that, in each case, Purchaser shall remain jointly and severally liable and responsible with such Person for the performance of any such obligations, representations or warranties so delegated, contracted, assigned or otherwise transferred.  Purchaser shall not Promote,  market or sell any Product except in accordance with the rights expressly granted to it under, and in accordance with the terms of, this Agreement.

Section 2.2                                Reserved Rights.  Each Party reserves all rights not expressly granted to the other Party under this Agreement or any Ancillary Agreement.  Each Party agrees that it will not practice any rights reserved by the other Party that are not expressly granted to such Party under this Agreement and the Ancillary Agreements.

Section 2.3                                Noncompetition.

2.3.1                     During the Collaboration Term, Purchaser and its Affiliates shall not, directly or indirectly through one or more employees, agents, representatives or other Third Parties, Promote, market or sell within the Territory [**] (other than a Product (including an Additional Product) Promoted, marketed and sold in accordance herewith) (a “Competing Product”).

2.3.2                     During the Collaboration Term, Purchaser and its Affiliates shall not, directly or indirectly through one or more employees, agents, representatives or other Third Parties, use BMS Know-How for any purpose anywhere in the world other than in accordance herewith, to Promote, market or sell the Products in the Territory or develop, Promote, market or sell the Additional Products in the Territory.

2.3.3                     Notwithstanding the foregoing, the provisions of Sections 2.3.1 and 2.3.2 shall cease to be effective upon the Purchase Closing.

2.3.4                     For the sake of clarity and avoidance of doubt, any breach by Purchaser and/or its Affiliates of the terms of this Section 2.3 shall, in addition to any remedies to which BMS may have hereunder or at Law or in equity, be deemed to be a breach of a material obligation under this Agreement for the purposes of Section 15.3.1.

2.3.5                     The Parties further agree that the Promotion, marketing and/or sale of a Competing Product in the Territory by Purchaser and/or its Affiliates in breach of this Section 2.3 will cause irreparable injury to BMS for which monetary damages alone will not be an adequate remedy.  In the event of such breach or threatened breach, BMS shall be entitled, without resort to any dispute resolution procedures as may be provided for in this Agreement, to equitable relief to prevent any such breach or threatened breach, in addition to any remedies it may have hereunder or at Law.

Section 2.4                                Effective Date.

2.4.1                     The closing of the purchase and sale of the Collaboration Assets and the Option and the assumption of the Assumed Collaboration Liabilities (the “Collaboration Closing”) shall be held at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, New York, or remotely by exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in Section 2.4.2 and Section 2.4.3, at 10:00 a.m. on the date which is three (3) Business Days after the conditions to the Collaboration Closing set forth in Article 11 shall have been satisfied or waived (other than those conditions which by their nature are to be fulfilled at the Collaboration Closing, but subject to the fulfillment or waiver of such conditions).  The date on which the Collaboration Closing shall occur is referred to herein as the “Effective Date”.  The Collaboration Closing shall be deemed to be effective as of 12:00:01 a.m. in each applicable time zone on a country by country basis on the Effective Date.

2.4.2                     Subject to the terms and conditions set forth in this Agreement, at the Collaboration Closing, Purchaser shall deliver to BMS:

(i)                                     the Collaboration Fee and the Option Fee, pursuant to Section 8.1.1 and Section 8.1.2, respectively;

(ii)                                  an executed counterpart of a Bill of Sale, in the form attached hereto as Exhibit 2.4.2(ii) (the “Collaboration Bill of Sale”), duly executed by Purchaser and the applicable Purchasing Affiliates;

(iii)                               an executed counterpart of an Assumption Agreement, in the form attached hereto as Exhibit 2.4.2(iii) (the “Collaboration Assumption Agreement”), duly executed by Purchaser and the applicable Purchasing Affiliates;

(iv)                              an executed counterpart of the Transition Services Agreement, substantially in the form attached hereto as Exhibit 2.4.2(iv) (the “Transition Services Agreement”), duly executed by Purchaser;

(v)                                 a certificate, dated as of the Effective Date, executed by an authorized officer of Purchaser, in his or her capacity as such, confirming the satisfaction, as of the Effective Date, of the conditions specified in Section 11.2.4 and Section 11.2.5; and

(vi)                              a certificate, dated as of the Effective Date, executed by an authorized officer of Purchaser, in his or her capacity as such, certifying as to (i) the incumbency of the officers of Purchaser or the Purchasing Affiliates executing documents executed and delivered in connection with the Collaboration Closing, and (ii) the adoption of resolutions authorizing the transactions contemplated hereby, and attaching certificates of good standing of Purchaser and the Purchasing Affiliates in their respective jurisdictions of organization.

2.4.3                     Subject to the terms and conditions set forth in this Agreement, at the Collaboration Closing, BMS shall deliver to Purchaser:

(i)                                     an executed counterpart of the Collaboration Bill of Sale, duly executed by BMS and the applicable Selling Affiliates;

(ii)                                  an executed counterpart of the Collaboration Assumption Agreement, duly executed by BMS and the applicable Selling Affiliates;

(iii)                               a certificate duly executed by BMS and each Selling Affiliate, certifying that such Person is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code;

(iv)                              duly executed written instruments releasing any Lien (other than Permitted Liens) on any tangible asset included in the Collaboration Assets and authorizing the filing of UCC-3 termination statements (or other comparable documents) for all UCC-1 financing statements (or other comparable documents) filed in connection with any such Lien;

(v)                                 a certificate, dated as of the Effective Date, executed by an authorized officer of BMS, in his or her capacity as such, confirming the satisfaction, as of the Effective Date, of the conditions specified in Section 11.1.3, Section 11.1.4 and Section 11.1.5;

(vi)                              a certificate, dated as of the Effective Date, executed by an authorized officer of BMS, in his or her capacity as such, certifying as to (i) the incumbency of the officers of BMS or the Selling Affiliates executing documents executed and delivered in connection with the Collaboration Closing, and (ii) the adoption of resolutions authorizing the transactions contemplated hereby, and attaching certificates of good standing of BMS and the Selling Affiliates in their respective jurisdictions of organization;

(vii)                           copies of all Collaboration Books and Records; and

(viii)                        an executed counterpart of the Transition Services Agreement, duly executed by BMS.

Section 2.5                                Transfers at the Effective Date.

2.5.1                     Collaboration Assets; Assumption of Collaboration Liabilities.  Subject to the terms and conditions set forth in this Agreement, at the Collaboration Closing, BMS shall, and shall cause the Selling Affiliates to, transfer, assign and convey to Purchaser and the Purchasing Affiliates, and Purchaser shall (and shall cause the Purchasing Affiliates to) acquire, assume and accept from BMS  and the Selling Affiliates, all the right, title and interest of BMS and the Selling Affiliates in, to and under the Collaboration Assets, free and clear of all Liens (other than Permitted Liens).  Subject to the terms and conditions set forth in this Agreement, Purchaser shall (and shall cause the Purchasing Affiliates to) assume, effective as of the Collaboration Closing, and from and after the Collaboration Closing, shall (and shall cause the Purchasing Affiliates to) pay, perform and discharge when due, all Assumed Collaboration Liabilities.

2.5.2                     Risk of Loss.  Until the Collaboration Closing, any loss of or damage to the Collaboration Assets from fire, casualty or any other occurrence shall be the sole responsibility of BMS or the Selling Affiliates, as applicable.  From and after the Collaboration Closing, title to the Collaboration Assets shall be transferred to Purchaser and Purchaser shall thereafter bear all risk of loss associated with the Collaboration Assets and be solely responsible for procuring adequate insurance to protect the Collaboration Assets against any such loss (it being understood that Purchaser’s responsibility is not contingent on Purchaser’s ability to procure adequate insurance).

2.5.3                     Consents of Third Parties.

2.5.3.1           Notwithstanding anything in this Agreement to the contrary, Section 2.5.1 shall not constitute an agreement to assign any asset included in the Collaboration Assets (including any Collaboration Contract) or any claim, right or benefit arising under or resulting from any such asset (including any Collaboration Contract), if the assignment or transfer thereof, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset (including any Collaboration Contract), claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of BMS or any Selling Affiliate or, upon transfer, Purchaser or any Purchasing Affiliate.  If any such consent is not obtained prior to the Collaboration Closing, such transfer or assumption shall be made subject to such consent being obtained.

2.5.3.2           If any such consent is not obtained prior to the Collaboration Closing, (i) BMS shall use its commercially reasonable efforts to obtain such consent as promptly as practicable after the Collaboration Closing, and (ii) BMS, the Selling Affiliates and Purchaser shall cooperate (each at their own expense) in any lawful and reasonable arrangement proposed by Purchaser under which Purchaser shall obtain the economic claims, rights and benefits under any such asset included in the Collaboration Assets (including any Collaboration Contract) or related claim, right or benefit with respect to which the consent has not been obtained in accordance with this Section 2.5.3.  Such reasonable arrangement may include (a) the subcontracting, sublicensing or subleasing to Purchaser of any and all rights of BMS and the Selling Affiliates against the other party to such Third Party Contract arising out of a breach or cancellation thereof by the other party, and (b) the enforcement by BMS or the Selling Affiliates of such rights.  None of BMS, Purchaser or their respective Affiliates shall be required to commence, defend or participate in any litigation, incur any obligation in favor of, or offer or grant any accommodation (financial or otherwise) to, any Third Party in connection with entering into or implementing such arrangement.

2.5.3.3           Purchaser acknowledges that certain consents and waivers may be required from parties to the Collaboration Contracts in order to transfer such Collaboration Contracts to Purchaser and that such consents and waivers may not have been obtained on or prior to the Collaboration Closing.  Purchaser agrees that, except for the provisions of Section 2.5.3.2, BMS and its Affiliates shall not have any liability or obligation whatsoever to Purchaser arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transfer of the Collaboration Contracts to Purchaser or because of the termination of any Collaboration Contract as a result thereof.  Purchaser further agrees that no representation, warranty, covenant or agreement of BMS contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent or waiver, (b) any such termination, or (c) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or waiver or any such termination.

Section 2.6                                Sublease.  On the Effective Date, the Parties shall enter into a sublease agreement in substantially the form attached hereto as Exhibit 2.6, for Purchaser to sublease from BMS or the Selling Affiliates, during the term specified therein, the 7th floor of the office building located at 1144 Eastlake Avenue East, Seattle, Washington 98109 (the “Sublease”).

Section 2.7                                Termination of Agreement.  The Parties may terminate this Agreement prior to the Collaboration Closing, as provided below:

2.7.1                     the Parties may terminate this Agreement by written consent of BMS and Purchaser;

2.7.2                     Purchaser may terminate this Agreement by giving written notice to BMS in the event BMS is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause any of the conditions set forth in any of Section 11.1.3, Section 11.1.4 or 11.1.5 to not be capable of being satisfied at the Collaboration Closing, and (ii) is not cured within fifteen (15) Business Days following delivery by Purchaser to BMS of written notice of such breach or, if such breach is not curable within said fifteen (15)-Business Day period, BMS has failed to take substantial steps to remedy such breach or fails to continue to take diligent steps to remediate or cure same as promptly as reasonably practicable thereafter;

2.7.3                     BMS may terminate this Agreement by giving written notice to Purchaser in the event Purchaser is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause any of the conditions set forth in either Section 11.2.4 or 11.2.5 to not be capable of being satisfied at the Collaboration Closing, and (ii) is not cured within fifteen (15) Business Days following delivery by BMS to Purchaser of written notice of such breach or, if such breach is not curable within said fifteen (15)-Business Day period, Purchaser has failed to take substantial steps to remedy such breach or fails to continue to take diligent steps to remediate or cure same as promptly as reasonably practicable thereafter;

2.7.4                     either Party by giving written notice to the other Party, if the Collaboration Closing does not occur on or prior to May 15, 2013, by reason of the failure of any condition precedent under Section 11.1 (with respect to Purchaser) or Section 11.2 (with respect to BMS); and provided, further, that the right to terminate this Agreement under this Section 2.7.4 shall not be available to either Party, if such Party’s action or failure to act has been a principal cause of or resulted in the failure of the Collaboration Closing to occur on or before such date and such action or failure to act constitutes a material breach Purchaser of this Agreement.

Section 2.8                                Effect of Termination.

2.8.1                     If either Party terminates this Agreement pursuant to Section 2.7, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of either Party for knowing and willful breaches of this Agreement prior to the date of such termination and except for BMS’ obligations under Section 2.8.2,which shall survive such termination).

2.8.2                     If this Agreement is terminated by either Party pursuant to Section 2.7.4 at a time when all conditions in Section 11.1 (other than 11.1.6) have been or are capable of being satisfied if the Collaboration Closing were then to occur, the condition precedent set forth in Section 11.1.6 has not been satisfied (other than as a result of the SEC requiring Purchaser to furnish any financial statements contemplated by the proviso in Section 12.8.1) but the conditions set forth in Sections 11.2.1, 11.2.2, 11.2.4 and 11.2.5 have been satisfied, then BMS shall, within two (2) Business Days after request therefor by Purchaser, reimburse Purchaser for all reasonable fees, costs and expenses (including fees and expenses of Purchaser’s attorneys, accountants, financial advisors and experts, allocated employee time and travel expenses) incurred by Purchaser in connection with the negotiation and execution of this Agreement and the Ancillary Agreements (and any related preliminary agreements) and the due diligence review of the Business by Purchaser and its legal counsel and other advisors in connection herewith; provided that BMS’ reimbursement obligation under this Section 2.8.2 shall not exceed [**] Dollars ($[**]).  Purchaser agrees that, except in cases of fraud or willful breaches of this Agreement prior to the date of such termination, the foregoing reimbursement of expenses shall be Purchaser’s sole and exclusive remedy for any breach by BMS of its obligations under Section 12.8.1 or any failure by BMS to deliver the Required Financial Statements at or prior to the Collaboration Closing pursuant to Section 11.1.6.

ARTICLE 3

PROMOTION, COMMERCIALIZATION AND DISTRIBUTION OF PRODUCT

Section 3.1                                General Diligence Obligation.  Subject to the terms and conditions of this Agreement, Purchaser will use commercially reasonable efforts to Promote, market and sell each Product in the Territory during the Collaboration Term in accordance with the Promotion Plan, the Product labeling, any guidelines then approved by the JEC, the terms of this Agreement and all applicable Laws.  All such activity shall occur at Purchaser’s sole expense except as may otherwise be expressly provided by this Agreement or the Ancillary Agreements.  Notwithstanding anything to the contrary otherwise set forth in this Agreement or any Ancillary

Agreement, (i) Purchaser shall not at any time have any obligation to Exploit any Product in any country or other jurisdiction in the Territory in which the MA for such Product is not then approved and (ii) Purchaser shall have no obligation to obtain approval of any MA for any Product in any country or other jurisdiction in the Territory in which such MA is not approved as of the Collaboration Closing.

Section 3.2                                Joint Executive Committee.

3.2.1                     Joint Executive Committee.

3.2.1.1           Promptly after the Effective Date, the Parties shall form a Joint Executive Committee (the “JEC”) composed of four (4) individuals, two (2) of whom shall be appointed by BMS and two (2) of whom shall be appointed by Purchaser and all of whom shall be qualified to appropriately represent such Party.  The JEC shall be chaired by one (1) of the Purchaser representatives.  The names of the initial members of the JEC are set forth on Exhibit 3.2.1.  Each Party may change any of its JEC members from time to time upon written notice to the other Party.  Additional employees of either Party or its Affiliates may attend JEC meetings as non-voting members on an ad hoc basis as deemed necessary or appropriate by such Party.  The chairperson of the JEC shall be responsible for the preparation and distribution of the minutes of each JEC meeting. Such minutes shall memorialize decisions made by the JEC, but shall avoid details relating to discussions and general matters not involving decisions.  Minutes of meetings shall be disseminated to committee members not later than twenty (20) Business Days following any meeting of the JEC.  All JEC meeting minutes shall, following review by the Parties and agreement of their contents, be countersigned on behalf of each Party as evidence of acceptance of the correctness of such minutes.

3.2.1.2           The JEC will be responsible for (i) approving the Promotion Plan and any material changes thereto in accordance with Section 3.3, (ii) approving the Additional Products as “Products” under this Agreement, (iii) the JEC responsibilities set forth herein with respect to this Agreement, including product development and discussing the actual results of the Promotion, marketing and sale of the Products in the Territory by Purchaser, and (iv) and such other matters as either Party may bring before the JEC as set forth in this Agreement; provided, however, that the Parties agree and acknowledge that any failure or delay in the JEC meeting to discuss any such matter shall not affect either Party’s rights or obligations under this Agreement.  The JEC shall meet at least twice each year during the Collaboration Term; provided, that it is understood that the first meeting of the JEC shall be held as soon as practical after the Effective Date.  Meetings of the JEC shall be held alternately at a location designated by each Party or as the members of the JEC may agree.  JEC meetings may not necessarily be face-to-face meetings, but may be held via other methods of communication, such as teleconferences and/or videoconferences.  Subject to the terms and conditions of this Agreement, decisions of the JEC shall be by majority vote of a quorum of its members (with each Party having one (1) vote), with a quorum constituting at least one (1) voting representative of each Party and the chairperson of the JEC having the right to cast a vote to break all tie votes of the JEC.  The majority vote and tie-breaking provisions under the preceding sentence shall not, however, apply to (A) matters involving a breach of this Agreement, or (B) as provided in Section 3.2.4.

3.2.1.3           Each Party shall bear the costs of its representatives attending and participating in meetings of the JEC.

3.2.1.4           If BMS reasonably believes that any Promotion Plan or decision or guideline promulgated by Purchaser or the JEC would be reasonably expected to materially and adversely affect the value of the Products, and notifies Purchaser or the JEC of the same, then Purchaser or the JEC will consult with BMS and consider in good faith BMS’ concerns with respect thereto and any recommendations by BMS to address such concerns; provided, that, except as required by applicable Law or if due to patient safety concerns, the JEC will not approve any changes to the labeling of any Product that would materially and adversely affect the value of such Product without BMS’ prior written consent.

3.2.2                     Alliance Managers.

3.2.2.1           Each of the Parties shall appoint one or more senior representatives who possess a general understanding of Promotion, marketing, sales, regulatory and commercialization issues to act as a single point of contact between the Parties to assure a successful collaboration (such representatives are referred to as such Party’s “Alliance Managers”).  The Alliance Managers shall attend all JEC meetings as nonvoting (except as provided below) participants and support the members of the JEC in the discharge of their responsibilities.  An Alliance Manager may bring any matter to the attention of the JEC if such Alliance Manager reasonably believes that such matter warrants such attention.  Alliance Managers shall be voting participants in such JEC meetings if they are appointed members of the JEC pursuant to Section 3.2.1.1.

3.2.2.2           Each Party may change its designated Alliance Managers from time to time upon written notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.  Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within the JEC.  Each Alliance Manager also shall provide a single point of communication between the Parties regarding this Agreement and the Ancillary Agreements.

3.2.3                     Regulatory Approvals.

3.2.3.1           Purchaser shall have the authority and responsibility for obtaining and maintaining, at Purchaser’s sole expense, all Regulatory Approvals (x) that are related to each Product in the Territory and required for the Promotion, marketing and sale of such Product in the Territory in accordance with all applicable Laws, and (y) that are related to the use of advertising and promotional materials, literature or programs related to the Products in the Territory (the materials contemplated by this clause (y), the “A&P Materials”).

3.2.3.2           Purchaser shall be responsible for conducting meetings, conferences and discussions related to the Products and the A&P Materials with the applicable Governmental or Regulatory Authority in each country in the Territory as reasonably required to comply with its obligations hereunder.  Purchaser shall provide BMS with reasonable advance notice of all meetings, conferences and discussions scheduled with any Governmental or

Regulatory Authority concerning any regulatory matter relating to the Products in the Territory not later than five (5) Business Days after it receives notice of the scheduling of such meeting, conference or discussion.  BMS shall be entitled to have one (1) representative present as an observer at all such meetings, conferences and discussions at its sole cost and expense.  BMS’ and Purchaser’s members of the JEC shall reasonably cooperate with each other to agree in advance on the scheduling of such meetings, conferences and discussions and on the objectives to be accomplished at such meetings, conferences and discussions and the agenda for such meetings, conferences, and discussions with such Governmental or Regulatory Authority.

3.2.3.3    Purchaser shall promptly provide BMS with copies of all material written communications with the applicable Governmental or Regulatory Authorities relating to obtaining or maintaining any Regulatory Approval described in Section 3.2.3.2 or in any way related to any Product or any of the A&P Materials for the Territory.

3.2.4                     No Adverse Change to BMS Rights Without BMS Consent.  Notwithstanding any term or condition of this Agreement that may state or imply to the contrary, during the Collaboration Term:

(i)                                     BMS shall not be required to follow any decision or guideline determined or promulgated by Purchaser or the JEC where doing so would conflict with any applicable Law in any material respect; provided, that, BMS promptly notifies Purchaser thereof in writing;

(ii)                                  no Promotion Plan, or any decision or guideline promulgated by Purchaser or the JEC, may adversely affect any of BMS’ manufacturing and supply obligations under this Agreement or the Supply Agreement or may require BMS to spend any funds or reimburse or absorb any costs that are not expressly provided for under this Agreement or the Ancillary Agreements, without BMS’ prior written consent; provided, however, that, for clarity, BMS shall undertake, at its expense, those activities and obligations set forth in this Agreement or any Ancillary Agreement, at BMS’ sole cost and expense (except as expressly required to be paid by Purchaser), and the costs associated with such activities and obligations are deemed expressly provided for under this Agreement; and

(iii)                               the following matters shall require a unanimous vote of the JEC to be approved: (a) any approval of an Additional Product as a “Product” under this Agreement if the addition of such Additional Product would require any change to the terms of the Supply Agreement or any Transferred Contract with respect to manufacture or supply of Products to Purchaser, (b) any changes to the Manufacturing Know-How, Product Formulae or Product Specifications, except if required by applicable Law, and (c) any addition or removal of any Product to the list of products covered by the Supply Agreement, except a removal required by applicable Law or due to patient safety concerns.

Section 3.3                                    Promotion Plan.  Subject to Section 4.1:

3.3.1                     Approval by JEC.  The Promotion Plan shall set forth the key elements listed in Section 3.3.2.  Purchaser shall prepare the Promotion Plan for the first (1st) and second (2nd) Agreement Years and deliver a copy thereof to the JEC within sixty (60) days after the Effective Date.  For each subsequent Agreement Year, Purchaser shall prepare the Promotion Plan for such Agreement Year and deliver a copy thereof to the JEC on or before August 15th of the preceding Agreement Year.  The Promotion Plan for any Agreement Year, and all material changes or supplements thereto, must be approved by the JEC.  For clarity, JEC approval shall not be required for implementation of the day-to-day details of Purchaser’s advertising, promotion, selling or other commercialization activities.

3.3.2                     Content of Promotion Plan. Subject to applicable terms of this Agreement, the Promotion Plan will focus principally on the Promotion of the Products by Purchaser in the Territory, and will include matters such as:

(i)                                     the number of Purchaser Sales Force Personnel allocated to each country in the Territory;

(ii)                                  market research plans;

(iii)                               a market and sales forecast for each country or jurisdiction in the Territory;

(iv)                              pharmacoeconomic studies; and

(v)                                 a forecast of the number of units expected to be sold for each Product for the time period covered by the Promotion Plan.

In the event of any conflict between this Agreement and the terms of any Promotion Plan, the terms of this Agreement shall control.

Section 3.4                                    Provisions Applicable to the Parties’ Employees.

3.4.1                     BMS’ Worker’s Compensation Insurance.  Purchaser acknowledges and agrees that BMS does not and will not maintain or procure any worker’s compensation insurance for or on behalf of Purchaser or any of the Purchaser Employees, all of which shall be Purchaser’s sole responsibility.  Purchaser shall procure and maintain at all times during the Collaboration Term adequate worker’s compensation insurance in accordance with applicable Law for all Purchaser Employees.

3.4.2                     Confidentiality and Inventions Agreement with Purchaser.  All Purchaser Sales Force Personnel and any other employee or independent contractor of Purchaser or its Affiliates who are reasonably expected to come into contact with any BMS Confidential Information (including BMS Know-How) shall, before coming into contact with such BMS Confidential Information, have first executed an agreement with Purchaser that includes appropriate language under which such individual is bound to maintain the confidentiality of any BMS Confidential Information (including BMS Know-How), and agrees not to use such Confidential Information for any purpose except to carry out Purchaser’s duties hereunder, in each case on terms no less stringent than those set forth in Article 14.  All Purchaser Sales Force

Personnel and any other employee or independent contractor of Purchaser or its Affiliates who are reasonably expected to come into contact with any BMS Confidential Information (including BMS Know-How) shall, before coming into contact with such BMS Confidential Information (including BMS Know-How), have first executed an agreement with Purchaser under which such individual is bound to assign to Purchaser all his or her rights, title and interests in any inventions made by such individual during the Collaboration Term relating to any Purchaser Improvements described in Section 3.7.1.

3.4.3                     Transfer of BMS Employees.

3.4.3.1           As soon as practicable after the date hereof (and in any event prior to the Effective Date), Purchaser shall offer each person identified on Exhibit 3.4.3-1, which shall include persons who may be on disability, uniformed services or other leave of absence, employment with Purchaser or one of its Affiliates, commencing as of the Effective Date (or, in the case of any such person on disability, uniformed services or other leave of absence immediately prior to the Effective Date, commencing as of the next Business Day following the end of such period of leave, provided in all events, such period of leave ends no later than one hundred eighty (180) days after the Effective Date).  As soon as practicable after the Exercise Date (and in any event prior to the Purchase Closing Date), Purchaser shall offer each person identified on Exhibit 3.4.3-2 (collectively, with the persons identified on Exhibit 3.4.3-1, the “BMS Employees”), which shall include persons who may be on disability, uniformed services or other leave of absence, employment with Purchaser or one of its Affiliates, commencing as of the Purchase Closing Date (or, in the case of any such person on disability, uniformed services or other leave of absence immediately prior to the Effective Date, commencing as of the next Business Day following the end of such period of leave, provided in all events, such period of leave ends no later than one hundred eighty (180) days after the Purchase Closing Date).  Each offer for employment to each BMS Employee shall be for a position with terms and conditions, including level of responsibility, compensation, and authority, that are no less favorable in the aggregate than those provided to such BMS Employee immediately prior to the applicable Employee Transfer Date on the terms set forth in this Section 3.4.  The BMS Employees so hired by Purchaser or one its Affiliates shall be referred to herein as the “Transferred Employees” and each Transferred Employee shall be deemed for all purposes under this Agreement from and after the date such Transferred Employee commences employment with Purchaser (an “Employee Transfer Date”) to be employees of Purchaser, including as part of Purchaser’s Sale Force Personnel (if applicable).

3.4.3.2           The offers of employment described in Section 3.4.3.2 shall be on terms sufficient to avoid statutory severance or similar obligations, except to the extent such severance or similar obligations arise without regard to such terms.  Notwithstanding any other provision of this Section 3.4.3 to the contrary, if applicable Law requires BMS or an Affiliate to make any payment or provide any benefit to any Transferred Employee in the event Purchaser or its Affiliates do not offer to provide a Transferred Employee with a specified level of compensation or benefits, then Purchaser and its Affiliates shall offer to provide such level of compensation or benefits to the extent necessary to prevent BMS and its Affiliates being so obligated to such Transferred Employee.  BMS and Purchaser intend that for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of BMS, the transactions contemplated by this Agreement shall not constitute a severance of employment of any Transferred Employee prior to or upon the consummation of the transactions contemplated hereby, and that the Transferred Employees will have continuous and uninterrupted employment immediately before and immediately after the applicable Employee Transfer Date.  Purchaser shall assume and be solely responsible for all obligations, liabilities and commitments in respect of claims made by any Transferred Employee for severance or other termination benefits (including claims for wrongful dismissal, constructive dismissal, notice of termination of employment or pay in lieu of notice) arising out of, relating to or in connection with Purchaser’s failure to offer employment to any BMS Employee (or failure to offer employment on terms and conditions which would preclude any claims of constructive dismissal or similar claims under any applicable Law or other failure to comply with the terms of this Agreement) or where any such severance or termination benefits are required to be paid under applicable Law without regard to such terms and conditions of employment.

3.4.3.3           During the period commencing on the Effective Date and ending on the last day of the month that is twenty-four (24) months after the Effective Date (the “Continuation Period”), Purchaser shall, or shall cause its Affiliates to, provide the Transferred Employees who remain in the employment of Purchaser or its Affiliates during the Continuation Period with cash compensation arrangements (including base salary and wages and bonus opportunities) and employee benefit plans with respect to each Transferred Employee that are no less favorable in the aggregate than those provided by BMS and its Affiliates to each such Transferred Employee immediately prior to the applicable Employee Transfer Date (or, in the case of a Transferred Employee on disability, uniformed services or other leave of absence immediately prior to the applicable Employee Transfer Date, immediately prior to the start of such leave).  Immediately following the expiration of the Continuation Period, Purchaser shall maintain, and, where applicable, shall cause its Affiliates to maintain, compensation arrangements and employee benefit plans, programs, policies and arrangements and perquisites with respect to each Transferred Employee that are no less favorable in the aggregate than those provided to similarly situated employees of Purchaser and its Affiliates.  In addition:

(i)                                     Purchaser or its Affiliates shall pay each Transferred Employee bonuses, incentives and commissions earned in and/or with respect to his or her performance during (A) the calendar year preceding the calendar year in which such Transferred Employee’s Employee Transfer Date occurs, and (B) the portion of the calendar year in which such Transferred Employee’s Employee Transfer Date occurs elapsing prior to such Employee Transfer Date, in each case of clauses (A) and (B), (1) that remain unpaid in the Ordinary Course of Business as of the applicable Employee Transfer Date and (2) in accordance with written payment instructions (which shall include a reasonably detailed calculation of the payment amounts) delivered by BMS to Purchaser in writing at least ten (10) Business Days prior to the payment date; provided, that BMS shall promptly (and in any event within thirty (30) days) following such payment reimburse Purchaser in full for such amounts (including the employer portion of any withholding or other payroll Taxes) and any underpayment (relative to actual bonuses, incentives or commissions earned pursuant to any BMS plan or similar arrangement in effect as of the applicable Employee Transfer Date) to any such Transferred Employee resulting from Purchaser’s compliance with BMS’ written instructions;

(ii)                                  during the Continuation Period (or, with respect to the BMS Employees set forth on Exhibit 3.4.3-2 who become Transferred Employees, during the period of twenty-four (24) months following such Transferred Employee’s Employee Transfer Date), except where a Transferred Employee’s termination of employment occurs by reason of (a) voluntary resignation or retirement; (b) mandatory retirement from employment in accordance with BMS policy or statutory requirements; (c) a Transferred Employee’s position is outsourced, and within four (4) weeks of the date such Transferred Employee’s employment with the Purchaser or its Affiliate terminates, such Transferred Employee rejects, declines or refuses to accept an offer of any type of employment, regardless of the terms and conditions of employment, with the entity, or any agent or affiliate thereof, that will provide the outsourced services; (d) disability; (e) “Cause” as defined below; (f) a Transferred Employee declines, rejects or refuses to accept a transfer to a position within Purchaser or its Affiliates at a new work location that is less than fifty (50) miles farther from such Transferred Employee’s primary residence than his or her work location immediately prior to the proposed transfer; (g) the sale of all or part of the Purchaser or its Affiliates’ business assets if a Transferred Employee is offered employment within four (4) weeks of the date such Transferred Employee’s termination of employment with Purchaser or its Affiliates by the acquirer of such assets, regardless of the terms and conditions of employment offered by the acquirer; (h) upon the formation of a joint venture or other business entity in which the Purchaser or its Affiliates directly or indirectly will own some outstanding voting or other ownership interest if a Transferred Employee is offered employment by the joint venture entity or other business entity within four (4) weeks of the date such Transferred Employee’s employment with Purchaser or its Affiliates terminates, regardless of the terms and conditions of employment offered by the joint venture entity or other business entity; or (i) a Transferred Employee reports to a different person, Purchaser or its Affiliates shall provide a Transferred Employee with severance benefits that are no less than the severance benefits that such Transferred Employee would have received had such employee’s employment been terminated immediately before the applicable Employee Transfer Date but including any period of employment by Purchaser and/or its Affiliates following the applicable Employee Transfer Date.  For purposes of this clause (ii), “Cause” means (a) failure or refusal by a Transferred Employee to substantially perform his or her duties with the Purchaser or its Affiliates (except where the failure results from incapacity due to disability); or (b) severe misconduct or engaging in an activity or failing to take an action, in all events deemed detrimental to the interests of Purchaser, including acts involving dishonesty, violation of Purchaser’s written policies, violation of safety rules, disorderly conduct, discrimination and/or discriminatory harassment, unauthorized disclosure of confidential information, or the entry of a plea of nolo contendere to, or the conviction of, a crime; and

(iii)                               where applicable, Purchaser shall, and shall cause its Affiliates to, credit each Transferred Employee’s length of service with BMS or its Affiliate (including predecessor companies), as applicable, for all purposes (including eligibility, vesting, and benefit accrual, and calculating entitlement to vacation days, sick days and severance payments) to the same extent such service was recognized under the employee benefit plan, program, policy or arrangement of BMS or its Affiliate, as applicable, that most closely resembles that to be provided by Purchaser or its Affiliate.

3.4.3.4           With respect to any welfare plan maintained by Purchaser or its Affiliates in which the Transferred Employees are eligible to participate after the applicable Employee Transfer Date, Purchaser shall, and shall cause its Affiliates to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of BMS or its Affiliate, as applicable, prior to the applicable Employee Transfer Date, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the applicable Employee Transfer Date in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan, provided that BMS shall timely provide such data to Purchaser in a commercially reasonable format.

3.4.3.5           BMS and its Affiliates agree to provide any required notice under WARN and/or any other similar applicable Law and to otherwise comply with any such Law with respect to any “plant closing” or “mass layoff” (as defined in WARN and/or any other similar applicable law) or similar event affecting the BMS Employees up to the applicable Employee Transfer Date, and neither Purchaser nor any of its Affiliates shall be responsible or liable for any liabilities or obligations under WARN or other applicable law up to the applicable Employee Transfer Date.  Purchaser shall be responsible and liable for providing any required notice under WARN and/or any other similar applicable Law and to otherwise comply with any such Law with respect to any “plant closing” or “mass layoff” (as defined in WARN and/or any other similar applicable Law) or similar event affecting the BMS Employees or Transferred Employees on or after the applicable Employee Transfer Date, including Purchaser’s failure to offer employment to the BMS Employees in accordance with this Section 3.4.

3.4.3.6           At all times, BMS shall retain any and all Liabilities for or with respect to all BMS Employees who do not become Transferred Employees, except to the extent that Purchaser fails to comply with its obligations under this Section 3.4.

3.4.4                     Savings and Investment Plan.

3.4.4.1           Without limiting the generality of the foregoing, effective as of the Effective Date, Purchaser shall have in effect a profit sharing plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code that is qualified pursuant to Section 401(a) of the Code and trust that forms a part of such plan that is exempt from tax under Section 501(a) of the Code (such plan and trust, together, “Purchaser’s 401(k) Plan”), which will provide to Transferred Employees, who immediately prior to the applicable Employee Transfer Date are participants or who would be permitted during the Continuation Period to become participants in the Bristol-Myers Squibb Company Savings and Investment Program (the “BMS 401(k) Plan”), contributions and vesting that are identical to that provided by the BMS 401(k) Plan immediately prior to the applicable Employee Transfer Date, but only during the Continuation Period and only to the extent that such transition contributions do not cause the Purchaser’s 401(k) Plan to fail to satisfy the requirements of Code Section 401(a)(4), 401(k) or 401(m).  Each Transferred Employee participating in the BMS 401(k) Plan immediately prior to the applicable Employee Transfer Date shall become a participant in Purchaser’s 401(k) Plan as of the applicable Employee Transfer Date and each Transferred

Employee who would have become eligible during the Continuation Period to participate in the BMS 401(k) Plan shall become a participant in Purchaser’s 401(k) Plan at such time as he or she would have become eligible to participate in the BMS 401(k) Plan.

3.4.4.2           BMS shall vest all balances of the Transferred Employees in the BMS 401(k) Plan immediately prior to the Effective Date or, if later, upon their termination of employment with BMS.  At such time as BMS is reasonably satisfied that Purchaser’s 401(k) Plan meets the requirements for qualification under Sections 401(a) and 501(a) of the Code, BMS shall cause the BMS 401(k) Plan to transfer to the trust that forms a part of Purchaser’s 401(k) Plan cash, assets (but not including shares of BMS common stock) or a combination thereof in an amount equal to the account balances of the Transferred Employees (including any promissory notes evidencing outstanding loan balances under the BMS 401(k) Plan) as of the valuation date next preceding such transfer, and Purchaser shall cause Purchaser’s 401(k) Plan to accept such transfer and allocate the cash and property thus transferred to the Purchaser 401(k) Plan accounts of Transferred Employees in relative proportion to the amount debited from the Transferred Employees’ accounts under the BMS 401(k) Plan.

3.4.4.3           Following such transfer of cash or property, Purchaser and/or Purchaser’s 401(k) Plan shall assume all liabilities and obligations of BMS and its Affiliates under the BMS 401(k) Plan with respect to Transferred Employees and their beneficiaries.

3.4.5                     Relocation Benefits.  Without limiting the generality of Section 3.4.3, as of the applicable Employee Transfer Date, Purchaser shall provide each eligible Transferred Employee with relocation benefits (“Purchaser Relocation Benefits”) as follows: (a) with respect to (i) each Transferred Employee who, as of the applicable Employee Transfer Date, is receiving relocation benefits provided by BMS and its Affiliates (“BMS Relocation Benefits”); and (ii) each Transferred Employee who, as of the applicable Employee Transfer Date, is in the process of undergoing a relocation that would have been covered under BMS Relocation Benefits, then the Purchaser Relocation Benefits shall be identical, in all respects, to the BMS Relocation Benefits, at the expense of Purchaser;  and (b) with respect to all Transferred Employees (other than those specified in clause (a), above), as of the applicable Employee Transfer Date and during the Continuation Period, Purchaser shall provide Purchaser Relocation Benefits that are substantially similar to the BMS Relocation Benefits.

3.4.6                     Vacation Benefits.  Upon termination of employment with BMS and its Affiliates, Purchaser shall, to the extent required by applicable Law, pay each Transferred Employee for any vacation days accrued (including any vacation days previously deferred but excluding any vacation days taken) through the applicable Employee Transfer Date.  To the extent the payment described in the immediately preceding sentence is not required under applicable Law, Purchaser shall assume and honor all vacation days accrued but not yet taken by Transferred Employees as of the applicable Employee Transfer Date (it being understood that Purchaser and its Affiliates may deduct from the number of vacation days made available to any Transferred Employee the number of days of vacation previously taken by such Transferred Employee in the applicable year).  In the event that any Transferred Employee has taken more vacation days than he or she has accrued as of the applicable Employee Transfer Date, neither Purchaser nor its Affiliates shall have any obligation to reimburse BMS in respect thereof.

3.4.7                     Employment and Other Agreements.  Effective as of the applicable Employee Transfer Date, Purchaser shall assume all Liabilities to the extent related to the period beginning after the applicable Employee Transfer Date with respect to all employment agreements and supplemental benefit agreements which have been entered into between a Transferred Employee, on the one hand, and BMS or its Affiliates, on the other hand and are identified in Exhibit 3.4.7.  BMS shall retain all Liabilities with respect to all salaries and wages of each Transferred Employee that are accrued and unpaid as of the applicable Transfer Date.

3.4.8                     Retention Arrangements.  BMS shall retain the economic obligations under all retention bonus or similar arrangements of BMS and its Affiliates that are payable to the Transferred Employees before, as of or after the applicable Employee Transfer Date, including those identified in Exhibit 3.4.8.

3.4.9                     Other Programs and Benefits.  Effective as of the applicable Employee Transfer Date, Purchaser shall assume and be solely responsible for all Liabilities arising after the applicable Employee Transfer Date with respect to (a) tuition assistance programs, (b) automobile policies, and (c) statutory benefits, in each case provided to the Transferred Employees and their beneficiaries by BMS and its Affiliates immediately prior to the applicable Employee Transfer Date.

3.4.10              No Participation in BMS Benefit Plans.

3.4.10.1                            Purchaser acknowledges and agrees that, after the applicable Employee Transfer Date, all Transferred Employees are not, and are not intended to be or be treated as, employees or independent contractors of BMS or any of its Affiliates, and that such individuals are not, and are not intended to be, eligible to participate in any benefit plans, programs or arrangements, including in any “employee benefit plans”, as such term is defined in section 3(3) of ERISA, that are sponsored by BMS or any of its Affiliates or that are offered from time to time by BMS or its Affiliates to their own employees.  After the applicable Employee Transfer Date, (i) all matters of compensation, benefits and other terms of employment or retention for all Transferred Employees shall be solely a matter between Purchaser and such individual, and (ii) Purchaser shall be solely responsible and liable for the payment of all compensation and benefits under any employee benefit plan, program or arrangement to all Transferred Employees, in the case of each of the foregoing clauses (i) and (ii), solely to the extent related to the period after the applicable Employee Transfer Date except as expressly set forth in this Agreement.  After the applicable Employee Transfer Date, no Transferred Employee shall participate in any Benefit Plan, except to the extent of such Transferred Employee’s participation as a former employee of BMS or its Affiliates.

3.4.10.2                            To the extent related to the period after the applicable Employee Transfer Date, BMS shall not be responsible to Purchaser or any of the Transferred Employees (i) for any compensation, expense reimbursements or benefits (including bonuses, redundancy or termination of employment compensation, equity-based compensation, vacation and holiday remuneration, healthcare coverage or insurance, life insurance, pension or profit-sharing benefits and disability benefits), (ii) payroll-related taxes or withholdings, or (iii) any governmental charges or benefits (including unemployment and disability insurance contributions or benefits and workmen’ compensation contributions or benefits), in the case of each of clauses (i), (ii) and (iii) of this sentence, that may be imposed upon or be related to the performance by Purchaser, or any of the Transferred Employees of Purchaser’s obligations under this Agreement, all of which shall be the sole responsibility of Purchaser, even if it is subsequently determined by any court, the IRS or any other Governmental or Regulatory Authority that such individual may have been a common law employee of BMS or any of its Affiliates; provided, however, that BMS shall retain all Liabilities for any obligations of BMS or its Affiliates under any Benefit Plan.

3.4.11              Responsibility for Acts and Omissions of its Employees and Contractors.  Each Party shall be solely responsible for its acts and omissions, for those acts or omissions of its employees and personnel (including, in the case of Purchaser, all Purchaser Employees) while performing any of the services to be provided under this Agreement and for those acts or omissions of any independent contractors engaged by such Party for the purpose of performing any of the services to be provided under this Agreement.

3.4.12              Responsibility for Disciplinary Actions of Employees.  Each Party shall be solely responsible and liable for all probationary and termination actions taken by it, as well as for the formulation, content, and for the dissemination (including content) of all employment policies and rules (including written probationary and termination policies) applicable to its employees and contractors.

3.4.13              Absence of Third Party Beneficiaries.  The Parties acknowledge and agree that all provisions contained in this Section 3.4 with respect to employees are included for the sole benefit of the respective Parties and shall not be deemed to be an amendment to any employee benefit plan and shall not create any right in any other Person, including any employees, former employees, participants or beneficiaries thereof in any Benefit Plan, in any Purchaser Plan, or otherwise.

Section 3.5                                    Promotional and Advertising Responsibilities.

3.5.1                     Purchaser Duties.  During the Collaboration Term:

3.5.1.1           Purchaser agrees to instruct all Purchaser Sales Force Personnel to, and to use commercially reasonable efforts to monitor all Purchaser Sales Force Personnel to ensure that such personnel, use only A&P Materials and literature that comply with the applicable Governmental or Regulatory Authority-approved labeling for each Product in each applicable jurisdiction within the Territory and in accordance with all applicable Laws.

3.5.1.2           Purchaser will instruct all Purchaser Sales Force Personnel to, and will use commercially reasonable efforts to monitor all Purchaser Sales Force Personnel so that such personnel will:

(i)                                     limit claims of efficacy and safety for the Products in the Territory to those that are consistent with the applicable Governmental or Regulatory Authority-approved prescribing information for each Product in each jurisdiction within the Territory and with all applicable Laws;

(ii)                                  Promote the Products under this Agreement in the Territory in adherence to the Promotion Plan and to all applicable Laws.

3.5.1.3           Purchaser will be solely responsible and liable for any failure by any Purchaser Sales Force Personnel to use only those A&P Materials and literature that comply with the applicable Governmental or Regulatory Authority-approved labeling for each Product in each jurisdiction within the Territory and with all applicable Laws.  Purchaser shall be responsible for all Losses incurred by BMS or its Affiliates resulting from statements made by any Purchaser Sales Force Personnel that relate to the safety or efficacy of a Product or Competing Product that are not in compliance with all applicable Laws, the King Settlement Agreement or as otherwise permitted in accordance with the terms of this Agreement.

3.5.2                     Compliance with Applicable Laws.  Purchaser will ensure that promotional and education materials and literature developed, approved, or used by it or its Affiliates in connection with each Product in the Territory during the Collaboration Term, and all advertising of the Products in the Territory during the Collaboration Term (whether in print, radio, television, Internet, or otherwise) developed, approved, or used by it or its Affiliates, comply with the applicable Governmental or Regulatory Authority-approved labeling for such Product in each applicable jurisdiction within the Territory and with all applicable Laws.

3.5.3                     BMS Commitment.  Notwithstanding any other provision of this Agreement to the contrary, except as expressly provided in this Agreement or the Ancillary Agreements, it is understood and agreed that BMS has no obligation, express or implied, to incur any costs or expenses related to the advertising and promotion of any Product in the Territory, or to engage in any advertising and promotion activities on its own with respect to any Product in the Territory.

Section 3.6                                    Market Research Data.  During the Collaboration Term, each Party shall provide the other Party with access in accordance with applicable Law to all primary and secondary (audited and non-audited) market research data in such Party’s possession for the Products reasonably promptly only if and after the same are made available to such Party and for so long as such Party has the right to provide such information to the other Party in accordance with applicable Law; provided, that the receiving Party shall hold such information as Confidential Information of the providing Party or the Third Party source providing the same.

Section 3.7                                    Cost and Control of Purchaser Sales Force Personnel.  Except as otherwise specifically provided in this Agreement, Purchaser shall be solely responsible for the costs and expenses of establishing and maintaining all Purchaser Sales Force Personnel and conducting its Promotional activities under this Agreement, and shall have sole authority to control and direct the activities of all Purchaser Sales Force Personnel used by it to Promote, market and sell the Products in the Territory in accordance with its obligations hereunder and in compliance with all applicable Laws.

Section 3.8                                    Response to Third Parties.  Upon being contacted by any Third Party regarding any efficacy, safety, Intellectual Property rights, Promotion, manufacture or competition or other issues relating to any Product (other than contacts made in the Ordinary Course of Business regarding potential or existing commercial relationships), such Party shall promptly notify the JEC of the same. BMS will not respond to such Third Party unless it has first consulted with the JEC and, subject to Section 7.1, received the JEC’s permission to do so.  Purchaser will not respond to such Third Party with regard to any matter related to the manufacture of any Product unless it has first consulted with the JEC and, subject to Section 7.1, received the JEC’s permission to do so.  Each of BMS and Purchaser shall provide the other Party with a copy of its response to such Third Party inquiry where the issue involves a matter that would adversely affect the other Party’s rights or obligations under this Agreement.

Section 3.9                                    Compliance with Settlement Agreement.  Purchaser shall comply with those terms of the Confidential Settlement and Mutual Release, dated as of September 13, 2011, between ZymoGenetics, Inc. and BMS, on the one hand, and King Pharmaceuticals, Inc., Monarch Pharmaceuticals, Inc., King Pharmaceuticals Research and Development, Inc., GenTrac, Inc. and Pfizer Inc., on the other hand (the “King Settlement Agreement”), which are applicable to ZGI/BMS (as defined therein).  During the Collaboration Term and thereafter, BMS agrees and acknowledges that it and its Affiliates, employees and other related Persons (as described in the King Settlement Agreement) shall comply with the King Settlement Agreement in accordance with the terms thereof.

Section 3.10                             Government Price Reporting.

3.10.1              BMS agrees that, for each NDC-11 of any Product, it shall provide to Purchaser, within ten (10) days after the Purchase Closing Date, the following: (a) if the Purchase Closing Date occurs in calendar quarters 1, 2, or 3, BMS shall provide the Federal Ceiling Prices in effect during the calendar year in which the Purchase Closing Date occurs; (b) if the Purchase Closing Date occurs in calendar quarter 4, BMS shall provide both the Federal Ceiling Price in effect during the calendar year in which the Purchase Closing Date occurs and the calculated Federal Ceiling Price for the next calendar year; (c) commercial sales data required for Non-FAMP calculation for the current calendar quarter through the Purchase Closing Date, as well as such data for preceding calendar quarters within the federal fiscal year (October 1 - September 30) in which the Purchase Closing Date occurs; (d) relevant Non-FAMP data necessary to complete annual updates as required by Public Law 102-585 (the Veterans Health Care Act of 1992); and (e) all commercial sales data for the current calendar quarter through the Purchase Closing Date, as well as all such data for the preceding calendar quarters within the federal fiscal year (October 1 - September 30) in which the Purchase Closing Date occurs.  All pricing data furnished by BMS pursuant to this subsection shall be provided in the same format that such data are provided by BMS to the Department of Veterans Affairs or in a format otherwise prescribed by Purchaser.  For pricing and sales data that are required in order to submit Governmental Price Reports, but that are not themselves provided to the VA, BMS will furnish that data in a format agreed to between BMS and Purchaser.

3.10.2              Purchaser will be responsible for the preparation and submission of any government pricing calculations should any Product become a covered outpatient drug or subject to Medicare Part B.

3.10.3              Purchaser shall reimburse BMS and its Affiliates for their reasonable out-of-pocket costs in complying with the provisions of this Section 3.10.

ARTICLE 4

PRODUCT PRICING; REVENUE RECOGNITION; MANUFACTURING

Section 4.1                                    Product Pricing.  During the Collaboration Term, Purchaser shall have the right and responsibility for establishing and modifying the terms and conditions with respect to the sale of the Products in the Territory, including (i) the price at which the Products will be sold; (ii) any discount attributable to payments on receivables; (iii) distribution of the Products; (iv) credit, price adjustments, discounts and allowances to be granted or refused; (v) contracting with and discounts to managed healthcare organizations and Governmental and Regulatory Authorities; and (vi) price increases or decreases and the timing thereof.  Purchaser shall notify BMS in writing of each change in terms promptly following the decision to make such change, but in no event later than the time Purchaser notifies the Purchaser Sales Force Personnel of such change.

Section 4.2                                    Orders Processing.  During the Collaboration Term, Purchaser will book all sales of each Product in the Territory.  Purchaser shall be exclusively responsible for accepting and filling purchase orders, billing, and, subject to Section 4.4, returns, with respect to each Product in the Territory.  If BMS receives an order for the Products in the Territory, it shall promptly transmit such order to Purchaser for acceptance or rejection, and if Purchaser rejects such order, refrain from accepting it.  Purchaser shall have the sole responsibility, at its sole cost and expense, for shipping, distribution and warehousing in a timely manner, and for the invoicing and billing of purchasers, of the Products in the Territory, and for order confirmation (if any), and for the collection of receivables resulting from sales of the Products in the Territory.

Section 4.3                                    Supply of Product.  BMS and Purchaser shall enter into (i) the Supply Agreement, with effect as of the Effective Date, and (ii) a quality agreement between BMS and Purchaser (the “Quality Agreement”), to be entered into no later than forty five (45) days after the Effective Date, which together shall govern BMS’ supply of the Products to Purchaser.  Following the expiration or termination of the Term (as defined in the Supply Agreement) or as otherwise permitted under the Supply Agreement, Purchaser may manufacture the Products or, in its discretion, arrange to have the Products manufactured by one or more Third Parties.

Section 4.4                                    Returns.  Purchaser shall have sole responsibility for accepting, processing and issuing credits for all returns for Product sold before, on or after the Effective Date.  If BMS receives returned Product, BMS will ship such Product to Purchaser, and Purchaser shall, within thirty (30) days after receipt of an invoice from BMS reimburse BMS for any costs and expenses incurred by BMS or any of its Affiliates for shipping Product to Purchaser in accordance with this Section 4.4.  Notwithstanding the foregoing, with respect to all returns for Product sold before the Effective Date as determined by lot number or similar mechanism, BMS shall be responsible for, and shall reimburse Purchaser the costs and expenses incurred by Purchaser or its Affiliates with respect to, processing such returns.

Section 4.5                                    Change of NDC; Chargebacks.  Purchaser and BMS will administer and pay all rebates, chargebacks and other similar programs as set forth in this Section 4.5.

4.5.1                     Change of NDC.  Purchaser shall take any and all action necessary, as expeditiously as reasonably possible (but in no event later than twelve (12) months after the Effective Date), to change the NDC number for each Product and to apply such new NDC number to each Product sold by Purchaser; provided, that the foregoing shall not apply to the finished goods provided by BMS under the Supply Agreement or included in the Transferred Inventory.  For the avoidance of doubt, such actions shall include Purchaser obtaining a new NDC number, if it does not already have one.  Purchaser shall communicate to the Centers for Medicare and Medicaid Services, with a copy to BMS, the expiration dates for the last manufactured lots (“Last Lot Expiration Dates”) of each of the Products manufactured by or on behalf of Purchaser that bears BMS’ NDC numbers as soon as each such Last Lot Expiration Date is available.  BMS shall maintain with the applicable Governmental or Regulatory Authority BMS’ NDC number for each Product as required for the manufacture and distribution of the Products until the latest expiry of lots of Products included in the Transferred Inventory.

4.5.2                     Administration and Payment of Chargebacks and Administration Fees.  BMS will be responsible for the administration (including payment, processing and dispute resolution), in compliance with all applicable Laws, of all prime vendor and other chargebacks for the Products (collectively, “Chargebacks”), as well as all administrative fees for the Products, related to (i) all Products sold by wholesalers prior to the Effective Date, and (ii) Products originally sold by wholesalers prior to the Effective Date and thereafter returned to the wholesaler and then resold by the wholesaler on or before the Effective Date.  Purchaser will be responsible for the administration (including processing, payment and dispute resolution), in compliance with all applicable Laws, of all Chargebacks, as well as administrative fees for the Products, related to all Product sales by wholesalers made after the Effective Date.  As of the Effective Date, the Parties will notify all relevant Third Parties that Purchaser will assume responsibility for all obligations relating to Chargeback administration for the Products after the Effective Date.

4.5.3                     FSS Processing.  As soon as reasonably practical after the Effective Date, the Parties will notify all relevant Third Parties, including the U.S. Veterans Administration National Acquisition Center (VANAC), that the Products should be added to Purchaser’s Federal Supply Schedule (“FSS”) and that Purchaser will assume responsibility for all reporting and other obligations relating to FSS submissions and chargeback processing.  Until such time as BMS receives written notification from applicable Governmental and Regulatory Authorities acknowledging the effective date of such addition and that BMS is no longer obligated to make FSS submissions and process FSS chargebacks (the “FSS Acknowledgment Date”), BMS will continue to make FSS submissions and process FSS chargebacks and Purchaser will provide BMS with prompt written notice of (i) changes in its FSS prices, (ii) price changes for the Products to those tracking customer(s) existing as of the Effective Date, and (iii) price reductions to any commercial customer to a level below the FSS prices in effect at the Effective Date.  BMS shall inform Purchaser of the FSS Acknowledgement Date within three (3) Business Days thereof.  Purchaser shall provide BMS with written notice of such price changes within three (3) Business Days after such price changes take effect.  Purchaser shall reimburse BMS within sixty (60) days following the FSS Acknowledgment Date for: (a) all chargebacks related to FSS purchases of Products that are paid by BMS with wholesaler invoice dates after the Effective Date, and (b) any incremental liability incurred by BMS attributable to any price or other actions by Purchaser following the Effective Date.  BMS will provide to Purchaser sales and chargeback data as needed in order for Purchaser to perform its Non-Federal Average Manufacturer Price (NFAMP) calculation.

4.5.4                     GPO Processing.  With respect to any BMS GPO agreement included in the Collaboration Contracts that is not transferred to Purchaser at the Collaboration Closing, the Parties will provide notice on or promptly following the Effective Date to all relevant parties to such BMS GPO agreements that the Products should be added to Purchaser’s GPO agreements and terminated from BMS’ GPO agreements, and that Purchaser will assume responsibility for all reporting and other obligations relating to GPO pricing and chargeback processing for the Products, in each case, as of the Effective Date.

4.5.5                     Retroactive Impact.  In the event that any pricing change made by Purchaser after the Effective Date has the effect of increasing any chargeback or similar liability or payment obligation owed by BMS to any Third Party with respect to sales by or on behalf of BMS or its Affiliates before the Effective Date to an amount greater than the amount such chargeback or similar liability or payment obligation would have been in the absence of such pricing change, Purchaser shall reimburse BMS for such increase in liability or payment obligation incurred by BMS.

ARTICLE 5

INTELLECTUAL PROPERTY

Section 5.1                                    Ownership of Transferred Intellectual Property.  Prior to the Purchase Closing in accordance with the terms of Article 10, BMS shall own all right, title and interest to, and be solely entitled to all goodwill developed in, the Transferred Intellectual Property and the Transferred Other Intellectual Property.

Section 5.2                                    Use of BMS and Purchaser Names on Labeling and Packaging; Limited License.

5.2.1                     BMS and Purchaser hereby grant each other royalty-free, non-transferable (except in connection with the transfer of this Agreement as permitted in Section 20.1), non-sublicensable (except to Affiliates of such licensee and, with prior written consent (not to be unreasonably withheld), to subcontractors for the Products) rights to the use of certain of their respective trademarks and service marks, trade names and logos specifically agreed upon by the Parties, excluding the Transferred Intellectual Property and Transferred Other Intellectual Property, (collectively hereinafter referred to as “Marks”), in the Territory for the Collaboration

Term and, with respect to the rights granted to Purchaser, thereafter in accordance with the provisions of Section 13.2 or Section 15.8, as applicable, solely in connection with the Promotional, marketing and sales activities of Purchaser provided for in this Agreement or as necessary for BMS to supply Products to Purchaser pursuant to the Supply Agreement.  A Party’s license to use any Mark of the other Party with respect to any Product in the Territory shall cease when this Agreement terminates, except for the sale of Products containing such Marks in the Territory in accordance with the provisions of Section 13.2 or Section 15.8, as applicable.

5.2.2                     Each Party agrees to conform to the customary guidelines of the granting Party under Section 5.2.1 with respect to manner of use, and to maintain the quality standards of such granting Party with respect to the goods sold and services provided in connection with such Party’s Marks (provided, however, that the Parties agree and acknowledge that, with respect to any Products supplied by BMS pursuant to this Agreement or the Supply Agreement, BMS is responsible for the quality of the Products and therefore Purchaser is not responsible for maintaining the quality standards of such Products in order to retain the license under BMS’ Marks).  Each Party recognizes and agrees that no ownership rights are vested or created by the limited rights of use granted pursuant to Section 5.2.1, and that all goodwill developed by virtue of the use of Marks in accordance with Section 5.2.1 inures to the benefit of the respective owner of the Marks.  Further, except when used in accordance with any usage guidelines provided by the owner of the Mark, each Party shall submit to the other Party any materials bearing the other Party’s Marks for review and approval prior to the use thereof in accordance with this Agreement (such approval not to be unreasonably withheld) and shall make no use of the Marks of the other Party without the other Party’s prior written consent except as required by applicable Law.

5.2.3                     Each Party shall execute any documents required in the reasonable opinion of the other Party to be entered as a “registered user” or recorded licensee of the other Party’s Marks or to be removed as registered user or licensee thereof.

Section 5.3                                    Trademark and Patent Maintenance.  During the Collaboration Term, BMS shall have the sole right and authority to prepare, file and prosecute any applications for Transferred Intellectual Property and the Transferred Other Intellectual Property, and to maintain all registrations for the Transferred Intellectual Property and Transferred Other Intellectual Property, in their applicable jurisdictions within the Territory at its expense and shall use commercially reasonable efforts to do so.  During the Collaboration Term, Purchaser will not contest the ownership, validity or enforceability of any Transferred Intellectual Property or Transferred Other Intellectual Property.  Other than at the Purchase Closing upon the terms and subject to the conditions of this Agreement, nothing herein creates or is intended to create a grant to Purchaser of any property right or ownership interest in any Transferred Intellectual Property or Transferred Other Intellectual Property.  BMS shall keep Purchaser informed as to material developments with respect to the preparation, filing, prosecution and maintenance of such Transferred Intellectual Property or Transferred Other Intellectual Property, including by providing Purchaser copies of documents filed with and communications with relevant patent and trademark offices in the Territory.  During the Collaboration Term, Purchaser agrees that, with respect to activities for which Purchaser is responsible hereunder, and BMS agrees that, with respect to activities for which BMS is responsible hereunder or under the Supply Agreement, (i) all labeling, A&P Materials and packaging for the Products in the Territory will clearly indicate that the Trademark Rights included in the Transferred Intellectual Property or the Transferred Other Intellectual Property are owned by BMS or its Affiliates, and (ii) all labeling and packaging for the Products in the Territory will be marked with appropriate Patent Right numbers or indicia to the extent permitted by applicable Law and provided that BMS has notified Purchaser of the applicable Patent Right numbers, in those countries in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements of patents.

Section 5.4                                    License and Use of Trademarks by Purchaser.  BMS hereby grants to Purchaser non-transferable (except in connection with the transfer of this Agreement as permitted in Section 20.1), non-sublicensable (except to Affiliates of Purchaser and, with BMS’ prior written consent (not to be unreasonably withheld), to subcontractors for the Products), exclusive rights to the use of the Transferred Trademark Rights and Transferred Other Intellectual Property in the Territory solely in connection with the performance of Purchaser’s obligations under this Agreement to Promote, market and sell the Products in the Territory during the Collaboration Term; provided, that except as provided in Section 3.3.1, any such use is first approved in writing by the JEC in advance.  Purchaser agrees that all use of the Transferred Trademark Rights and the Trademark Rights included in the Transferred Other Intellectual Property by Purchaser as provided in this Agreement shall inure to the benefit of BMS and its Affiliates during the Collaboration Term.  Purchaser’s rights to use the Transferred Trademark Rights and the Trademark Rights included in the Transferred Other Intellectual Property granted in this Section 5.4 shall terminate upon the expiration or earlier termination of the Collaboration Term; provided, however, that (i) if the Purchase Closing has occurred, such license shall continue with respect to each Trademark Rights included in the Transferred Intellectual Property or the Transferred Other Intellectual Property until such Trademark Right has been assigned to Purchaser and the Purchasing Affiliates in accordance with the terms of this Agreement, and (ii) subject to Section 15.8, any Inventory of Product containing any such Trademark Right, which Inventory is supplied to Purchaser under this Agreement or the Supply Agreement or exists on the date of the termination of this Agreement (and, if Purchaser is the terminating Party, any Product that is part of an open order placed by Purchaser pursuant to the Supply Agreement for delivery after the date of termination), may be sold by Purchaser in the Ordinary Course of Business.  Purchaser shall not use in connection with any product other than a Product in the Territory any trademark or promotional materials that are substantially the same as or deceptively or confusingly similar to any of BMS’ Mark or any of the Trademark Rights included in the Transferred Intellectual Property or the Transferred Other Intellectual Property.

Section 5.5                                    Use of Patents by Purchaser.  BMS hereby grants to Purchaser non-transferable (except in connection with the transfer of this Agreement as permitted in Section 20.1), non-sublicensable (except to Affiliates of Purchaser and, with BMS’ prior written consent (not to be unreasonably withheld) to subcontractors for the Products), exclusive rights under the Transferred Patent Rights in the Territory solely in connection with the performance of Purchaser’s obligations under this Agreement to Promote, market and sell the Products in the Territory during the Collaboration Term.  Purchaser’s rights to use the Transferred Patent Rights granted in this Section 5.5 shall terminate upon the expiration or earlier termination of the Collaboration Term; provided, however, that (i) if the Purchase Closing has occurred, such license shall continue with respect to each Patent Right included in the Transferred Intellectual Property until such Patent Right has been assigned to Purchaser and the Purchasing Affiliates in accordance with the terms of this Agreement, and (ii) subject to Section 15.8, any Inventory of Product embodying any such Patent Right, which Inventory is supplied to Purchaser under this Agreement or the Supply Agreement or exists on the date of the termination of this Agreement (and, if Purchaser is the terminating Party, any Product that is part of an open order placed by Purchaser pursuant to the Supply Agreement for delivery after the date of termination), may be sold by Purchaser in the Ordinary Course of Business.

Section 5.6                                    Improvements and Licenses.

5.6.1                     In the event that any Purchaser Improvements are made during the Collaboration Term, such Purchaser Improvements shall be promptly and fully communicated to BMS in writing.  Purchaser hereby grants, and shall cause each of its Affiliates to grant, to BMS, a perpetual and irrevocable (subject to clause (ii) below), non-exclusive, sublicensable, fully paid-up, right and license under Purchaser Know-How and Purchaser Improvements to use the same anywhere in the world in connection with the Exploitation of the Products; provided, however, that (i) BMS may not exercise the rights under this license (other than to supply the Products under the Supply Agreement and to supply recombinant thrombin active ingredient or drug product containing recombinant thrombin active ingredient under the Supply Agreement, dated as of November 23, 2010, between Orthovita, Inc. and ZymoGenetics, Inc. (the “Orthovita Supply Agreement”)) unless this Agreement expires or terminates without the Purchase Closing having occurred; and (ii) such license shall automatically terminate upon the occurrence of the Purchase Closing (except that such license shall continue with respect to BMS’ supply of Products under the Supply Agreement and BMS’ supply of recombinant thrombin active ingredient and drug product containing recombinant thrombin active ingredient under the Orthovita Supply Agreement, in each case until such agreement expires, is terminated or is transferred to Purchaser or a Purchasing Affiliate in accordance with the terms of this Agreement).  BMS acknowledges and agrees that neither it nor any of its Affiliates shall claim or represent that through the use of such Purchaser Know-How or Purchaser Improvements it has acquired any title in or ownership of such Purchaser Know-How or Purchaser Improvements.  BMS shall not, and shall cause its Affiliates not to, register or permit to be registered any industrial or Intellectual Property right embodying Purchaser Know-How or Purchaser Improvements in any country without Purchaser’s prior written consent.  All rights, title and interests in any industrial or Intellectual Property right applied for or obtained by BMS or its Affiliates in breach of the preceding sentence shall be assigned gratis to Purchaser upon its request.  Upon request by BMS, during the Collaboration Term, Purchaser shall furnish BMS with copies of the physical embodiments of Purchaser Know-How that Purchaser or its Affiliates acquires or develops in the form in which such embodiments then exist.

5.6.2                     In the event that any BMS Improvements are made during the Collaboration Term, such BMS Improvements shall be promptly and fully communicated to Purchaser in writing.  Notwithstanding the foregoing, BMS shall not implement any BMS Improvements in the manufacture of any Product, nor change the specifications for any Product, except in accordance with the Supply Agreement.  Subject to Section 15.8.1.1, during the Collaboration Term, BMS hereby grants, and shall cause each of its Affiliates to grant, to Purchaser, a non-exclusive, sublicensable, fully paid-up, right and license under Primarily-Related Technology and BMS Improvements to use the same in the Territory in connection with the Exploitation of the Products.  Purchaser acknowledges and agrees that neither it nor any of its sublicensees (including any of Purchaser’s Affiliates) shall claim or represent that through the use of such BMS Improvements it has acquired any title in or ownership of the BMS Improvements.  Purchaser shall not, and shall cause its Affiliates not to, register or permit to be registered any industrial or intellectual property right embodying BMS Improvements in any country without BMS’ prior written consent.  All rights, title and interests in any industrial or Intellectual Property right applied for or obtained by Purchaser or its Affiliates in breach of the preceding sentence shall be assigned gratis to BMS upon its request.  Upon request by Purchaser, during the Collaboration Term, BMS shall furnish Purchaser with copies of the physical embodiments of Primarily-Related Technology in the form in which such embodiments then exist.

5.6.3                     In the event that any Joint Improvements are made during the Collaboration Term, such Joint Improvements shall be promptly and fully communicated in writing and discussed among the Parties.  Joint Improvements shall be jointly owned by the Parties and each Party will have the full right to exploit such Joint Improvements without the consent of, or any obligation to account to, the other Party.  Notwithstanding the foregoing, the Parties shall not, and shall cause their Affiliates not to, register or permit to be registered any industrial or Intellectual Property right embodying Joint Improvements in any country except by mutual consent.

Section 5.7                                    Infringement of Marks, Trademarks and Patents.

5.7.1                     Defense of Third Party Claims.  Each Party shall notify the other Party promptly upon learning of any actual or alleged infringement of any patent, trademark, copyright, trade secret or other Intellectual Property, including any unfair trade practices, trade dress imitation, passing off of counterfeit goods or like offenses or any such claims thereof, brought or asserted by a Third Party against a Party in connection with any Product in the Territory (hereinafter “Intellectual Property Infringement Claims”).  As soon as practicable upon learning of any Intellectual Property Infringement Claim, and except as set forth in Article 16 or in the Supply Agreement, the Parties shall confer and decide which Party shall commence actions to defend such Intellectual Property Infringement Claim, or if the Parties shall defend such Intellectual Property Infringement Claim jointly.  If the selected Party does not commence actions to defend such Intellectual Property Infringement Claim within thirty (30) days after such agreement, then the other Party shall have the right, but not the obligation, to defend any such Intellectual Property Infringement Claim.  If the Parties fail to agree as to which Party shall commence actions to defend such Intellectual Property Infringement Claim (subject to the Supply Agreement), then the Party that is the defendant may defend such Intellectual Property Infringement Claim, provided that the defending Party shall give written notice to the non-defending Party and shall consider comments by the non-defending Party in good faith.  In any event, the non-defending Party shall reasonably cooperate with the Party conducting the defense of the Intellectual Property Infringement Claim.  Subject to the Supply Agreement and the obligations of the Parties set forth in Article 16, (i) if such Intellectual Property Infringement Claim is solely related to Purchaser’s or its Affiliates’ activities, Purchaser shall bear all costs and expenses of the defense of such Intellectual Property Infringement Claim and shall have sole rights to any recovery, (ii) if such Intellectual Property Infringement Claim is solely related to

BMS’ or its Affiliates’ activities, BMS shall bear all costs and expenses of the defense of such Intellectual Property Infringement Claim and shall have sole rights to any recovery, and (iii) if the Parties agree that an Intellectual Property Infringement Claim is related to the activities of both Parties or their Affiliates, Purchaser shall bear fifty percent (50%) and BMS shall bear fifty percent (50%) of any costs and expenses of the defense of any such Intellectual Property Infringement Claim.  Subject to the Supply Agreement and the obligations of the Parties set forth in Article 16, neither Party shall enter into any settlement concerning activities under this Agreement that affects the other Party’s rights or interests, including any admissions of wrongdoing, without such other Party’s written consent.

5.7.2                     Infringement by Third Parties.  Each Party shall notify the other Party in writing promptly upon learning of any actual or alleged infringement or misuse by any Third Party of any Transferred Intellectual Property, Transferred Other Intellectual Property or other Intellectual Property right of BMS or Purchaser in the Territory of which they become aware, to the extent such infringement or misuse involves a Product or a product that is competitive with a Product.  BMS shall have the first right, but not the obligation, to bring and to control the prosecution of any such infringement with respect to such Intellectual Property Controlled by BMS.  If, during the Collaboration Term, BMS does not initiate an infringement action with respect to such infringement or misuse of any Transferred Intellectual Property, Transferred Other Intellectual Property or other Intellectual Property right of Purchaser or BMS within ninety (90) days after learning of the infringement, then Purchaser shall have the right, but not the obligation, to bring and to control such an action.  The Party bringing and controlling such an action shall keep the other Party reasonably informed regarding the status and progress of such action.  Except as otherwise provided in this Agreement or the Supply Agreement, neither Party shall have the right to settle any infringement action under this Section 5.7.2 in a manner that diminishes the rights or interests of the other Party or imposes any liability on the other Party without the prior written consent of such other Party.  The expenses of defense, settlement and judgments in actions governed by this Section 5.7.2 shall be borne by the Party bringing and controlling such action.  Any damages or other monetary awards recovered in favor of BMS and/or Purchaser shall first be applied to reimburse the Party bringing and controlling such action for such Party’s expenses of defense, settlement and judgment of such action and then shall be divided equally between the Parties.

5.7.3                     No Implied Licenses.  No right or license under any Intellectual Property is granted or shall be granted by implication as a result of the respective rights of the Parties under this Agreement.  All such rights or licenses are or shall be granted only as expressly provided in this Agreement or the Ancillary Agreements.

5.7.4                     Oppositions to Third Party Patents.  In the event that a Third Party patent is granted that claims subject matter which may interfere with the manufacture, use, sale, offer for sale, import or export of any Product in the Territory, and the patent is in a jurisdiction which provides for oppositions, including inter partes or post grant review proceedings before the United States Patent and Trademark Office, the Party first becoming aware of such Third Party patent shall notify the other Party of such patent.  In such event, unless the Parties otherwise agree, BMS shall have the first right, but not the obligation, to oppose the patent.  BMS shall notify Purchaser as to whether BMS chooses to control the opposition within thirty (30) days after receiving or giving notice thereof pursuant to this Section 5.7.4.  If BMS chooses not to control the opposition, Purchaser shall have the right, but not the obligation, to control the opposition to the granted patent.  The Party that does not control the opposition hereunder shall cooperate with the controlling Party, at the controlling Party’s reasonable request and expense, in any such opposition and shall have the right to be represented by counsel of its own choice.

5.7.5                     Settlement of Third Party Claims Concerning a Product.  Subject to this Agreement (including Article 16 hereof) and the Supply Agreement, the Party that controls the defense of a given claim with respect to a Product shall also have the right to control settlement of such claim; provided, however, that no settlement shall be entered into without the prior written consent of the other Party if such settlement would adversely affect the rights and benefits of, or impose or adversely affect any obligations (monetary or otherwise) on, the other Party.

Section 5.8                                    Creation of Works.  All works authored or otherwise created or developed for use on or as A&P Materials, packaging and labeling for any Product, by Purchaser’s, whether singly or jointly with BMS’, employees, agents, independent contractors, or other persons acting under their authority in the conduct of this Agreement, and all rights, title and interests therein, shall, to the extent related to any Product, be owned by BMS (collectively, the “BMS Works”); provided, that Purchaser shall retain all rights to its sole works that do not relate to the Products in the Territory.  Purchaser agrees to execute such instruments as may be reasonably requested by BMS to confirm the assignment to and/or ownership by BMS of the BMS Works, free and clear of all Liens.

Section 5.9                                    Technology License.  Upon the Purchase Closing, BMS hereby grants, and shall cause each of its Affiliates to grant, to Purchaser a fully paid-up, royalty-free, perpetual, irrevocable, non-exclusive license under the Primarily-Related Technology and BMS Improvements to use the same in the Territory in connection with the Exploitation of the Products.  Purchaser shall have the right to sublicense its rights under this Section 5.9 to (i) an Affiliate of Purchaser, or (ii) with prior written notice to BMS, any Third Party; provided, that in each case such sublicensee agrees in writing to be bound by Purchaser’s obligations under this Section 5.9 and, if such sublicensee is an Affiliate of Purchaser, such sublicense automatically shall terminate if such sublicensee ceases to be an Affiliate of Purchaser.  Purchaser shall take the following actions to protect the Primarily-Related Technology and BMS’ proprietary rights in and to the Primarily-Related Technology: (i) fully complying in all material respects with all applicable Laws relating to the Exploitation of any Product to which the Primarily-Related Technology pertains, and (ii) executing and delivering such instruments, documents, conveyances or assurances and taking such other actions as shall be necessary, or otherwise reasonably requested by BMS, to protect all right, title and interest of BMS under, to and in the Primarily-Related Technology.  Purchaser acknowledges and agrees that it shall not, and it shall require that its sublicensees shall not, claim or represent that through the use of the Primarily-Related Technology it has acquired any title in or ownership of the Primarily-Related Technology.  Purchaser shall not, and shall cause its Affiliates not to, register or permit to be registered any industrial or intellectual property right embodying the Primarily-Related Technology in any country without BMS’ prior written consent.  All rights, title and interests in any industrial or intellectual property right applied for or obtained by Purchaser or its Affiliates in breach of the preceding sentence shall be assigned gratis to BMS upon its request.  Nothing contained herein shall exclude or prevent BMS or its Affiliates from using the Primarily-

Related Technology in the Exploitation by BMS or its Affiliates of any product anywhere in the world other than the Products in the Territory.

ARTICLE 6

CERTAIN REGULATORY MATTERS; PRODUCT RECALL

Section 6.1                                    General Control in Purchaser.  Except as otherwise specifically provided herein, during the Collaboration Term, all regulatory matters regarding the Products in the Territory shall be under the exclusive control and responsibility of Purchaser, subject to the participation by BMS through the JEC as set forth in Section 3.2 and Section 3.3.

Section 6.2                                    Pharmacovigilance; Adverse Event Reporting.  Subject to the terms of this Agreement, as needed, within three (3) months after the Effective Date, BMS and Purchaser (under the guidance of their respective pharmacovigilance departments, or equivalents thereof) shall define and finalize the responsibilities of the Parties to track Adverse Event reports and safety information for the Products in the Territory.  These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of Adverse Event reports, pregnancy reports, and any other information concerning the safety of the Products.  Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, regulatory reporting obligations to the applicable Governmental or Regulatory Authorities.  Furthermore, such agreed procedures shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail.  Until such guidelines and procedures are set forth in a written agreement between the Parties (hereafter referred to as the “Pharmacovigilance Agreement”), BMS shall have sole pharmacovigilance responsibility for the Products subject to all applicable regulations and guidelines.  Until execution and delivery by the Parties of the Pharmacovigilance Agreement, BMS and its Affiliates will provide such assistance with respect to such matters as may be reasonably required by Purchaser.  In the event that this Agreement is terminated, the Parties shall implement the necessary procedures and practices to ensure that any outstanding pharmacovigilance reporting obligations are fulfilled.

Section 6.3                                    Response by Purchaser to Regulatory Inquiries.  Upon being contacted by any Governmental or Regulatory Authority for any regulatory purpose directly related to this Agreement or to a Product, each Party shall promptly notify the other Party.  To the extent permitted by applicable Laws, Purchaser shall control the timing and content of the response to such Governmental or Regulatory Authority, subject to Section 3.2.4; provided, that Purchaser will not respond to such Governmental or Regulatory Authority until it has consulted with the JEC.

Section 6.4                                    Product Quality Complaints.

6.4.1                     Purchaser shall inform BMS’ Office of the Vice President, U.S. Safety & Surveillance of any Product Quality Complaint received by it within three (3) Business Days from the receipt date by Purchaser.  “Product Quality Complaint” is defined as any complaint that questions the purity, identity, potency or quality of a Product, its packaging, or labeling, or any complaint that concerns any incident that causes the drug product or its labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the distributed drug product, or any failure of one or more distributed batches of the drug product to meet the specifications therefor in the MA for such Product.  Such information shall be sent to the Pharmacovigilance Department of BMS.  Purchaser shall be solely responsible for responding to any Product Quality Complaints.

6.4.2                     BMS shall inform Purchaser of any Product Quality Complaint received by it within three (3) Business Days from the receipt date by BMS.  Such information shall be sent to the pharmacovigilance department (or equivalent thereof) of Purchaser.

Section 6.5                                    Medical Inquiries.  The medical communications department (or equivalent thereof) of Purchaser shall have sole responsibility for handling all medical inquiries concerning the Products in the Territory in accordance with its normal procedures therefor.  BMS shall refer all routine medical information requests by telephone or in writing to:

Global Health Science Center

The Medicines Company

US: 1-888-977-6326 (MDCO)

EU: 00800 843 633 26

medical.information@themedco.com

For urgent medical information requests, health care professionals shall be referred by telephone to Purchaser’s customer contact center for each jurisdiction in the Territory to be provided by Purchaser from time to time.

A Party may change its contact at any time for future notices under this Section upon written notice given to the other Party in accordance with Section 19.1.

During the Collaboration Term, Purchaser shall provide BMS with one copy of all medical documents, including but not limited to medical responses, written, phone and in-person contact inquiries and published literature, that Purchaser believes is useful or necessary in connection with the activities and duties contemplated by the Parties under this Agreement.

Section 6.6                                    Product Recall.

6.6.1.                  During the Collaboration Term, in the event that either Party obtains information that a Product or any portion thereof is alleged or proven not to meet the Product Specifications, the labeling, or the Product Permits for such Product or to be otherwise defective in the Territory, such Party shall notify the other Party immediately, including the reasons its believes a recall is warranted, and both Parties shall cooperate fully regarding the investigation and disposition of any such matter within five (5) days after delivery of such notice.  If the Parties are unable to agree on whether such recall is warranted within five (5) days after delivery of such notice (or such lesser period of time as may be appropriate in the case of a safety-related issue or such longer period if mutually agreed upon by the Parties if warranted by the circumstances) (the applicable period, “Recall Discussion Period”), then (x) if the recall is related to a manufacturing issue that is not also a safety-related issue, then BMS shall have final decision-making authority as to whether such recall will be implemented; and (y) with respect to any other recall, such recall can be initiated by either Party at the end of the Recall Discussion Period; provided that the Party initiating any such recall shall first provide written notice thereof to the other Party.  BMS and Purchaser shall each maintain such traceability records as are sufficient and as may be necessary to permit a recall, product withdrawal or field correction of any Product.  The foregoing shall be in addition to BMS’ obligations under the Supply Agreement.  In the event (i) any applicable Governmental or Regulatory Authority should issue a request, directive or order that a Product be recalled or withdrawn, or (ii) either Party determines that any Product already in interstate or international commerce in the Territory presents a risk of injury or gross deception or is otherwise defective and that a recall or withdrawal of such Product is appropriate (each of (i) and (ii), a “Recall”), each Party shall give telephonic notice (to be confirmed in writing) to the other Party within twenty four (24) hours of the occurrence of such event.

6.6.2.                  During the Collaboration Term, the Party holding the marketing authorization for the Product in a particular country or jurisdiction within the Territory shall be responsible for carrying out and administering the Recall in such country or jurisdiction after consulting with the other Party.  The other Party shall provide full cooperation and assistance to the Party holding the marketing authorization for the Product in a particular country or jurisdiction in connection therewith as may be reasonably requested by the Party holding the marketing authorization.

6.6.3.                  The Party holding the marketing authorization for the Product in a particular country or jurisdiction shall be responsible for all expenses of effecting any such Recall (including any out-of-pocket expenses incurred by the other Party in connection with such cooperation), except to the extent such Recall is a result of the negligence or willful misconduct of the other Party, in which case the other Party shall be responsible for all expenses of effecting any such Recall (including any out-of-pocket expenses incurred by Purchaser in connection with the Recall).

Section 6.7                                    Transfer of Product Registrations; Purchaser Duties.

6.7.1                     As soon as practical following the Effective Date, but in no event later than thirty (30) Business Days following the Effective Date, BMS shall execute and deliver such documentation as is necessary in order to commence the process of transferring its rights, title and interests in and to the Product Registrations and Regulatory Documentation included in the Collaboration Assets to Purchaser.  Purchaser will be responsible for all filing and registration fees in connection with such transfer.  If required by applicable Laws, BMS shall file duly executed transfer documents with the applicable Governmental or Regulatory Authorities within thirty (30) Business Days (or earlier if required under applicable Law) following the receipt of the transfer documents signed by Purchaser.  Until such time as BMS receives written notification from applicable Governmental and Regulatory Authorities acknowledging the transfer of such Product Registrations and (to the extent applicable) Regulatory Documentation,

BMS will continue to maintain such Product Registrations and (to the extent applicable) Regulatory Documentation for the benefit of Purchaser.  During the Collaboration Term, Purchaser will have the sole authority with respect to, and will use commercially reasonable efforts to maintain at its expense, consistent with all applicable Laws, all necessary Permits, including each CTA, IND, drug master file (DMF), BLA and MA for each Product in the Territory and consents required of any applicable Governmental or Regulatory Authority or Third Party, that are needed to Exploit the Products in the Territory, including the Product Registrations (collectively, the “Product Permits”), other than those Permits necessary for BMS to fulfill its supply obligations to Purchaser under the Supply Agreement prior to the termination of the Supply Agreement or its obligations to Orthovita, Inc. under the Orthovita Supply Agreement (the “BMS Supply Permits”).  Upon the expiration or termination of the Collaboration Term, if the Purchase Closing has not occurred, unless otherwise directed by BMS, Purchaser shall, at Purchaser’s sole cost and expense, promptly transfer all of its rights, title and interests in and to the Product Permits (including the Product Registrations) to BMS or such other Person as BMS shall designate, free and clear of all Liens, in the form in which they then exist.

6.7.2                     If required by any applicable Governmental or Regulatory Authority with respect to any Product in the Territory, BMS and Purchaser shall, or shall cause their respective relevant Affiliates to, promptly enter into appropriate agreements, on customary terms reasonably acceptable to BMS and Purchaser and acceptable to the applicable Governmental or Regulatory Authority, allowing Purchaser or its Affiliate to use the Product Registrations and Regulatory Documentation (other than the BMS Supply Permits and provided that this Section 6.7.2 shall apply with respect to the Regulatory Documentation included in the Acquired Assets only upon the Purchase Closing) relating to such Product in the Territory until the valid transfer of the Product Registrations and Regulatory Documentation to Purchaser or its Affiliate has occurred.  In the event that the Purchase Closing shall occur prior to the completion of the valid transfer of any such Product Registrations and Regulatory Documentation, the agreements entered into pursuant to this paragraph shall continue in full force and effect until the completion of such transfers.

6.7.3                     Subject to the foregoing provisions of this Article 6, all reports or filings made to any Governmental or Regulatory Authority in the Territory during the Collaboration Term with respect to obtaining or maintaining the Product Permits (including the Product Registrations but excluding the BMS Supply Permits) shall be the sole responsibility of Purchaser and shall be made at Purchaser’s discretion, cost and expense, and BMS shall cooperate with Purchaser, and shall execute, acknowledge and deliver such further instruments at Purchaser’s reasonable request and expense, and shall do all such other acts which may be reasonably necessary to assist Purchaser to obtain or maintain the Product Permits (including the Product Registrations but excluding the BMS Supply Permits) in the Territory; provided, that nothing herein shall be construed as (i) restricting BMS’ ability to take any action required of it under applicable Law, or (ii) requiring BMS to provide any advice or regulatory support to Purchaser in connection with obtaining any Product Permit.  Purchaser shall not, except where required by, or to fulfill its obligations under, applicable Law, or except where required by a Governmental or Regulatory Authority acting within the scope of its authority or (except to the extent related to the manufacture or supply of Products or recombinant thrombin active ingredient or drug products containing recombinant thrombin active ingredient) if required due to patient safety concerns, supplement, amend or otherwise alter any Product Registration, other than with the prior written consent of BMS, and Purchaser agrees to make all supplements, amendments or other alterations to the Product Registrations reasonably requested by BMS in order to comply with applicable Law.

6.7.4                     Each Party shall notify the other Party in writing promptly of any information that comes to the attention of its management or its in-house counsel regarding any threatened or pending action by any Governmental or Regulatory Authority that may adversely affect the safety or efficacy claims of any Product, or the continued marketing of any Product in the Territory, or the manufacture or supply of any Product for use in the Territory.  BMS shall provide Purchaser with reasonable assistance, at Purchaser’s request and expense, with respect to communications to and from Governmental or Regulatory Authorities in the Territory, it being understood that all such communications shall be the sole responsibility of Purchaser; provided, that nothing herein shall be construed as restricting BMS’ ability to take any action that required of it under applicable Law.

Section 6.8                                    Reimbursement of Pharmaceutical Fees.  Purchaser shall reimburse BMS for any fees paid by BMS or its Affiliates under applicable Law (a “Covered Fee”) to the extent that any such Covered Fee is attributable to Products sold by Purchaser or its Affiliates on or following the Effective Date, including any fees imposed on BMS or any of its Affiliates in respect of its status as a “covered entity” pursuant to the Patient Protection and Affordable Care Act.  BMS shall reimburse Purchaser for any Covered Fee to the extent that any such Covered Fee is attributable to Products sold by BMS or its Affiliates before the Effective Date, including any fees imposed on Purchaser or any of its Affiliates in respect of its status as a “covered entity” pursuant to the Patient Protection and Affordable Care Act.  Within sixty (60) days after making payment of any Covered Fee, BMS shall determine the portion of such Covered Fee that is attributable to Products sold by Purchaser or its Affiliates during the applicable period on and following the Effective Date (for purposes of this Section 6.8, the portion of such Covered Fees attributable to Products sold by Purchaser or its Affiliates shall be determined by comparing the aggregate amount of such Covered Fees actually payable by BMS or its Affiliates to the aggregate amount of such fees that would have been payable had such Products not been sold by Purchaser or its Affiliates; provided, however, that such portion shall not exceed the amount of such Covered Fees that would have been paid by Purchaser or its Affiliates if the sale of such Products had been included in the determination of such Covered Fees paid by Purchaser or its Affiliates) and submit a written request for reimbursement to Purchaser thereof, together with BMS’ calculation of such amounts.  Within sixty (60) days after making payment of any Covered Fee, Purchaser shall determine the portion of such Covered Fee that is attributable to Products sold by BMS or its Affiliates during the applicable period before the Effective Date (for purposes of this Section 6.8, the portion of such Covered Fees attributable to Products sold by BMS or its Affiliates shall be determined by comparing the aggregate amount of such Covered Fees actually payable by Purchaser or its Affiliates to the aggregate amount of such fees that would have been payable had such Products not been sold by BMS or its Affiliates; provided, however, that such portion shall not exceed the amount of such Covered Fees that would have been paid by BMS or its Affiliates if the sale of such Products had been included in the determination of such Covered Fees paid by BMS or its Affiliates) and submit a written request for reimbursement to BMS thereof, together with Purchaser’s calculation of such amounts.  Within thirty (30) days of receiving such reimbursement request, the receiving Party shall pay the submitting Party the amount specified in such request by wire transfer of immediately available funds into an account designated by the submitting Party.  If the receiving Party disagrees with any amounts for which the submitting Party seeks reimbursement under this Section 6.8, such dispute shall be addressed in accordance with Article 14.

ARTICLE 7

COMPLIANCE WITH LAWS

Section 7.1                                    Compliance with Laws Generally.  Each Party shall comply in all material respects with all Laws applicable to its activities under this Agreement during the Collaboration Term, including any requirements of any Permit applicable to any Product in the Territory.  The Parties will reasonably cooperate with one another with the goal of ensuring full compliance with all applicable Laws.

Section 7.2                                    Specific Compliance Obligations.  Without limiting the generality of its obligations under Section 7.1 above, with respect to its activities in respect of the supply, Promotion, marketing and sale of the Products under this Agreement during the Collaboration Term, each Party (i) will comply with all applicable Laws and regulations, including all applicable Health Care Laws, customs requirements, Good Manufacturing Practices, good warehousing practices, good distribution practices, good clinical practices, anti-bribery and corruption Laws (including the U.S. Foreign Corrupt Practices Act and the United Kingdom Bribery Act 2010, in each case as amended), advertising and promotion Laws, regulations and selfregulatory codes, environmental, health and safety and waste Laws affecting the Products; (ii) will not make any inappropriate inducement under, or take any action on the other Party’s behalf which would conflict with, any such anti-bribery and corruption or anti-kickback Laws, regulations or the requirements to avoid such inducements under such Laws; and (iii) will have and maintain adequate training, compliance and audit mechanism in order to comply with any such anti-bribery and corruption or anti-kickback Laws.

Section 7.3                                    Compliance with BMS Policies.  During the Collaboration Term, in performing its obligations under this Agreement, Purchaser will maintain and comply with a Code of Conduct that is comparable in all material respects to BMS’ Standards of Business Conduct and Ethics as posted as of the Effective Date at http://www.bms.com/ourcompany/governance/Pages/codes_conduct.aspx, except to the extent resulting from changes after the date hereof in applicable Law.

ARTICLE 8

FINANCIAL TERMS

Section 8.1                                    Financial Terms.  Purchaser shall pay BMS compensation at the times and in the amounts set forth in this Article 8:

8.1.1                     Collaboration Fee.  On the Effective Date, in consideration of the grant by BMS hereunder to Purchaser of certain rights hereunder to Promote, market and sell the Products and the transfer, assignment and conveyance of the Collaboration Assets to Purchaser and the Purchasing Affiliates, and for other good and valuable consideration, Purchaser shall pay to BMS a nonrefundable, noncreditable payment of One Hundred Five Million Dollars ($105,000,000) by wire transfer of immediately available funds into an account designated by BMS (such amount, the “Collaboration Fee”).

8.1.2                     Option  Fee.  On the Effective Date, in consideration of the grant by BMS hereunder to Purchaser of the Option, Purchaser shall pay to BMS a nonrefundable, noncreditable payment of Ten Million Dollars ($10,000,000) by wire transfer of immediately available funds into an account designated by BMS (such amount, the “Option Fee”).

8.1.3                     Royalty Fee.  Following the Effective Date, Purchaser shall pay BMS a quarterly Royalty Fee with respect to Net Sales during each Agreement Quarter, in accordance with Section 8.2 and Section 8.3.  All payments of the Royalty Fee shall be free of any setoff, deduction (except with respect to Taxes, levies and duties required to be withheld in accordance with Section 10.5.4), claim or counterclaim.

Section 8.2                                    Reports; Payment of Royalty Fee.  Purchaser shall provide a report to BMS within forty-five (45) days after the end of each Agreement Quarter during the Collaboration Term that sets forth Net Sales of each Product in the Territory, on both an aggregate and a country-by-country basis (and with such supporting detail as the Parties may agree from time to time) during such Agreement Quarter, which report shall be accompanied by payment of the Royalty Fee for such Agreement Quarter.

Section 8.3                                    Currency; Late Payments.

8.3.1                     All payments to a Party under this Agreement shall be made by electronic funds transfer in Dollars and shall be delivered to the account of such Party designated by a Vice President of Finance (or equivalent title) of such Party in writing the other Party from time to time.

8.3.2                     Late payments shall bear interest at the annual rate per annum equal to LIBOR, plus [**] percent ([**]%).  The payment of such interest shall not limit the receiving Party from exercising any other right it may have as a consequence of the lateness of any payment.

Section 8.4                                    Books and Records.

8.4.1                     Purchaser will maintain complete and accurate books and records in sufficient detail to enable verification of the correctness of the payment of the Royalty Fee.  At any time within forty five (45) days of BMS’ receipt of the final report provided by Purchaser pursuant to Section 8.2, BMS may demand an audit of Purchaser’s and its Affiliates’ relevant books and records in order to verify the aforesaid matters.  Upon reasonable prior notice and during normal business hours, BMS’ independent public accountants, subject to confidentiality obligations consistent with Article 17, shall have access to the relevant books and records of Purchaser in order to conduct such a review or audit thereof.  Such review and access shall be permitted only with respect to the immediately preceding Agreement Quarter and such audit may not be conducted more than once.  The accountants shall only disclose the results of that audit (their conclusions and calculations) and shall disclose such results to both Parties at the same time.

8.4.2                     BMS shall bear the full cost of the performance of any such audit except as hereinafter set forth.  If, as a result of any inspection of the books and records of Purchaser, it is shown that the payments of the Royalty Fee were less than the amount which should have been paid, then Purchaser shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within thirty (30) days after written notification of same, plus interest on the amount due from the date that the amount would otherwise have been paid at the rate set forth in Section 8.3.2.  If the payments of the Royalty Fee were less than the amount which should have been paid by an amount in excess of five percent (5%) of the payments actually made during the period in question, Purchaser shall also reimburse BMS for its reasonable out-of-pocket costs of such audit and inspection.

ARTICLE 9

OPTION TO PURCHASE

Section 9.1                                    Grant of Option.  Subject to the terms and conditions hereof, as of the Effective Date, BMS hereby grants to Purchaser the option (the “Option”) to acquire the Acquired Assets, and assume the Assumed Liabilities, pursuant to the terms and subject to the conditions set forth herein.

Section 9.2                                    Exercise of Option.

9.2.1                     Unless an Early Termination Event has occurred following the Effective Date, Purchaser may exercise the Option by delivering to BMS written notice of its election to exercise the Option (the “Option Notice”) at any time prior to the date that is eighteen (18) months after the Effective Date (the “Option Expiration Date”), provided that the exercise of such Option may not be delivered prior to the date that is twelve (12) months after the Effective Date.  For purposes of this Agreement, “Early Termination Event” means the delivery of a Notice of Termination by either Party to the other Party pursuant to Section 15.5.

9.2.2                     If an Early Termination Event has occurred as a result of the delivery of a Notice of Termination by BMS following the Effective Date, Purchaser may exercise the Option by delivering to BMS an Option Notice no later than ten (10) Business Days after the date of delivery of the Notice of Termination pursuant to Section 12.5.  If an Early Termination Event has occurred as a result of the delivery of a Notice of Termination by Purchaser following the Effective Date, Purchaser may exercise the Option by delivering to BMS an Option Notice at any time prior to the Option Expiration Date.

Section 9.3                                    Commercially Reasonable Efforts.  If Purchaser exercises the Option, the provisions of Article 10 and other applicable provisions of this Agreement shall be applicable to the Acquisition.

ARTICLE 10

PURCHASE AND SALE OF ACQUIRED ASSETS

Section 10.1                             Exercise of the Option.  If Purchaser delivers an Option Notice in accordance with Section 9.2, then Purchaser shall acquire the Acquired Assets, and assume the Assumed Liabilities, upon the terms and subject to the conditions set forth in this Article 10.

Section 10.2                             Purchase and Sale of Acquired Assets.  At the Purchase Closing, BMS shall, and shall cause the Selling Affiliates to, sell, assign, transfer, convey and deliver to Purchaser and the Purchasing Affiliates, and Purchaser shall (and shall cause the Purchasing Affiliates to) purchase from BMS and the Selling Affiliates, all the right, title and interest of BMS and the Selling Affiliates in, to and under the Acquired Assets free and clear of all Liens other than Permitted Liens, in consideration for (i) the Purchase Price, and (ii) the assumption by Purchaser of the Assumed Liabilities.  The purchase and sale of the Acquired Assets and the assumption by Purchaser of the Assumed Liabilities are referred to herein collectively as the “Acquisition”.

10.2.1              Assumed Liabilities.  Purchaser or a Purchasing Affiliate shall assume, effective as of the Purchase Closing, and from and after the Purchase Closing shall pay, perform and discharge when due, all Assumed Liabilities.

10.2.2              Excluded Liabilities.  Notwithstanding any other provision of this Agreement, Purchaser shall not assume any Excluded Liability, each of which shall be retained, and paid, performed and discharged when due, by BMS and the Selling Affiliates, as applicable.

10.2.3              No Set-Off.  Each of Purchaser’s and BMS’ obligations under this Article 10 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement, any Ancillary Agreement or any right or alleged right to indemnification hereunder.

Section 10.3                             Risk of Loss.  Until the Purchase Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of BMS or the Selling Affiliates, as applicable.  On the Purchase Closing Date, title to the Acquired Assets shall be transferred to Purchaser and Purchaser shall thereafter bear all risk of loss associated with the Acquired Assets and be solely responsible for procuring adequate insurance to protect the Acquired Assets against any such loss (it being understood that Purchaser’s responsibility is not contingent on Purchaser’s ability to procure adequate insurance).

Section 10.4                             Consents of Third Parties.

10.4.1              Notwithstanding anything in this Agreement to the contrary, Section 10.2 shall not constitute an agreement to assign any asset included in the Acquired Assets (including any Transferred Contract) or any claim, right or benefit arising under or resulting from any such asset (including any Transferred Contract), if the assignment or transfer thereof, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset (including any Transferred Contract), claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of BMS or any Selling Affiliate or, upon transfer, Purchaser or any Purchasing Affiliate.  If any such consent is not obtained prior to the Purchase Closing, such transfer or assumption shall be made subject to such consent being obtained.

10.4.2              If any such consent is not obtained prior to the Purchase Closing, (i) BMS shall use its commercially reasonable efforts for up to three (3) months following the Purchase Closing to obtain such consents as promptly as practicable after the Purchase Closing, and (ii) BMS, the Selling Affiliates and Purchaser and the Purchasing Affiliates shall cooperate (each at their own expense) in any lawful and reasonable arrangement proposed by Purchaser under which Purchaser shall obtain the economic claims, rights and benefits under any such asset included in the Acquired Assets (including any Transferred Contract) or related claim, right or benefit with respect to which the consent has not been obtained in accordance with this Section 10.4.2.  Such reasonable arrangement may include (a) the subcontracting, sublicensing or subleasing to Purchaser of any and all rights of BMS and the Selling Affiliates against the other party to such Third Party Contract arising out of a breach or cancellation thereof by the other party, and (b) the enforcement by BMS or the Selling Affiliates of such rights.  None of BMS, Purchaser or their respective Affiliates shall be required to commence, defend or participate in any litigation, incur any obligation in favor of, or offer or grant any accommodation (financial or otherwise) to, any Third Party in connection with entering into or implementing such arrangement.

Section 10.5                             Purchase Closing; Purchase Price Adjustment.

10.5.1              Purchase Closing.

10.5.1.1                            The closing of the Acquisition (the “Purchase Closing”) shall be held at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, New York, or remotely by exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in Section 10.5.1.2 and Section 10.5.1.3 if mutually agreed by the Parties, at 10:00 a.m. on the later to occur of (i) the Purchase Date, and (ii) the date which is three (3) Business Days after the conditions to the Purchase Closing set forth in Article 11 shall have been satisfied or waived (other than those conditions which by their nature are to be fulfilled at the Purchase Closing, but subject to the fulfillment or waiver of such conditions).  The date on which the Purchase Closing shall occur is hereinafter referred to as the “Purchase Closing Date”.  The Purchase Closing shall be deemed to be effective as of 12:00:01 a.m. in each applicable time zone on a country by country basis on the Purchase Closing Date.

10.5.1.2                            At the Purchase Closing, Purchaser shall deliver to BMS:

(i)            an amount equal to the Estimated Closing Purchase Price by wire transfer of immediately available funds denominated in Dollars to a bank account designated in writing by BMS at least two (2) Business Days prior to the Purchase Closing Date;

(ii)           an executed counterpart of a Bill of Sale, in the form attached hereto as Exhibit 10.5.1.2(ii) (the “Purchase Bill of Sale”), duly executed by Purchaser and the Purchasing Affiliates;

(iii)          an executed counterpart of an Assumption Agreement, in the form attached hereto as Exhibit 10.5.1.2(iii) (the “Purchase Assumption Agreement”), duly executed by Purchaser and the Purchasing Affiliates;

(iv)          an executed counterpart of  a Trademark Assignment Agreement, in the form attached hereto as Exhibit 10.5.1.2(iv) (the “Trademark Assignment Agreement”), duly executed by Purchaser and the relevant Purchasing Affiliates;

(v)           an executed counterpart of  a Patent Assignment Agreement, in the form attached hereto as Exhibit 10.5.1.2(v) (the “Patent Assignment Agreement”), duly executed by Purchaser and the relevant Purchasing Affiliates;

(vi)          an executed counterpart of any Domain Name Assignment Agreement, in the form attached hereto as Exhibit 10.5.1.2(vi) (the “Domain Name Assignment Agreement”), duly executed by Purchaser and the relevant Purchasing Affiliates;

(vii)         a certificate, dated as of the Purchase Closing Date, executed by an authorized officer of Purchaser, in his or her capacity as such, confirming the satisfaction, as of the Purchase Closing Date, of the conditions specified in Section 11.2.4 and Section 11.2.5; and

(viii)        a certificate, dated as of the Purchase Closing Date, executed by an authorized officer of Purchaser, in his or her capacity as such, certifying as to (i) the incumbency of the officers of Purchaser or the Purchasing Affiliates executing documents executed and delivered in connection with the Purchase Closing, and (ii) the adoption of resolutions authorizing the transactions contemplated hereby, and attaching certificates of good standing of Purchaser and the Purchasing Affiliates in their respective jurisdictions of organization.

10.5.1.3         At the Purchase Closing, BMS shall deliver or, with respect to clause (viii) below, make available to Purchaser:

(i)            an executed counterpart of the Purchase Bill of Sale, duly executed by BMS and the Selling Affiliates;

(ii)           an executed counterpart of the Purchase Assumption Agreement, duly executed by BMS and the Selling Affiliates;

(iii)          an executed counterpart of the Trademark Assignment Agreement, duly executed by BMS and the Selling Affiliates;

(iv)          an executed counterpart of the Patent Assignment Agreement, duly executed by BMS and the Selling Affiliates;

(v)           an executed counterpart of any Domain Name Assignment Agreement, duly executed by BMS and the Selling Affiliates;

(ix)          a certificate, dated as of the Purchase Closing Date, duly executed by BMS and each Selling Affiliate, certifying that such Person is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code;

(x)           duly executed written instruments releasing any Lien (other than Permitted Liens) on any tangible asset included in the Acquired Assets and authorizing the filing of UCC-3 termination statements (or other comparable documents) for all UCC-1 financing statements (or other comparable documents) filed in connection with any such Lien;

(vi)          a certificate, dated as of the Purchase Closing Date, executed by an authorized officer of BMS, in his or her capacity as such, confirming the satisfaction, as of the Purchase Closing Date, of the conditions specified in Section 11.1.3, Section 11.1.4 and Section 11.1.5;

(vii)         a certificate, dated as of the Purchase Closing Date, executed by an authorized officer of BMS, in his or her capacity as such, certifying as to (i) the incumbency of the officers of BMS or the Selling Affiliates executing documents executed and delivered in connection with the Purchase Closing, and (ii) the adoption of resolutions authorizing the transactions contemplated hereby, and attaching certificates of good standing of BMS and the Selling Affiliates in their respective jurisdictions of organization;

(viii)        copies of all Transferred Books and Records and the physical embodiments of the Acquired Assets; and

(xi)          updated versions of all lists required to be set forth in any Schedule contemplated by the representations and warranties set forth in Section 18.2, provided that no such updated list shall be deemed to (a) modify the representations, warranties, covenants or agreements of BMS, (b) modify any of the conditions set forth in Article 11, or (c) cure or prevent any misrepresentation, inaccuracy, untruth or breach of any representation, warranty, covenant or agreement set forth in this Agreement or failure to satisfy any condition set forth in Article 11.

10.5.2     Purchase Price.

10.5.2.1         Not less than three (3) Business Days prior to the anticipated Purchase Closing Date, BMS shall deliver to Purchaser a notice setting forth BMS’ good faith estimate of (a) the Closing Inventory Value (the “Estimated Closing Inventory Value”) and (b) any portion of the Average Net Sales pursuant to clause (b) of the definition of Net Sales.  Not less than two (2) Business Days prior to the anticipated Purchase Closing Date, Purchaser shall deliver to BMS a notice setting forth Purchaser’s good faith estimate of the Average Net Sales (the “Estimated Average Net Sales”) and a calculation of the Closing Purchase Price based on the Estimated Average Net Sales and the Estimated Closing Inventory Value (the “Estimated Closing Purchase Price”), determined in accordance with Section 10.5.2.2, together with supporting documentation to evidence the calculation of the Estimated Average Net Sales in reasonable detail (including a calculation of Net Sales for each jurisdiction in the Territory during the Calculation Period).

10.5.2.2         The “Closing Purchase Price” shall be defined as (i) (A) if BMS has not delivered a valid Notice of Termination pursuant to Section 15.5 as a result of a breach by Purchaser, the sum of (1) the product of that portion of Average Net Sales up to and including [**] Dollars ($[**]) multiplied by [**], and (2) the product of that portion of Average Net Sales exceeding [**] Dollars ($[**]) multiplied by [**] or (B) if BMS has delivered a valid Notice of Termination pursuant to Section 15.5 as a result of a breach by Purchaser, the sum of (1) the amount determined under the preceding clause (A) plus (2) the product of (x) the amount determined by dividing (aa) the aggregate amount of Royalty Fees paid or payable to BMS for the period beginning on the first day of the Collaboration Term and ending on the Purchase Closing Date by (bb) the number of calendar months in such period (rounded up or down in the case of partial months based on a 30-day month), multiplied by (y) the difference between (cc) 24 minus (dd) the number of calendar months determined in the preceding clause (bb); plus (ii) the Closing Inventory Value.

10.5.3     Purchase Price Adjustment.

10.5.3.1         Within forty-five (45) days after the Purchase Closing Date, Purchaser shall prepare and deliver to BMS a statement (the “Statement”) setting forth Purchaser’s determination of the Closing Purchase Price (including Average Net Sales and Closing Inventory Value), including the calculation thereof in reasonable detail (including in such Statement a calculation of Net Sales for each jurisdiction in the Territory during the Calculation Period).  During the forty-five (45) days following BMS’ receipt of the Statement, Purchaser shall provide BMS and its independent auditors reasonable access at reasonable times to the working papers and books and records used in the preparation of the Statement and employees who participated in the preparation of the Statement, in each case to the extent necessary to evaluate such Statement (including the calculation of Net Sales and Closing Inventory Value) the Closing Net Working Capital), provided that Purchaser shall not be required to provide BMS with access to any information that is subject to attorney-client privilege or the disclosure of which would result in a breach by Purchaser of any obligation of confidentiality owed to any Third Party (unless BMS agrees to hold any such information in confidence on terms no less restrictive than Purchaser’s confidentiality obligation to such Third Party).

10.5.3.2         The Statement shall become final and binding upon the Parties on the forty-fifth (45th) day following delivery to BMS thereof, unless BMS gives written notice to Purchaser prior to such date of its disagreement with the Statement (a “Notice of Disagreement”).  Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  During the thirty (30) day period following the delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences that they might have with respect to the matters specified in the Notice of Disagreement and agree on a final determination of the Closing Purchase Price.  At the end of such thirty (30)-day period, if no agreement on the Closing Purchase Price has been reached, the Parties shall submit to an internationally recognized independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and were properly included in the Notice of Disagreement.  The Accounting Firm shall be KPMG LLP or, if such firm is unable or unwilling to act, such other internationally recognized independent public accounting firm as shall be agreed upon by the Parties in writing.  The Parties shall instruct the Accounting Firm to render its reasoned written decision with respect to each disagreement asserted in accordance with this Section 10.5.3.2 as promptly as practicable but in no event later than thirty (30) days after submission to it of all matters in dispute.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.  The Accounting Firm’s determination shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Section 10.5.3.2.  The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the Parties) pursuant to this Section 10.5.3.2 shall be borne by Purchaser and BMS in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.  The Accounting Firm’s determination, as determined in accordance with this Section 10.5.3.2, shall, for purposes of this Agreement, be final and binding upon the Parties.  The Parties agree that the procedure set forth in this Section for resolving disputes with respect to the Statement shall (notwithstanding anything to the contrary contained in this Agreement) be the sole and exclusive method for resolving any such disputes.  Absent manifest error on the part of the Accounting Firm, the substance of the Accounting Firm’s determination shall not be subject to review.

10.5.3.3         The amount calculated in accordance with Section 10.5.2.2, based upon the Statement that has become final and binding on the Parties pursuant to Section 10.5.3.2 shall be the “Purchase Price”.  Within five (5) Business Days of the Statement becoming binding on the Parties pursuant to Section 10.5.3.2, (i) if the Purchase Price is greater than the Estimated Closing Purchase Price, Purchaser shall pay BMS an amount equal to such excess, together with interest thereon from the Purchase Closing Date at a rate equal to LIBOR (as in effect on the Purchase Closing Date) plus [**] percent ([**]%), and (ii) if the Purchase Price is less than the Estimated Closing Purchase Price, BMS shall pay Purchaser an amount equal to such shortfall, together with interest thereon from the Purchase Closing Date at a rate equal to LIBOR (as in effect as of the Closing Date) plus [**] percent ([**]%).

10.5.4     Withholding.

10.5.4.1         In the event any Party obligated to make payments pursuant to this Agreement in good faith determines that some or all of such payments are subject to withholding Taxes, levies, duties or other Taxes under the Laws of any jurisdiction, the Party making such payment shall deduct and withhold the amount of such Taxes for the account of the payee  and such amounts payable to the payee shall be reduced by the amount of Taxes deducted and withheld.  Any such Taxes required under applicable Laws to be paid or withheld shall be an expense of, and borne solely by, the payee.

10.5.4.2         To the extent that the Party making a payment withholds an amount of Tax in accordance with Section 10.5.4.1, the Party making such payment shall pay the amounts of such Taxes to the proper Governmental or Regulatory Authority in a timely manner and promptly transmit to the payee an official Tax certificate or other evidence of such withholding sufficient to enable the payee to claim such payments of Taxes.  The payee shall provide any Tax forms to the Party making such payment that may be reasonably necessary in order for such Party not to withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income tax treaty.  The payee shall use reasonable efforts to provide any such Tax forms to the Party making the payment at least thirty (30) days prior to the due date for any payments for which the payee desires that the Party making the payment apply a reduced withholding rate.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Law, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax.

ARTICLE 11

CONDITIONS TO CLOSINGS

Section 11.1          Conditions to Obligations of Purchaser.  The obligation of Purchaser to, and to cause the Purchasing Affiliates to, effect the transactions contemplated by this Agreement to be completed at the Collaboration Closing and at the Purchase Closing is subject to the satisfaction (or written waiver by Purchaser) as of such Closing of the following conditions:

11.1.1     No Injunctions or Restraints.  No statute, rule, regulation, executive order, decree, temporary restraining order, judgment, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental or Regulatory Authority or other legal restraint or prohibition shall be in effect that would (i) prevent consummation of the transactions contemplated by this Agreement to occur at such Closing (or, in the case of the Collaboration Closing, the Purchase Closing), or (ii) reasonably be expected to cause such transactions to be rescinded following such Closing.

11.1.2     Competition Law Authorizations.  All Competition Law Authorizations with respect to such Closing shall have been obtained (or with respect to applicable waiting periods, have expired), and no such Competition Law Authorizations shall have been revoked.

11.1.3     Accuracy of Representations and Warranties.

11.1.3.1         All of the BMS Fundamental Representations and all of the BMS Designated Representations shall be true and correct in all material respects (a) with respect to the Collaboration Closing, as of the Effective Date, and (b) with respect to the Purchase Closing, as of the Purchase Closing Date, in each case as though such representations and warranties were made at each such time, (i) except that any representations and warranties that are made only as of a specified date shall be true and correct only as of such date, and (ii) disregarding any materiality, Material Adverse Effect or similar qualification set forth in any such representation or warranty; and

11.1.3.2         All representations and warranties made by BMS in Section 18.2, other than the BMS Fundamental Representations and BMS Designated Representations, shall be true and correct (a) with respect to the Collaboration Closing, as of the date hereof and as of the Effective Date, and (b) with respect to the Purchase Closing, as of the Purchase Closing Date, in each case as though such representations and warranties were made at each such time, (i) except that any representations and warranties that are made only as of a specified date shall be true and correct only as of such date, (ii) disregarding any materiality, Material Adverse Effect or similar qualification set forth in any such representation or warranty, and (iii) except for such failures to be true and correct that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

11.1.4     Performance of Covenants.  The covenants and obligations that BMS is required to perform at or prior to such Closing shall have been duly performed and complied with by BMS in all material respects.

11.1.5     No Material Adverse Effect.  In the case of the Collaboration Closing, since the date of this Agreement, and in the case of the Purchase Closing, since the date of delivery of the Option Notice, there shall have occurred no change, effect, event or occurrence or state of facts that, individually or taken together with other changes, effects, events or occurrences or state of facts change, has had, or would reasonably be expected in the future to have, a Material Adverse Effect; provided, that clause (ii) of the definition of “Material Adverse Effect” shall be disregarded in the determination of whether this condition is or would be satisfied as of the Purchase Closing.

11.1.6     Required Financial Statements.  The SEC shall have, in response to the SEC Request Letter, advised the Purchaser as to the nature and scope of the Required Financial Statements and BMS shall have delivered to Purchaser the Required Financial Statements in a form suitable for filing pursuant to Item 9.01(a) of Form 8-K promulgated by the SEC, in each case at or prior to the Collaboration Closing.

11.1.7     Deliverables.  In the case of the Collaboration Closing, Purchaser shall have received each of the items set forth in Section 2.3.3, and in the case of the Purchase Closing, Purchaser shall have received each of the items set forth in Section 10.5.1.3.

Section 11.2          Conditions to Obligation of BMS.  The obligation of BMS to, and to cause the Selling Affiliates to, effect the transactions contemplated by this Agreement to be completed at the Collaboration Closing and at the Purchase Closing is subject to the satisfaction (or written waiver by BMS) as of such Closing of the following conditions:

11.2.1     No Injunctions or Restraints.  No statute, rule, regulation, executive order, decree, temporary restraining order, judgment, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental or Regulatory Authority or other legal restraint or prohibition shall be in effect that would (i) prevent consummation of the transactions contemplated by this Agreement to occur at such Closing (or, in the case of the Collaboration Closing, the Purchase Closing), or (ii) reasonably be expected to cause such transactions to be rescinded following such Closing.

11.2.2     Competition Law Authorizations.  All Competition Law Authorizations with respect to such Closing shall have been obtained (or with respect to applicable waiting periods, have expired), and no such Competition Law Authorizations shall have been revoked.

11.2.3     Exercise of the Option.  In the case of the Purchase Closing, Purchaser shall have delivered to BMS an Option Notice in accordance with Section 9.2.

11.2.4     Accuracy of Representations and Warranties.

11.2.4.1         All of the Purchaser Fundamental Representations shall be true and correct in all material respects (a) with respect to the Collaboration Closing, as of the Effective Date, and (b) with respect to the Purchase Closing, as of the Purchase Closing Date, in each case as though such representations and warranties were made at each such time, (i) except that any representations and warranties that are made only as of a specified date shall be true and correct only as of such date, and (ii) disregarding any materiality, Material Adverse Effect or similar qualification set forth in any such representation or warranty; and

11.2.4.2         All representations and warranties made by Purchaser in Section 18.1, other than the Purchaser Fundamental Representations, shall be true and correct (a) with respect to the Collaboration Closing, as of the Effective Date, and (b) with respect to the Purchase Closing, as of the Purchase Closing Date, in each case as though such representations and warranties were made at each such time, (i) except that any representations and warranties that are made only as of a specified date shall be true and correct only as of such date, (ii) disregarding any materiality, Material Adverse Effect or similar qualification set forth in any such representation or warranty, and (iii) except for such failures to be true and correct that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

11.2.5     Performance of Covenants.  The covenants and obligations that Purchaser is required to perform at or prior to the Collaboration Closing shall have been duly performed and complied with by Purchaser in all material respects.

11.2.6     Deliverables.  In the case of the Collaboration Closing, BMS shall have received each of the items set forth in Section 2.3.2, and in the case of the Purchase Closing, BMS shall have received each of the items set forth in Section 10.5.1.2.

Section 11.3          Frustration of Closing Conditions.  Neither Purchaser nor BMS may rely on the failure of any condition set forth in this Article 11 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Purchase Closing to occur, as required by Section 12.1.

ARTICLE 12

COVENANTS RELATING TO THE CLOSINGS

Section 12.1          Efforts.  Subject to Section 12.2.5 and Section 12.8, (i) BMS shall use its commercially reasonable efforts to cause each of the conditions set forth in Section 11.1 to be satisfied at or prior to each applicable Closing; provided, that, in seeking to satisfy any such condition, BMS shall not (and it shall cause its Affiliates not to), waive or modify any rights of BMS or any of its Affiliates under or to any Collaboration Asset or any Acquired Asset, except with Purchaser’s prior written consent, and (ii) Purchaser shall use its commercially reasonable efforts to cause each of the conditions set forth in Section 11.2 to be satisfied at or prior to the applicable Closing.

Section 12.2          Competition Law Authorizations.

12.2.1     As soon as practicable but in any event within ten (10) Business Days after the date of this Agreement, BMS and Purchaser will make all necessary filings and submissions under the HSR Act in connection with the Collaboration Closing.  Purchaser and BMS will make all other filings required by the Competition Laws of any other jurisdiction in connection with the Collaboration Closing as soon as practicable after the date of this Agreement.

12.2.2     As soon as practicable but in any event within fifteen (15) Business Days after the delivery to BMS of the Option Notice, BMS and Purchaser will make any necessary filings and submissions under the HSR Act in connection with the Purchase Closing.  Purchaser and BMS will make all other filings required by the Competition Laws of any other jurisdiction in connection with the Purchase Closing as soon as practicable after such delivery of the Option Notice.

12.2.3     Purchaser and BMS agree to (and to cause their respective Affiliates to) comply with all requests for information from Governmental or Regulatory Authorities, to the extent required by applicable Competition Laws.  Except as may be restricted by applicable Law, (i) the Parties shall cooperate with each other with respect to the obtaining of information needed for the preparation of all required filings or notifications required to be filed pursuant to the applicable Competition Laws of any jurisdiction by Purchaser or BMS in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including the preparation of the Notification and Report Forms required to be filed pursuant to the HSR Act, (ii) the Parties shall use their commercially reasonable efforts and shall cooperate in responding to any written or oral requests from any Governmental or Regulatory Authorities for additional information or documentary evidence under any applicable Competition Law, and (iii) the Parties shall cooperate and shall provide notice and opportunity to consult regarding all meetings with Governmental or Regulatory Authorities, whether in person or telephonic, and regarding all written communications with Governmental or Regulatory Authorities, in each case under any applicable Competition Law in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  The Parties agree to request early termination with respect to the waiting period prescribed by the HSR Act.  Notwithstanding anything to the contrary in this Agreement, all filing fees incurred under any Competition Laws of any jurisdiction in connection with the transactions contemplated hereby and by the Ancillary Agreements shall be paid by Purchaser.

12.2.4     Each of Purchaser and BMS shall promptly notify and provide the other Party with copies of any communication it or any of its Affiliates receives from any Governmental or Regulatory Authority under any Competition Laws relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and permit the other Party to review reasonably in advance any proposed communication by it to any Governmental or Regulatory Authority relating to such matters.  Neither Purchaser nor BMS shall agree to participate in any meeting with any Governmental or Regulatory Authority Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry under any Competition Laws relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, unless it consults with the other Party in advance and, to the extent permitted by such Governmental or Regulatory Authority, gives the other Party the opportunity to attend and participate at such meeting.  To the extent permitted by applicable Law, Purchaser and BMS shall coordinate and cooperate reasonably with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under any Competition Laws, including under the HSR Act.

12.2.5     Notwithstanding anything to the contrary contained herein, neither Purchaser nor its Affiliates shall be required (and BMS shall not agree to any of the following without the written consent of Purchaser) under this Section 12.2 or any other provision of this Agreement: (i) to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of, hold separate or encumber before or after either Closing any assets, licenses, operations, rights, product lines, businesses or interest therein of Purchaser or any of its Affiliates or the Business, any Collaboration Assets or any Acquired Assets; (ii) to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by Purchaser or any of its Affiliates of any of their assets, licenses, operations, rights, product lines, businesses (including the Business) or interest therein or any Collaboration Assets or Acquired Assets; (iii) to consent to any agreement to take any of the foregoing actions; or (iv) to agree to any changes to or restriction on, or other impairment of Purchaser’s ability to own or operate, any such assets, licenses, product lines, businesses or interests therein or the Business or any Collaboration Assets or Acquired Assets.

12.2.6     From the date hereof until the Collaboration Closing, Purchaser shall not enter into any transaction, or any contract or other agreement, whether oral or written, to effect any transaction (including any merger or acquisition) that would reasonably be expected to reduce in any material respect, as a result of the acquisition of a product or business that competitively overlaps with the Products or the Business, the likelihood of: (i) obtaining approval of the transactions contemplated by this Agreement and the Ancillary Agreements under any Competition Law applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) avoiding the entry of any injunction, temporary restraining order or other order that would prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, or (iii) obtaining all material authorizations, consents, orders and approvals of Governmental or Regulatory Authorities reasonably necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  In addition, subject to Section 12.2.5, Purchaser shall defend through litigation on the merits any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 12.3          Access.  From the date hereof until the Collaboration Closing, and from the Exercise Date until the earlier to occur of (i) the Purchase Closing, and (ii) the termination of this Agreement, BMS shall, and shall cause the Selling Affiliates to, give Purchaser and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable advance notice, to the Collaboration Assets (prior to the Collaboration Closing), the Acquired Assets and the facilities of BMS used in the Business, to such financial and operating data and other information relating to the Collaboration Assets (prior to the Collaboration Closing), the Acquired Assets and the Business as Purchaser may reasonably request and, for the purpose of making offers of employment pursuant to Section 3.4.3, the BMS Employees (prior to the applicable Employee Transfer Date); provided, however, that such access (a) does not unreasonably disrupt the normal operations of BMS or the Selling Affiliates, (b) would not reasonably be expected to violate any attorney-client privilege of BMS or the Selling Affiliates or violate any applicable Law, and (c) would not breach any duty of confidentiality owed to any Third Party whether the duty arises contractually, statutorily or otherwise.

Section 12.4          Conduct of Business during the Collaboration Term.

12.4.1     Except as set forth in Exhibit 12.4 or otherwise required by the terms of this Agreement or any Ancillary Agreement, from the date hereof until the Collaboration Closing (except as expressly consented to in writing by Purchaser (such consent not to be unreasonably withheld)), BMS shall (and BMS shall cause its Affiliates to) (i) conduct the Business in the Ordinary Course of Business and (ii) use commercially reasonable efforts to maintain and preserve the Business, the Collaboration Assets and the Acquired Assets and to retain the employees, consultants and contracts of BMS and its Affiliates engaged in the Business and suppliers, vendors, customers, licensors, licensees, distributors, regulatory authorities, creditors and others having business relations with BMS or any of its Affiliates in connection with the Business.

12.4.2     Except as set forth in Exhibit 12.4 or otherwise required by the terms of this Agreement or any Ancillary Agreement, from the date hereof until the expiration or earlier termination of the Collaboration Term (except as expressly consented to in writing by Purchaser (such consent not to be unreasonably withheld) or as a result of the transactions that occur at the Collaboration Closing under this Agreement), BMS shall (and BMS shall cause its Affiliates to) (i) conduct the portion of the Business retained by BMS at the Collaboration Closing in the Ordinary Course of Business and (ii) use commercially reasonable efforts to maintain and preserve such portion of the Business and the Acquired Assets and to retain the employees, consultants and contracts of BMS and its Affiliates engaged in such portion of the Business and suppliers, vendors, customers, licensors, licensees, distributors, regulatory authorities, creditors and others having business relations with BMS or any of its Affiliates in connection with such portion of the Business.

12.4.3     Except as set forth in Exhibit 12.4 or otherwise required by the terms of this Agreement or any Ancillary Agreement, from the date hereof until the expiration or earlier termination of the Collaboration Term (except as expressly consented to in writing by Purchaser (such consent not to be unreasonably withheld) or as a result of the transactions that occur at the Collaboration Closing under this Agreement), BMS shall not (and shall cause each of its Affiliates not to):

(i)            except for any Excluded Liability, make or agree to make any capital expenditures in connection with the Business in excess of $[**] individually, or $[**] in the aggregate, or incur or guarantee or agree to incur or guarantee any indebtedness in connection with the Business involving an obligation in excess of $[**] individually, or $[**] in the aggregate;

(ii)           (A) hire or retain any person who, upon such hiring or retention, would be a BMS Employee to whom Purchaser would be required to make an offer of employment pursuant to Section 3.4.3, (B) terminate the employment of any BMS Employee other than for cause, or (C) except as required to comply with applicable Law or in the Ordinary Course of Business, (1) increase or decrease in any material respect the compensation or benefits of, or promise any bonus to, any BMS Employee or materially modify their terms of employment or engagement (other than increases or decreases generally applicable to employees of BMS and its Affiliates in the same country), (2) amend or accelerate the payment, right to payment or vesting of any compensation or benefits of any BMS Employee, including any outstanding equity compensation, or (3) grant any awards under any bonus, incentive, equity, performance or other compensation plan or arrangement or benefit plan, including the grant of performance units or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, to any BMS Employee (other than awards granted generally to employees of BMS and its Affiliates in the same country);

(iii)          sell, assign, lease, sublease, license, sublicense, pledge or otherwise transfer or dispose of or grant any option or rights in, to or under, any Collaboration Assets or any Acquired Assets, other than sales of Inventory to Purchaser or sales of Inventory of  recombinant thrombin active ingredient or drug product containing recombinant thrombin active ingredient pursuant to the Orthovita Supply Agreement in the Ordinary Course of Business;

(iv)          enter into any Material Contract (or Contract that would be a Material Contract if it were in effect on the date hereof) except in the Ordinary Course of Business, or amend, modify or waive any right under any Material Contract or Material Permit if such amendment, modification or waiver would adversely affect in any material respect the rights to be transferred to Purchaser with respect to such Material Contract or Material Permit at the Collaboration Closing or the Purchase Closing;

(v)           enter into any other transaction, agreement or arrangement that is not negotiated at arm’s length in connection with the Business, except for any such transaction, agreement or arrangement that constitutes an Excluded Liability;

(vi)          commence a lawsuit or, to the extent the same would be binding on Purchaser or create or constitute an Assumed Collaboration Liability or an Assumed Liability, settle any claim or litigation, other than for routine collection of Accounts Receivable, in connection with the Business;

(vii)         open or close any facility or office used in the Business; or

(viii)        authorize, commit or agree (in writing or otherwise) to take any of the actions described in this Section 12.4.

Section 12.5          Certain Covenants During the Collaboration Term.  Except as set forth in Exhibit 12.4 or otherwise contemplated by the terms of this Agreement or any Ancillary Agreement, from the date hereof until the expiration or earlier termination of the Collaboration Term (except as expressly consented to in writing by Purchaser (such consent not to be unreasonably withheld) or as a result of the transactions that occur at the Collaboration Closing under this Agreement):

(i)            BMS shall, and shall cause the Selling Affiliates to, use commercially reasonable efforts to fulfill their respective obligations under the Collaboration Contracts (until such time as such Collaboration Contract is transferred to Purchaser or a Purchasing Affiliate pursuant to this Agreement) and the Transferred Contracts, in each case in accordance with their respective terms;

(ii)           BMS shall, and shall cause the Selling Affiliates to, not terminate any Collaboration Contract (until such time as such Collaboration Contract is transferred to Purchaser or a Purchasing Affiliate pursuant to this Agreement) or any Transferred Contract in whole or in part, directly or indirectly;

(iii)          BMS shall, and shall cause the Selling Affiliates to, promptly furnish Purchaser with copies of all material written communications BMS or any Selling Affiliate receives from any other party to a Collaboration Contract (until such time as such Collaboration Contract is transferred to Purchaser or a Purchasing Affiliate pursuant to this Agreement) or a Transferred Contract;

(iv)          BMS shall, and shall cause the Selling Affiliates to, promptly furnish Purchaser with copies of all material written reports and other communications that BMS or any of its Affiliates furnishes to any party to a Collaboration Contract (until such time as such Collaboration Contract is transferred to Purchaser or a Purchasing Affiliate pursuant to this Agreement) or a Transferred Contract; and

(v)           BMS shall, and shall cause the Selling Affiliates to, furnish Purchaser with copies of all written notices received by BMS or any of its Affiliates relating to any alleged breach or default by BMS or any of its Affiliates under any Collaboration Contract (until such time as such Collaboration Contract is transferred to Purchaser or a Purchasing Affiliate pursuant to this Agreement) or Transferred Contract within five (5) Business Days after BMS’ or its Affiliate’s receipt thereof and BMS shall give Purchaser reasonable opportunity to consult with BMS regarding its proposed response to such alleged breach or default.

Section 12.6          Exclusivity.  From and after the date hereof until the Purchase Closing (or the date by which Purchaser is required to deliver the Option Notice in accordance with Section 9.2 if Purchaser fails to deliver the Option Notice on or before such date):

12.6.1     Neither BMS nor any of its Affiliates shall (and BMS shall cause each of its Affiliates not to), directly or indirectly: (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any Third Party concerning any Acquisition Transaction, (ii) furnish any information concerning the Business (or any portion thereof) or the Collaboration Assets or the Acquired Assets to any Third Party in connection with, or in any manner that would reasonably be expected to lead to, any potential Acquisition Transaction, or (iii) engage in discussions or negotiations with Third Party concerning any Acquisition Transaction.

12.6.2     Each of BMS and its Affiliates shall (and BMS shall cause its Affiliates to): (i) immediately cease any discussions or negotiations of the nature described in Section 12.6.1, (ii) promptly notify any party with which such discussions or negotiations are or were being held of such termination, (iii) promptly request in writing that all Persons to whom nonpublic information concerning the Business, the Collaboration Assets or the Acquired Assets has been distributed on or prior to the date of this Agreement return to BMS or destroy such information in accordance with the terms of the applicable confidentiality agreement as soon as possible, and (iv) refrain from entering into any Acquisition Transaction.

Section 12.7          Notification of Certain Matters.  During the period from the date of this Agreement until the Collaboration Closing, if to BMS’ knowledge, any BMS Employee intends to terminate his or her employment with BMS or any Selling Affiliate (other than to accept employment with Purchaser or its Affiliates), BMS shall notify Purchaser promptly after acquiring such knowledge.

Section 12.8          Efforts to Obtain Required Financial Statements and Related Matters

12.8.1     BMS will use its commercially reasonable efforts to prepare and deliver (or cause to be prepared and delivered) to Purchaser the financial statements described in clause (i) of the definition of Required Financial Statements at or prior to the Collaboration Closing.  From the date of this Agreement until the Collaboration Closing, BMS will use its commercially reasonable efforts to prepare and deliver (or cause to be prepared and delivered) to Purchaser the financial statements (if any) described in clause (ii) of the definition of Required Financial Statements at or prior to the Collaboration Closing; provided, however, that notwithstanding anything to the contrary in this Section 12.8.1, BMS shall have no obligation to prepare and deliver (or cause to be prepared and delivered) financial statements that are fully compliant with Rule 3-05 of Regulation S-X promulgated by the SEC.  The Parties acknowledge that given their nature, the Required Financial Statements may not necessarily reflect what the Business’ financial position and results of operations would have been had the Business been a standalone entity for the periods indicated.

12.8.2     As promptly as practicable after the date hereof, Purchaser shall submit to the SEC the SEC Request Letter.  Purchaser shall provide BMS and its representatives an opportunity to review any written correspondence related to the SEC Request Letter prior to submission thereof and shall provide copies of any such correspondence received from the SEC.  In addition, BMS and its representatives shall be entitled to attend any in-person or telephonic meeting between Purchaser and its representatives and the SEC regarding the SEC Request Letter or the Required Financial Statements.

ARTICLE 13

ADDITIONAL COVENANTS

Section 13.1          Cooperation.

13.1.1     The Parties shall cooperate with each other, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate with each other, during the Collaboration Term and, if the Purchase Closing occurs, for a period of sixty (60) days following the Purchase Closing, to ensure the orderly transition of the Business, the Products, the Acquired Assets and the Collaboration Assets from BMS to Purchaser and to minimize any disruption to the respective businesses of BMS, the Selling Affiliates and Purchaser that might result from the Acquisition.  After the Purchase Closing, upon reasonable written notice, Purchaser and BMS shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives reasonable access, during normal business hours, to such information and assistance relating to the Business and the Acquired Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment or for Purchaser to otherwise conduct the Business after the Purchase Closing.  The obligation to cooperate pursuant to the preceding sentence insofar as it concerns Taxes shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof).  Each Party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other Party pursuant to this Section 13.1.1.  Neither Party shall be required by this

Section 13.1.1 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

13.1.2     Following the Effective Date, each Party shall, and shall cause its Affiliates to, cooperate with the other Party and its Affiliates in the administration, prosecution, defense, and settlement of Legal Proceedings involving such other Party which are, arise out of or are related to Excluded Liabilities (in the case of BMS) or Assumed Collaboration Liabilities or Assumed Liabilities (in the case of Purchaser).  Such cooperation shall include (i) retaining records and information which are reasonably relevant to such Legal Proceedings, (ii) affording such other Party, its Affiliates, its counsel and its other representatives full and complete access, upon reasonable written notice during normal business hours at a mutually convenient time, to all relevant personnel, properties, books, contracts, commitments and records, (iii) making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings, (iv) furnishing promptly to such other Party, its Affiliates, its counsel and its other representatives any information reasonably requested by them, and (v) providing such other assistance to to such other Party, its Affiliates, its counsel and its other representatives reasonably requested by them, in each case (i) through (v) to the extent such cooperation would not be reasonably expected to result in the forfeiture of any attorney-client privilege of Purchaser or its Affiliates, violate any Contract or applicable Law or otherwise unreasonably disrupt the normal business operations of the first Party or breach any duty of confidentiality owned to any Third Party whether the duty contractually, statutorily or otherwise.  The Party requesting information under this Section 13.1.2 shall reimburse the other Party for reasonable and documented out-of-pocket costs and expenses incurred in assisting such requesting Party pursuant to this Section 13.1.2.  Purchaser and BMS will execute and deliver any documents necessary to carry out the intent of this Section 13.1.2.

Section 13.2          No Use of Certain Names.  After the Purchase Closing, Purchaser shall promptly, and in any event by six (6) months after the later of (i) Purchase Closing Date, and (ii) to the extent a period of time greater than six (6) months is required to obtain any required approvals of applicable Governmental or Regulatory Authorities in any jurisdiction for such changes, receipt of all such required approvals, (a) revise any and all Product literature and labeling to delete all references to the BMS Names, and (b) delete all references to BMS’ or any Selling Affiliate’s customer service addresses or telephone numbers on Product literature and labeling; provided, that Purchaser may continue to sell in the Ordinary Course of Business any finished Products included in the Transferred Inventory as of the Purchase Closing Date, and any Product that is part of an open order placed by Purchaser prior to the Purchase Closing Date pursuant to the Supply Agreement for delivery after the Purchase Closing Date, containing the BMS Names until the later of (x) one (1) year after the Purchase Closing Date, and (y) the receipt of the last of all such required approvals.  In no event shall Purchaser use any BMS Names, addresses or telephone numbers after the Purchase Closing in any manner or for any purpose different from the use of such BMS Names, addresses or telephone numbers by BMS, any Selling Affiliate or Purchaser with respect to the Products in the Territory, the Acquired Assets or the conduct of the Business during the ninety (90)-day period preceding the Purchase Closing.

Section 13.3          Bulk Transfer Laws.  Purchaser hereby waives compliance by BMS and its Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Collaboration Assets or the Acquired Assets to Purchaser.

Section 13.4          Transfer Taxes.

13.4.1     All transfer, documentary, sales, use, stamp, VAT, registration and other such Taxes, applicable to the Acquisition (such Taxes, together with any interest, penalties and additions thereto, collectively, “Transfer Taxes”), shall be paid by Purchaser.

13.4.2     Each of Purchaser and BMS shall file all necessary Tax Returns and other documentation required to be filed by it or its Affiliates under applicable Law with respect to all Transfer Taxes, and, if required by applicable Law, the other Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

13.4.3     Purchaser and BMS shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation required to obtain any exemption from (or reduction in) Transfer Taxes, and shall cooperate in taking any commercially reasonable steps to minimize the Parties’ liability for Transfer Taxes.

Section 13.5          Purchase Price Allocation; Entitlement to Tax Refunds and Credits; Proration of Non-Income Taxes.

13.5.1     The Parties agree to reasonably cooperate with each other to agree upon an allocation of the Purchase Price and Assumed Liabilities among the Acquired Assets sold by BMS and each Selling Affiliate and purchased by Purchaser on or before the Purchase Closing Date in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and corresponding provisions of applicable foreign Law) (the “Allocation”).

13.5.2     At least thirty (30) days prior to the Purchase Closing Date, BMS, on behalf of itself and the other Selling Affiliates, shall deliver to Purchaser a schedule (the “Preliminary Allocation Schedule”) allocating among the Acquired Assets sold by BMS and each Selling Affiliate and the restrictive covenants set forth in Section 13.10, the expected Purchase Price and the expected Assumed Liabilities.  Purchaser shall have fifteen (15) days to raise any reasonable objections to the Preliminary Allocation Schedule after which such time the Preliminary Allocation Schedule shall be finalized for purposes of the Allocation.  In the event that Purchaser objects to the Preliminary Allocation Schedule, the Parties shall endeavor in good faith to resolve any disagreement within sixty (60) days of the delivery of such notice of objection.  If no such agreement can be reached, then each Party shall be entitled to use its own allocation of the Purchase Price and the Assumed Liabilities among the Acquired Assets.  For the avoidance of doubt, the agreement of the Parties on the Allocation shall not be a condition to the Purchase Closing.

13.5.3     In the event that Purchaser does not object to any aspect of the Preliminary Allocation Schedule or the Parties otherwise resolve any disagreement in accordance with

Section 13.5.2, then Purchaser and BMS agree to (i) be bound by the Allocation (as reasonably adjusted to reflect the final determination of the Purchase Price and the Assumed Liabilities), (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all Tax Returns (including filing Form 8594 with its federal income Tax Return for the taxable year that includes the Purchase Closing Date), and (iii) take no position inconsistent with the Allocation for all Tax purposes.  In the event that any Taxing Authority disputes the Allocation, BMS or Purchaser, as the case may be, shall promptly notify the other Party of the nature of such dispute.

13.5.4     BMS shall be entitled to any refunds or credits of Taxes relating to any Excluded Tax Liability.  Purchaser shall be entitled to any refunds or credits of Taxes relating to the Acquired Assets or the Collaboration Assets, other than any such refunds or credits of Taxes relating to any Excluded Tax Liability.

13.5.5     In the case of any taxable period that includes (but does not end on) the Purchase Closing Date (a “Straddle Period”), Taxes imposed on a periodic basis (including real, personal and intangible property Taxes) imposed with respect to the Acquired Assets for the Pre-Closing Tax Period shall be allocated to the Pre-Closing Tax Period on a pro rata basis (based on the number of days during the Straddle Period elapsed on or prior to the Purchase Closing Date), after adjustments for any acquisitions or dispositions that occurred during the Straddle Period.

Section 13.6          Retention of Certain Records.  BMS may retain all records prepared by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including bids received from Third Parties, and such records shall be Excluded Records for all purposes hereunder.

Section 13.7          Recordation of Transferred Intellectual Property.  Purchaser shall be responsible, at its sole cost and expense, for all applicable recordations of the assignment of the Transferred Intellectual Property and the Transferred Other Intellectual Property.  BMS agrees to execute and deliver to Purchaser, reasonably promptly after the Purchase Closing, such assignments and other documents, certificates and instruments reasonably requested by Purchaser for Purchaser’s filing with the applicable registries and other recording authorities to transfer the Transferred Intellectual Property and the Transferred Other Intellectual Property of record in accordance with applicable Law.

Section 13.8          Refunds and Remittances.

13.8.1     Received by BMS or the Selling Affiliates.  After each Closing, if BMS or any of its Affiliates receives any refund or other amount which is a Collaboration Asset or (after the Purchase Closing) an Acquired Asset in accordance with the terms of this Agreement, BMS promptly shall remit, or shall cause to be remitted, such amount to Purchaser at the address set forth in Article 19.

13.8.2     Received by Purchaser or its Affiliates.  After each Closing, if Purchaser or any of its Affiliates receives any refund or other amount which is an Excluded Asset or (prior to the Purchase Closing) is an Acquired Asset in accordance with the terms of this Agreement,

Purchaser promptly shall remit, or shall cause to be remitted, such amount to BMS at the address set forth in Article 19.

Section 13.9          Further Assurances.  From time to time after the Effective Date, upon request of the other Party, each Party shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions as may reasonably be required to consummate and make effective the transactions contemplated by the this Agreement and the Ancillary Agreements, and (i) from and after the Collaboration Closing, to put Purchaser and the Purchasing Affiliates in possession and control of the Collaboration Assets of a tangible nature, and (ii) from and after the Purchase Closing, to put Purchaser and the Purchasing Affiliates in possession and control of all of the Acquired Assets of a tangible nature.

Section 13.10       Noncompetition; Nonsolicitation.

13.10.1          As further consideration for the transactions contemplated hereby, during the period commencing on the Effective Date and ending on the later of (i) the date that is two (2) years after the date hereof, and (ii) if the Option Notice is delivered in accordance with Section 9.2, the later of (a) three (3) years after the date hereof, and (b) the date that is one (1) years after the Purchase Closing Date (the “Restriction Term”) (provided, that the Restriction Term shall terminate upon the earlier termination of this Agreement), BMS covenants and agrees with Purchaser that neither BMS nor its Affiliates shall, and BMS shall cause its Affiliates not to, directly or indirectly, for BMS or on behalf of or in conjunction with any other Person, engage in the Territory in the Exploitation of any recombinant thrombin or of any hemostat product containing recombinant thrombin as its principal active ingredient (except for the manufacture and sale of the Products pursuant to the Supply Agreement or of recombinant thrombin active ingredient or drug product containing recombinant thrombin active ingredient pursuant to the Orthovita Supply Agreement) (a “Competing Business”).  This Section 13.10.1 shall not be deemed to have been breached as a result of: (1) the ownership by BMS or any of its Affiliates of less than twenty percent (20%) in the aggregate of any class of stock of a Person engaged, directly or indirectly, in any Competing Business, or (2) the ownership by BMS or any of its Affiliates of any Competing Business if such ownership arises as a result of the acquisition following the Effective Date of a Person that engages, directly or indirectly, in a Competing Business, and (x) in its last full fiscal year prior to such acquisition, the consolidated revenues of such Person from the Competing Business constituted less than fifteen percent (15%) of the total consolidated revenues of such Person, or (y) following such acquisition, BMS (or its applicable Affiliate) uses, until the expiration of the Restricted Term, reasonable best efforts to sell that portion of the business of such entity as constitutes a Competing Business, provided that BMS (or its applicable Affiliate) shall allow Purchaser to participate in any auction or sale process regarding the sale of such Competing Business.

13.10.2          During the Restriction Term, BMS covenants and agrees with Purchaser that neither BMS nor its Affiliates shall, and BMS shall cause its Affiliates not to, hire or solicit away from Purchaser or any of its Affiliates any Transferred Employee; provided, that this Section 13.10.2 shall not be deemed to prohibit BMS or its Affiliates from placing general solicitations of employment in magazines, newspapers or trade journals of general circulation that are not directed at any Transferred Employee, or from hiring any Transferred Employee who leaves the employment of or whose employment is terminated by Purchaser or its Affiliates other than as a result of a breach of BMS’ obligations under this Section 13.10.2.

13.10.3          BMS agrees that the duration and geographic scope of the provision set forth in Section 13.10.1 are reasonable.  In the event that any court determines that the duration or the geographic scope of Section 13.10.1, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.  The Parties intend that the restrictions set forth in Section 13.10.1 shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

13.10.4          BMS acknowledges and agrees that Purchaser will be irreparably harmed and that remedies at law would be inadequate for any breach by BMS or any of its Affiliates of any of the covenants or agreements contained in Section 13.10.1.  It is accordingly agreed that, in addition to any other remedies which may be available upon the breach or threatened breach of any such covenants or agreements, Purchaser shall have the right to  equitable relief (including in the form of injunctions and orders for specific performance and in each case without the proof of actual damages) to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, BMS and its Affiliates’ covenants and agreements contained in Section 13.10.1, in any court having jurisdiction over the Parties and the matter.  BMS hereby waives any requirement for the security or the posting of any bond in connection with any such remedy or relief.  For the sake of clarity and avoidance of doubt, any breach by BMS and/or its Affiliates of the terms of this Section 13.10 shall, in addition to any remedies to which Purchaser may have hereunder or at Law or in equity, be deemed to be a breach of a material obligation under this Agreement for the purposes of Section 15.2.

13.10.5          The Restriction Term shall be automatically extended by the number of days that BMS or any of its Affiliates are found to have been in violation of the provisions of this Section 13.10.

Section 13.11       Auditor Consents.  From and after the Collaboration Closing, BMS shall use its commercially reasonable efforts to deliver all certificates, management representation letters and other customary documents and instruments as may be requested by any independent registered public accounting firm that participates in the audit of any of the Required Financial Statements in connection with the delivery to Purchaser by such accounting firm of all consents necessary for Purchaser to file with the SEC such Required Financial Statements, to the extent such filing is required by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any rule, regulation or form promulgated under either of the foregoing in connection with the filing of any registration statement, current or periodic report or other form or report of Purchaser or any of its Affiliates.

ARTICLE 14

COLLABORATION DISPUTE RESOLUTION

Section 14.1          Collaboration Dispute Resolution.  Except for matters for which the consent of both Parties is specifically required under this Agreement (provided, however, that any obligation of a Party to provide consent other than in its sole discretion may be a Disputed Collaboration Matter), with respect to any controversy, claim or dispute arising out of or relating to the provisions of Articles 2 through (and including) 9, and Article 16, as it relates to such provisions during the Collaboration Term (a “Disputed Collaboration Matter”), the Parties shall try to settle their differences amicably between themselves first, by referring such Disputed Collaboration Matter to their respective representatives comprising the JEC for resolution with assistance from each Party’s Alliance Manager.  If not resolved by their respective representatives comprising the JEC within thirty (30) days, then such Disputed Collaboration Matter shall be referred to the office of the President, U.S. Pharmaceuticals of BMS and the office of the President of Purchaser, or their respective designees, for resolution.  Either Party may initiate such informal dispute resolution by sending written notice of the Disputed Collaboration Matter to the other Party requesting attempted resolution by said executive officers, and, within twenty (20) days after such notice, such representatives of the Parties shall meet for the purpose of attempting in good faith to resolve such Disputed Collaboration Matter.

Section 14.2          No Limitation.  The provisions of Section 14.1 shall not be construed as limiting in any way the right of a Party to resolve any Disputed Collaboration Matter pursuant to its final decision-making authority, or to bring an action or proceeding in a court of competent jurisdiction in accordance with Section 20.7, or from seeking injunctive or other equitable relief from a court of competent jurisdiction with respect to any Disputed Collaboration Matter.

ARTICLE 15

COLLABORATION TERM AND TERMINATION

Section 15.1          Collaboration Term; Term of Agreement.

15.1.1     Collaboration Term.  Subject to Sections 15.5 and 15.6, the Collaboration Term shall begin on the Effective Date and shall continue until the earlier of (i) 12:00:01 a.m. on the date that is two (2) years after the Effective Date, and (ii) the Purchase Closing (the “Collaboration Term”); provided, that the Collaboration Term is subject to earlier termination or extension in accordance with Sections 15.2 through (and including) 15.6 or as otherwise determined by the Parties’ mutual agreement.

15.1.2     Term of Agreement.  Subject to Sections 15.6 and 15.7, this Agreement shall terminate upon the expiration or earlier termination of the Collaboration Term.

Section 15.2          Termination by Purchaser.  Subject to Section 15.5, Purchaser may terminate the Collaboration Term upon written notice of termination given to BMS, if BMS has materially breached a material obligation, covenant, or duty under this Agreement, unless either

BMS has cured such breach within sixty (60) days after Purchaser has advised BMS in writing of the nature of the breach or default, or, if such breach is not curable within said sixty (60)-day period, BMS has taken substantial steps to remedy such breach and continues to take diligent steps to remediate or cure same as promptly as reasonably practicable thereafter and actually cures such breach within an additional sixty (60) day period.

Section 15.3          Termination by BMS.  Subject to Section 15.5, BMS may terminate the Collaboration Term upon the occurrence of any of the following:

15.3.1     upon written notice of termination given to Purchaser, if Purchaser has materially breached a material obligation, covenant, or duty under this Agreement, unless either Purchaser has cured such default within sixty (60) days after BMS has advised Purchaser in writing of the nature of the breach or default, or, if such breach is not curable within said sixty (60)-day period, Purchaser has taken substantial steps to remedy such breach and continues to take diligent steps to remediate or cure same as promptly as reasonably practicable thereafter and actually cures such breach within an additional sixty (60) day period (provided, that, notwithstanding the foregoing, but subject in all respects to Section 15.5, in the case of any material breach of Article 7, BMS may immediately terminate the Collaboration Term if Purchaser has not taken remedial action to prevent future similar breaches within ten (10) Business Days after BMS has advised Purchaser in writing of the nature of the breach); or

15.3.2     if Purchaser has failed to deliver an Option Notice in accordance with Section 9.2 on or prior to (A) if no Early Termination Event has occurred, the Option Expiration Date, or (B) if an Early Termination Event has occurred, ten (10) Business Days after the date of delivery of the Notice of Termination pursuant to Section 15.5.

Section 15.4          Insolvency.  Subject to Section 15.5, either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be stayed or dismissed for sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make a general assignment for the benefit of creditors.  In the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy Laws due to such Party’s bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar Law in any other country, licenses of rights to “intellectual property” as defined under Section 101(52) of the Bankruptcy Code.  The Parties agree that all Intellectual Property rights licensed hereunder, including any patents or patent applications in any country of a Party covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(52) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar Law in any other country.

Section 15.5          Notice of Termination.  Notwithstanding anything in this Agreement to the contrary, in the event that BMS or Purchaser is entitled to and desires to terminate the Collaboration Term pursuant to this Article 15 (which, for the avoidance of doubt, will be following a Party’s failure to cure such breach during an applicable cure period, if any, or failure to take the remedial actions specified in Section 15.2 or 15.3 during the applicable cure period), the terminating Party shall promptly deliver a notice to the other Party stating its intention to terminate (a “Notice of Termination”).  If either Party delivers a Notice of Termination, unless the provisions of Section 15.6 have become applicable, the Collaboration Term shall expire on the earliest of (i) the Purchase Closing Date, (ii) the eleventh (11th) Business Day following delivery of such Notice of Termination if no Option Notice has been delivered by the tenth (10th) Business Day following delivery of such Notice of Termination, and (iii) if Purchaser fails to comply in all material respects with its obligations under Section 12.1 and Section 12.2 to effect the Purchase Closing following delivery of an Option Notice, then on the fifth (5th) Business Day following written notice from BMS to Purchaser of such failure unless Purchaser has theretofore cured such failures.

Section 15.6          Extension of Collaboration Term in Certain Circumstances.  If Purchaser delivers a duly executed Option Notice pursuant to Section 9.2.1, but the Purchase Closing does not occur on or before 12:00:01 a.m. on the date that is two (2) years after the Effective Date, (the “Purchase Closing Outside Date”) other than as a result of a breach by Purchaser, then, unless Purchaser declines by giving BMS written notice thereof, (a) the Parties shall negotiate in good faith during the period ending on the thirtieth (30th) day following the Purchase Closing Outside Date (the “Extension Negotiation Period”) an extension of the Collaboration Term with respect to all jurisdictions in the Territory to a date no earlier than January 1, 2025 (such portion of the Collaboration Term after the Purchase Closing Outside Date and prior to such mutually agreed upon expiration date, the “Extension Term”), which extension shall provide for (1) compensation to BMS that results in a net present value commensurate with the Closing Purchase Price BMS would have received under this Agreement if the Purchase Closing had occurred with respect all jurisdictions in the Territory, which shall be payable over the first ten years of the Extension Term, (2) no further Royalty Fee payments to BMS and with the supply of Products to Purchaser at BMS’ cost of goods, plus a markup of fifteen percent (15%), and with Purchaser having the right to audit such costs, and (3) subject to the foregoing, to the fullest extent possible in light of legal, contractual and practical considerations, put the Parties in the respective positions they would have been in had the Purchase Closing occurred, and (b) the Collaboration Term shall remain in effect through the Extension Negotiation Period (except that for purposes of Article 16 and the termination of the indemnification obligations thereunder pursuant to Section 16.6.2, the Collaboration Term shall be deemed to have terminated upon the commencement of the Extension Term).  If Purchaser is not entitled to request the negotiation of an Extension Term, or if the Parties fail to mutually agree on the terms and conditions of an Extension Term by the end of the Extension Negotiation Period, the Collaboration Term shall expire at the expiration of the Extension Negotiation Period.

Section 15.7          Survival of Obligations.

15.7.1     Except as expressly stated otherwise in this Agreement, the expiration or termination of this Agreement or the Collaboration Term shall not release or operate to discharge either Party from any liability or obligation that may have accrued prior to such expiration or termination or constitute a waiver or relinquishment of any cause of action or claim that a Party may have based on events, acts or omissions occurring prior to such expiration or termination date.  The mere termination of this Agreement or the Collaboration Term in accordance with the terms hereof shall not, in and of itself, give rise to any damages or liability on the part of the terminating Party.

15.7.2     The following provisions shall survive any termination of this Agreement: (i) if termination is triggered by reason of the consummation of the Purchase Closing, Sections 15.7, 15.8 and Articles 8, 10, 16, 17, 18 (solely in accordance with the provisions of Section 16.6), 19 and 20 shall continue, as well as any other provisions, which, by their intent or meaning, are intended to so survive; or (ii) if termination is triggered by any reason other than the consummation of the Purchase Closing, Sections 15.5, 15.7, 15.8 and Articles 8, 16 (with respect to matters arising prior to such termination only), 17, 19 and 20, as well as any other provisions, which, by their intent or meaning, are intended to so survive.

Section 15.8          Effect of Termination.

15.8.1     Upon the expiration or termination of the Collaboration Term, if the Purchase Closing has not occurred, unless otherwise agreed in writing by BMS and Purchaser (including as provided for in the Ancillary Agreements):

15.8.1.1         except as permitted herein, Purchaser shall immediately: (A) cease all of its Promotion activities with respect to Products pursuant to this Agreement; (B) cease to have any rights to any Intellectual Property of BMS pursuant to this Agreement and shall discontinue use of all Transferred Intellectual Property and Transferred Other Intellectual Property, BMS Marks, BMS Know-How and BMS Improvements; (C) discontinue all use of, and either return to BMS or destroy, all sales training literature, A&P Material and BMS Confidential Information (in accordance with Article 17 hereof) with respect to the Products, in the form in which such information then exists and to the extent that it relates exclusively or primarily to the Products, at Purchaser’s sole cost and expense; (D) transfer all Product Permits to BMS or its designee pursuant to Section 6.7.1; and (E) transfer all Collaboration Assets to BMS or its designee, free and clear of all Liens, in the form in which they then exist, at Purchaser’s sole cost and expense.  For purposes of clarity, except as set forth in this Section 15.8.1.1, Purchaser shall have no obligation to transfer to BMS any other agreements or assets upon the expiration or termination of the Collaboration Term;

(i)            except as otherwise set forth in this Agreement or the Supply Agreement, (a) if BMS is the terminating Party, all orders of Product placed by Purchaser pursuant to the Supply Agreement for delivery after the date of termination or expiry shall be automatically cancelled or, at BMS’ option, transferred to BMS or its designee, who shall be entitled to sell any such Product; and (b) if Purchaser is the terminating Party, Purchaser may require BMS and its Affiliates to fill all such orders of Product pursuant to the Supply Agreement;

(ii)           unless this Agreement is terminated by BMS pursuant to Section 15.3, subject to any restrictions imposed by applicable Law and except as otherwise set forth in the Supply Agreement, Purchaser will be entitled to sell any unsold Product on terms consistent with this Agreement for a period of six (6) months following termination or expiration (or such other longer period as required by applicable Laws or agreed with BMS in writing) or Purchaser will sell to BMS or its designee any unsold saleable Product at the price paid by Purchaser to BMS for such Product, which Product may be sold by BMS or its designee, and all non-saleable Product will be destroyed by Purchaser at its expense;

(iii)          Purchaser will provide to BMS a list of (i) the Third Party customers to which Purchaser sold Product, and (ii) all tenders (whether successful or not), if any, to which Purchaser participated in relation to the Products, for the two (2) year period before the termination or expiration of the Collaboration Term;

(iv)          BMS and Purchaser will meet to discuss and use reasonable efforts to agree how ongoing tender obligations of Purchaser, if any, should be handled;

(v)           except as permitted herein, Purchaser will cease to hold itself out as being associated in any way with BMS or the Products in connection with this Agreement; and

(vi)          from and after the expiration or termination of the Collaboration Term, Purchaser will, and will cause its Affiliates, officers, employees, agents and representatives to, take in good faith actions that are reasonably necessary to effect an orderly transition of the Business, mutatis mutandis, to BMS in the form it then exists and to reasonably cooperate with BMS and its Affiliates, officers, employees, agents and representatives, to minimize any disruption to the Business that may result from the expiration or termination of the Collaboration Term.  After such expiration or termination of the Collaboration Term, upon reasonable written notice, Purchaser shall furnish or cause to be furnished to BMS and its employees, counsel, auditors and representatives reasonable access, during normal business hours, to such information and assistance relating to the Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment.  The obligation to cooperate pursuant to the preceding sentence insofar as it concerns Taxes shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof).

15.8.2     During any period after receipt of notice of termination but preceding the effective date of termination, each Party shall continue to diligently fulfill all obligations of this Agreement as apply to it during such period in accordance with the provisions of this Agreement.

Section 15.9          No Liability for Termination of Employees.  Subject to applicable Laws, the Parties acknowledge and agree that neither Party will be liable to pay any compensation for termination of any employees or independent contractors of the other Party or its Affiliates (including, in the case of Purchaser as the other Party, any of the Purchaser Employees, and, in the case of BMS as the other Party, any BMS Employees who are not hired by Purchaser) or any other form of compensation, arising out of the termination or expiration of this Agreement.  Each Party agrees that this requirement has been considered by it in determining the compensation that each Party receives for performing its obligations under this Agreement.  If applicable Laws are stricter than this Agreement, then the Parties acknowledge and agree that each Party’s liability for compensation to such employees and independent contractors of the other Party will be restricted or limited to the least amount required by applicable Laws.

ARTICLE 16

INDEMNIFICATION AND INSURANCE; INFRINGEMENT PROCEEDINGS

Section 16.1          Indemnification by BMS.  From and after the Effective Date, BMS shall defend, indemnify and hold Purchaser, its Affiliates and their respective employees, agents, officers and directors (collectively, the “Purchaser Indemnitees”) harmless from and against any and all Losses suffered or incurred by any Purchaser Indemnitee to the extent arising from, relating to or constituting any of the following:

(i)            the breach of any representation or warranty of BMS contained in this Agreement;

(ii)           the breach of any covenant of BMS contained in this Agreement; or

(iii)          any Excluded Liability.

Section 16.2          Indemnification by Purchaser.  From and after the Effective Date, Purchaser shall defend, indemnify and hold BMS, its Affiliates and their respective employees, agents, officers and directors (collectively, the “BMS Indemnitees”) harmless from and against any and all Losses suffered or incurred by any BMS Indemnitee to the extent arising from, relating to or constituting any of the following:

(i)            the breach of any representation or warranty of Purchaser contained in this Agreement;

(ii)           the breach of any covenant of Purchaser contained in this Agreement; or

(iii)          any Assumed Collaboration Liability and, if the Purchase Closing occurs, any Assumed Liability.

Section 16.3          Indemnification Procedure.

16.3.1     Procedures Relating to Indemnification for Third Party Claims.  In order to receive the benefits of the indemnity under Section 16.1 or Section 16.2, as applicable, in respect of, arising out of or involving a claim or demand made by any Third Party (a “Third Party Claim”) against a Purchaser Indemnitee or BMS Indemnitee (either, an “Indemnitee”), such Indemnitee must:

(i)            give the indemnifying Party (the “Indemnitor”) written notice of any claim or potential claim promptly after the Indemnitee receives notice thereof; provided, that failure of the Indemnitee to provide such notice shall not constitute a waiver of, or result in the loss of, such Party’s right to indemnification under this Agreement, except to the extent that the Indemnitor’s rights, and/or its ability to defend against such claim or potential claim, are materially prejudiced by such failure to notify;

(ii)           allow the Indemnitor to assume the control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such claim, provided, that:  (a) the Indemnitor has confirmed its indemnification obligation with respect to such Third Party Claim to the Indemnitee under this Article 16; (b) no such settlement may adversely affect the rights or obligations of the Indemnitee under this Agreement without the Indemnitee’s prior written consent; and (c) any settlement reached without the prior written consent of the Indemnitee shall be only for monetary damages,  for which the Indemnitee has no liability, and not for any equitable relief and shall not include any admission or ongoing obligation or restriction on the part of the Indemnitee; provided, however, that if the Indemnitee withholds its consent to any monetary settlement proposed by the Indemnitor and which the party making such Third Party Claim has indicated it is prepared to accept, the Indemnitee shall not be entitled to indemnification hereunder with respect to such Third Party Claim in excess of the proposed amount of such settlement; and

(iii)          reasonably cooperate, at the Indemnitor’s expense, with the Indemnitor in its defense of the claim (including making documents and records available for review and copying and making persons within the Indemnitee’s control available for pertinent interview and testimony), so long as such cooperation does not vitiate any legal privilege to which such Indemnitee is entitled.

If the Indemnitor defends the claim, the Indemnitee may at its expense and using attorneys of its choice, participate in, but shall not have any control of, the defense of such claim.  An Indemnitor shall have no liability under this Article 16 as to any claim for which settlement or compromise of such claim, or an offer of settlement or compromise of such claim, is made by an Indemnitee without the prior written consent of the Indemnitor.

16.3.2     Procedures Related to Indemnification for Other Claims.  In the event any Indemnitee should have a claim against any Indemnitor under Section 16.1 or Section 16.2, as applicable, that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnitee, such Indemnitee shall deliver notice of such claim with reasonable promptness to the Indemnitor.  The failure by any Indemnitee so to notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have to such Indemnitee under Section 16.1 or Section 16.2, as applicable, except to the extent that the Indemnitor has been materially prejudiced by such failure.  If the Indemnitor disputes its liability with respect to such claim, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within sixty (60) days of delivery of such notice, such dispute may be resolved by litigation in an appropriate court of competent jurisdiction.

Section 16.4          Insurance.  Both BMS and Purchaser shall maintain adequate self-insurance and/or insurance programs to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary for the activities to be conducted by such Parties under this Agreement and are appropriate to cover the Parties’ respective indemnification obligations hereunder.  Each Party shall furnish to the other evidence of such insurance and/or self-insurance, upon request.  Such insurance information shall be kept in confidence in the same manner as any other confidential information disclosed by one Party to the other hereunder.  The amount of any Loss for which indemnification is provided under this Article 16 shall be net of any amounts actually recovered by the indemnified party under insurance policies (net of costs of collection) with respect to such Loss, provided that neither Party shall have any obligation to pursue any claims under any such insurance policies.

Section 16.5          Limitation on Indemnification.

16.5.1     Notwithstanding anything to the contrary herein, (i) BMS shall not have any liability under Section 16.1(i) unless the aggregate of all Losses for which BMS would be liable under Section 16.1(i), but for this clause (i), exceeds on a cumulative basis, an amount equal to three-quarters of one percent (0.75%) of the Aggregate Consideration (as determined from time to time), and then only to the extent of any such excess; provided, that this clause (i) shall not be applicable to claims based on a breach of a BMS Fundamental Representation or a BMS Designated Representation; (ii) BMS shall not have any liability under Section 16.1(i) for any individual item (or series of related items) where the Loss relating thereto is less than Twenty-Five Thousand Dollars ($25,000) and such items shall not be aggregated for purposes of the foregoing clause (i) of this Section 16.5.1; (iii) except in the case of claims based on BMS Fundamental Representations, BMS’ aggregate liability under Section 16.1(i) and Section 16.1(ii) (with respect to breaches of any covenant to be performed on or prior to the Purchase Closing or to effect the Purchase Closing) shall in no event exceed, on a cumulative basis, twelve and one-half percent (12.5%) of the Aggregate Consideration (as determined from time to time); provided, that in the case of claims based on a breach of a BMS Designated Representation, the aggregate liability of BMS shall in no event exceed, on a cumulative basis, forty percent (40%) of the Aggregate Consideration (as determined from time to time); and (iv) BMS’ aggregate liability under Section 16.1(i) and Section 16.1(ii) (with respect to breaches of any covenant to be performed on or prior to the Purchase Closing or to effect the Purchase Closing) shall in no event exceed, on a cumulative basis, one hundred percent (100%) of the Aggregate Consideration (as determined from time to time).

16.5.2     Notwithstanding anything to the contrary herein, (i) Purchaser shall not have any liability under Section 16.2(i) unless the aggregate of all Losses for which Purchaser would be liable under Section 16.2(i), but for this clause (i), exceeds on a cumulative basis, an amount equal to three-quarters of one percent (0.75%) of the Aggregate Consideration (as determined from time to time), and then only to the extent of any such excess; provided, that this clause (i) shall not be applicable to claims based on a breach of a Purchaser Fundamental Representation; (ii) Purchaser shall not have any liability under Section 16.2(i) for any individual item (or series of related items) where the Loss relating thereto is less than Twenty-Five Thousand Dollars ($25,000) and such items shall not be aggregated for purposes of the foregoing clause (i) of this Section 16.5.2; and (iii) except in case of claims based on Purchaser Fundamental Representations, Purchaser’s aggregate liability under Section 16.2(i) and Section 16.2(ii) (with respect to breaches of any covenant to be performed on or prior to the Purchase Closing) shall in no event exceed, on a cumulative basis, twelve and one-half percent (12.5%) of the Aggregate Consideration; and (iv) Purchaser’s aggregate liability under Section 16.2(i) and Section 16.2(ii) (with respect to breaches of any covenant to be performed on or prior to the Purchase Closing) shall in no event exceed, on a cumulative basis, one hundred (100%) of the Aggregate Consideration (as determined from time to time).

16.5.3     Each of Purchaser and BMS acknowledges and agrees that, except in cases of fraud or as provided in any Ancillary Agreement, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Ancillary Agreements, any document or certificate delivered in connection herewith, the Products, and should the Purchase Closing occur, the Acquisition, the Acquired Assets and the Assumed Liabilities, or any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise shall be pursuant to the indemnification provisions set forth in this Article 16.  In furtherance of the foregoing, Purchaser hereby waives, from and after the Effective Date, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of its Affiliates may have against BMS and its Affiliates arising under or based upon this Agreement, the Ancillary Agreements, any document or certificate delivered in connection herewith, the Products, the Acquisition, the Acquired Assets and the Assumed Liabilities, or any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except in cases of fraud or pursuant to the indemnification provisions set forth in this Article 16 or as provided in any Ancillary Agreement).  Notwithstanding the foregoing, each Party shall be entitled to seek specific performance, temporary or permanent injunctive or other equitable relief in any proceeding which may be brought to enforce any of the provisions of this Agreement or any Ancillary Agreement.

16.5.4     Notwithstanding any provision herein, neither BMS nor Purchaser shall in any event be liable to the other Party or any Indemnitee on account of any indemnity obligation set forth in Section 16.1 or Section 16.2 for any indirect, consequential, special, incidental or punitive damages (including lost profits, loss of use, damage to goodwill or loss of business), except to the extent such damages are the subject of a Third Party Claim.

Section 16.6          Termination of Indemnification.

16.6.1     The obligations to indemnify and hold harmless an Indemnitee pursuant to (i) Section 16.1(i) and 16.2(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 16.6.2 below, and (ii) the other clauses of Section 16.1 and Section 16.2 shall not terminate; provided, however, that as to foregoing clause (i) such obligations to indemnify and hold harmless shall not terminate with respect to any matter as to which the Indemnitee or the related Party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim to the indemnifying Party.

16.6.2     The representations and warranties of BMS contained in Section 18.2 shall survive the expiration or earlier termination of the Collaboration Term (or, if the Purchase Closing occurs, the Purchase Closing) solely for purposes of Sections 16.1(i) and shall terminate at the close of business on the six (6) month anniversary of such date, and the representations and warranties of Purchaser contained in Section 18.1 shall survive such date solely for purposes of Section 16.2(i), and shall terminate at the close of business on the six (6) month anniversary of such date; provided, however, that the BMS Designated Representations shall survive until the one (1) year anniversary of the expiration or earlier termination of the Collaboration Term (or, if the Purchase Closing occurs, the one (1) year anniversary of the Purchase Closing Date) solely for purposes of Sections 16.1(i); and provided, further, that the BMS Fundamental Representations shall survive solely for purposes of Section 16.1(i), and the Purchaser Fundamental Representations shall survive solely for purposes of Section 16.2(i), until the four (4) year anniversary of the expiration or earlier termination of the Collaboration Term (or, if the Purchase Closing occurs, the four (4) year anniversary of the Purchase Closing Date).

Section 16.7          Other Terms of Indemnification.

16.7.1     An Indemnitee may make a claim hereunder following its acquiring knowledge of the facts and circumstances giving rise to such claim, even where the full amount of any Losses is not yet known, provided the notice of such claim to the Indemnitor sets forth the basis for any such claim to the extent then feasible.

16.7.2     The rights and remedies of the Parties under this Agreement are cumulative and, accordingly, if a Party is entitled to bring a claim under more than one provision of Section 16.1 or Section 16.2, such Party may choose in its sole and absolute discretion the provision or provisions under which it seeks indemnification, provided that neither Party shall be entitled to recover the same or duplicative damages from the other Party under more than one provision of this Agreement or under any provision of this Agreement and the provision of any Ancillary Agreement.  For purposes of this Section 16.7.2, each Party shall be deemed to have made and received all payments made or received by its Affiliates.

16.7.3     It is acknowledged and agreed by the Parties that for purposes of the right to indemnification pursuant to Section 16.1, (i) each reference to “have a Material Adverse Effect” included within the representations and warranties of BMS shall be deemed replaced with the words “be material”, and (ii) the representations and warranties of BMS contained herein shall not, solely for the purposes of determining the amount of damages and not as to whether a breach has occurred, be deemed qualified by any references herein to materiality generally (as opposed to specific time or dollar thresholds).

16.7.4     With respect to any claim for indemnification hereunder, each Indemnitee shall use its commercially reasonable efforts to mitigate all Losses upon and after becoming aware of any event or circumstance that gives rise to any Losses with respect to which indemnification may be sought hereunder.

ARTICLE 17

CONFIDENTIALITY

Section 17.1          Confidential Information.  Each Party acknowledges that it may receive Confidential Information (as defined below) of the other Party in the performance of or in furtherance of this Agreement.  Each Party shall hold confidential and not, directly or indirectly, disclose or publish to any Third Party or use for the benefit of a Third Party or, except in carrying out its duties or exercise its rights hereunder or under any Ancillary Agreement, itself or its Affiliates, any Confidential Information of the other Party, without first having obtained the furnishing Party’s written consent to such disclosure or use.  Subject to Section 16 of the Confidentiality Agreement and the final paragraph of this Section 17.1, Purchaser acknowledges that, except for disclosures required by Law or applicable stock exchange rules, it continues to remain bound by the terms of Section 5 of the Confidentiality Agreement with respect to the investigations, discussions and negotiations leading up to the execution of this Agreement or any terms and conditions discussed by the Parties with respect to the transaction contemplated hereby, which are not reflected in this Agreement or any Ancillary Agreement.  “Confidential Information” means all information provided by one Party to the other Party in connection with this Agreement, the Confidentiality Agreement or any Ancillary Agreement, including know-how, scientific information, pre-clinical and clinical data, Adverse Event information, formulas, methods and processes, Product Specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other Intellectual Property which is not publicly available and is owned or controlled by the disclosing Party.  These restrictions shall not apply to any Confidential Information which:

(i)            is known to the receiving Party or its Affiliates prior to the time of disclosure to it;

(ii)           is independently developed by employees, agents, or independent contractors of the receiving Party or its Affiliates without aid or use of the disclosing Party’s Confidential Information (and such independent development can be demonstrated by the receiving Party);

(iii)          is disclosed, without restriction as to confidentiality, to the receiving Party or its Affiliates by a Third Party that has a right to make such disclosure; or

(iv)          becomes part of the public domain or publicly known through no breach by the receiving Party of its obligations under this Agreement, any Ancillary Agreement or the Confidentiality Agreement.

Each receiving Party or its Affiliates may disclose Confidential Information of the disclosing Party only to those employees and contractors of such receiving Party and of its Affiliates who have reason to know same in furtherance of such receiving Party’s duties or exercise of such receiving Party’s rights under this Agreement or any Ancillary Agreement and who are bound by a written or ethical obligation of confidentiality to the receiving Party (or its Affiliate) that is no less stringent than the confidentiality obligations set forth in this Article 17.  In addition, each receiving Party may disclose Confidential Information of the disclosing Party (a) in communication with actual and, in contemplation of a bona fide transaction, potential lenders, acquirors, merger partners, consultants, professional advisors, licensees, sublicensees or collaborators on a need to know basis, in each case under appropriate confidentiality provisions no less stringent than the confidentiality obligations set forth in this Article 17 and (b) to the extent such disclosure is reasonably necessary in filing, prosecuting or maintaining Transferred Intellectual Property or Transferred Other Intellectual Property applications or registrations in accordance with this Agreement, prosecuting or defending litigation related to Transferred Intellectual Property or Transferred Other Intellectual Property in accordance with this Agreement, complying with applicable governmental regulations, or seeking and obtaining Regulatory Approvals.

Notwithstanding anything to the contrary in this Agreement, (1) this Agreement shall be deemed the Confidential Information of both Parties, (2) following the Effective Date, all Collaboration Assets shall be considered the Confidential Information solely of Purchaser, with Purchaser being considered the disclosing Party and BMS being considered the receiving Party, and BMS may not rely on Section 17.1(i) or 17.1(ii) with respect thereto, (3) following the Effective Date but prior to the Purchase Closing, the Acquired Assets shall be considered the Confidential Information of both Parties, and BMS may not rely on Section 17.1(i) or 17.1(ii) with respect thereto, and (4) following the Purchase Closing, the Acquired Assets shall be considered the Confidential Information solely of Purchaser, with Purchaser being considered the disclosing Party and BMS being considered the receiving Party, and BMS may not rely on Section 17.1(i) or 17.1(ii) with respect thereto.

Section 17.2                             Required Disclosures.  The receiving Party shall also be entitled to disclose the other Party’s Confidential Information that is required to be disclosed (i) to or by any Governmental or Regulatory Authorities; (ii) to comply with applicable Laws (including to comply with SEC or stock exchange disclosure requirements), (iii) to comply with judicial process or an order of any Governmental or Regulatory Authority of competent jurisdiction, (iv) to defend or prosecute litigation; provided, however, that in each case the Party required to disclose such Confidential Information shall use reasonable efforts to notify the other Party in advance of such disclosure and shall provide the disclosing Party with reasonable assistance to obtain a protective order and/or confidential treatment of such Confidential Information, to the extent available, and thereafter only discloses the minimum Confidential Information required to be disclosed in order to ensure legal compliance.

Section 17.3                             Duration.  This obligations set forth in this Article 17 shall survive the termination or expiration of this Agreement for five (5) years.  Upon expiration or termination of this Agreement, a receiving Party shall return to the disclosing Party or destroy all Confidential Information provided to it by the disclosing Party, including all copies, notes and extracts thereof or other written records containing such Confidential Information, except for (a) one (1) copy that it may keep in counsel’s secure files for the sole purpose of verifying its continuing confidentiality obligations hereunder, and (b) archival copies residing on back-up tapes made by such Party in the Ordinary Course of Business; provided, that Purchaser shall not be obligated hereby to return or destroy any Confidential Information that constitutes Collaboration Assets or

Acquired Assets actually purchased by it hereunder or that constitutes Primarily-Related Technology to which it retains a license thereafter.

ARTICLE 18

REPRESENTATIONS AND WARRANTIES

Section 18.1                             Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to BMS that the following representations and warranties are true and correct as of the date hereof, as of the Effective Date and, except to the extent otherwise specified within the text of the applicable representation or warranty, as of the Purchase Closing:

18.1.1              Authority.  Purchaser is a corporation duly organized, validly existing and in good standing (Tax and otherwise) under the laws of Delaware.  Purchaser has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby.  All corporate acts and other proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken.  This Agreement has been, and each of the Ancillary Agreements (when executed and delivered pursuant to the terms of this Agreement) will be, duly authorized, executed and delivered by Purchaser.  Assuming this Agreement has been (and that each of the Ancillary Agreement (when executed and delivered by BMS or the Selling Affiliates) will be) duly authorized, executed and delivered by BMS or such Selling Affiliate, this Agreement constitutes, and each of the Ancillary Agreements (when executed and delivered pursuant to the terms of this Agreement) will constitute, a legal, valid and binding obligation of Purchaser or the applicable Purchasing Affiliate, enforceable against such Person in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

18.1.2              No Conflicts; Consents.

18.1.2.1                            Neither the execution and delivery of this Agreement by Purchaser, nor the execution and delivery of any Ancillary Agreement by Purchaser or any Purchasing Affiliate, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the terms and conditions hereof or thereof (including performance of their respective obligations hereunder or thereunder) does or will (with or without notice or the passage of time, or both) (i) conflict with, result in any violation or breach of or default under, or give rise to a right of termination, cancellation, suspension, revocation, modification or acceleration of any right or obligation under, require any notice to or consent of, or any waiver, approval, declaration or authorization of, any Third Party (including any Governmental or Regulatory Authority) under, any provision of (a) the certificate of incorporation or by-laws (or the comparable governing instruments), each as amended or restated, of Purchaser or any Purchasing Affiliate, (b) any Contract to which Purchaser is a party or by which any of its properties or assets are bound, or (c) any judgment, order or decree or Law applicable to

Purchaser or any Purchasing Affiliate or its properties or assets, or (ii) result in the creation or imposition of any Lien upon any of assets, rights or properties of Purchaser or any Purchasing Affiliate, other than, in the case of clauses (i) and (ii) above, any such items that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Ancillary Agreements.

18.1.2.2                            Except for any Competition Law Authorizations and the transfer of the Product Registrations and the Regulatory Documentation contemplated by this Agreement, no material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or other Third Party is required to be obtained or made by or with respect to Purchaser or any Purchasing Affiliate in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, other than such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make which, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Ancillary Agreements.

18.1.3              Actions and Proceedings.  As of the date hereof and as of the Effective Date, there are no (a) outstanding judgments, orders, injunctions or decrees of any Governmental or Regulatory Authority or arbitration tribunal against Purchaser, (b) lawsuits, actions or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or (c) investigations by any Governmental or Regulatory Authority which are pending or, to the knowledge of Purchaser, threatened against Purchaser, which, in the case of each of clauses (a), (b) and (c), have had or would be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated by this Agreement.

18.1.4              Availability of Funds.  Purchaser has, and will have at the Purchase Closing, cash available or has existing committed borrowing facilities which together are sufficient to enable it to consummate the Acquisition.

18.1.5              Brokers and Agents.  No broker or finder has acted for Purchaser or any of its Affiliates in connection with the this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Purchaser or any of its Affiliates.

Section 18.2                             Representations and Warranties of BMS.  Except, in each case, (i) as set forth in the Schedules attached hereto (provided that the disclosure in any Schedule shall qualify only (a) the corresponding section or subsection of this Agreement and (b) any other section or subsection of this Agreement only to the extent it is reasonably apparent from a read of the text of such disclosure that such disclosure is applicable to such other section or subsection of this Agreement), and (ii) as to any matter, effect, state of affairs or fact caused by or resulting from any act or omission on the part of Purchaser or its Affiliates, or any Third Party acting on behalf of Purchaser or its Affiliates, during the Collaboration Term, BMS hereby represents and warrants to Purchaser as of the date hereof, as of the Effective Date and, except to the extent otherwise specified within the text of the applicable representation or warranty, as of the Purchase Closing Date, as follows:

18.2.1              Authority.  BMS is a corporation duly organized, validly existing and in good standing  (Tax and otherwise) under the laws of the State of Delaware.  Each Selling Affiliate is a legal entity, duly organized, validly existing and in good standing (Tax and otherwise) under the laws of the jurisdiction of its organization.  Each of BMS and the Selling Affiliates has all corporate or comparable power and authority necessary to carry on the Business and to own and use the properties owned and used by it (including those included in the Collaboration Assets or the Acquired Assets).  Each of the Selling Affiliates is a direct or indirect wholly-owned subsidiary of BMS.  BMS has all requisite corporate power and authority to enter into this Agreement, and BMS and each of the Selling Affiliates has all requisite corporate power and authority to enter into the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby.  All corporate acts and other proceedings required to be taken by BMS and each of the Selling Affiliates to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken.  This Agreement has been, and each of the Ancillary Agreements (when executed and delivered pursuant to the terms of this Agreement) will be, duly authorized, executed and delivered by BMS.  Assuming this Agreement has been (and that each of the Ancillary Agreements (when executed and delivered by Purchaser or the Purchasing Affiliates) will be) duly authorized, executed and delivered by Purchaser or such Purchasing Affiliate, this Agreement constitutes, and each of the Ancillary Agreements (when executed and delivered pursuant to the terms of this Agreement) will constitute, a legal, valid and binding obligation of BMS or the applicable Selling Affiliate, enforceable against such Person in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

18.2.2              No Conflicts; Consents.

18.2.2.1                            Neither the execution and delivery of this Agreement by BMS, nor the execution and delivery of any Ancillary Agreement by BMS or any Selling Affiliate, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the terms and conditions hereof or thereof (including performance of their respective obligations hereunder or thereunder) does or will (with or without notice or the lapse of time, or both) (i) conflict with, result in any violation or breach of or default under, or give rise to a right of termination, cancellation, suspension, revocation, adverse modification or acceleration of any right or obligation under, result in the creation or imposition of any Lien upon any of the Acquired Assets or Collaboration Assets under or require any notice to or consent of, or any waiver, approval, declaration or authorization of, any Third Party (including any Governmental or Regulatory Authority) under, any provision of (a) the certificate of incorporation or by-laws (or the comparable governing instruments), each as amended or restated, of BMS or any Selling Affiliate, (b) any Transferred Contract, any Collaboration Contract or any Permit included in the Collaboration Assets or the Acquired Assets, or (c) any

judgment, order or decree or Law applicable to BMS or any Selling Affiliate or the Business, the Acquired Assets or Collaboration Assets, other than, in the case of clauses (b) and (c) above, any such items that would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

18.2.2.2                            No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or other Third Party is required to be obtained or made by or with respect to BMS or any Selling Affiliate in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, other than (i) those set forth in Schedule 18.2.2.2, (ii) those that may be required solely by reason of Purchaser’s or any of its Affiliate’s (as opposed to any other Person’s) participation in the Acquisition, (iii) any Competition Law Authorizations, (iv) the transfer of the Product Registrations contemplated by this Agreement, and (v) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make or obtain which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

18.2.3              Taxes.

18.2.3.1                            Except as set forth in Schedule 18.2.3.1, no material Tax liens have been filed and no material claims have been asserted in writing with respect to any Taxes due with respect to the Acquired Assets or the Collaboration Assets that have not been paid or otherwise settled.

18.2.3.2                            None of the Collaboration Assets and the Acquired Assets are United States real property interests within the meaning of Section 897(c)(1) of the Code.

18.2.3.3                            None of the Collaboration Assets and the Acquired Assets include an interest in any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes or any stock of a “controlled foreign corporation” as defined in Section 957 of the Code  (or any similar provision of state, local or foreign Law) or “passive foreign investment company” within the meaning of Section 1297 of the Code.

18.2.4              Good and Valid Title.

18.2.4.1                            BMS or the applicable Selling Affiliate is, or as of the Purchase Closing Date will be, the true and lawful owner, and has, or as of the Purchase Closing Date will have, good and valid title to or a valid leasehold interest in, all material Acquired Assets and Collaboration Assets (except in the case of any item previously transferred to Purchaser or a Purchasing Affiliate pursuant to this Agreement), free and clear of all Liens, except for (i) Liens described on Schedule 18.2.4.1 and (ii) Permitted Liens.  This Section 18.2.4 does not relate to Intellectual Property or Contracts, such items being the subjects of Section 18.2.5 and Section 18.2.6, respectively.

18.2.4.2                            Upon execution and delivery to Purchaser or the applicable Purchasing Affiliate by BMS or the applicable Selling Affiliate of the instruments of conveyance referred to in Section 2.3.3, Purchaser (or the applicable Purchasing Affiliate) will receive good and valid title to or a valid leasehold interest in, the Collaboration Assets, free and clear of all Liens (other than Permitted Liens and any Liens arising out of obligations of Purchaser or a Purchasing Affiliate).  Upon execution and delivery to Purchaser or the applicable Purchasing Affiliate by BMS or the applicable Selling Affiliate of the instruments of conveyance referred to in Section 10.5.1.3, Purchaser (or the applicable Purchasing Affiliate) will receive good and valid title to or a valid leasehold interest in, the Acquired Assets, free and clear of all Liens (other than Permitted Liens and any Liens arising out of obligations of Purchaser or a Purchasing Affiliate).

18.2.5              Intellectual Property.

18.2.5.1                            Schedule 18.2.5.1 sets forth a true and correct list of all Transferred Trademark Rights and Transferred Patent Rights that is registered or filed in the name of BMS or any of its Affiliates, alone or jointly with others (collectively, the “Business Registrations”), in each case enumerating specifically the applicable filing or registration number, issuance number, serial number or application number, as applicable.  To BMS’ knowledge, all Business Registrations are valid and enforceable.  All issuance, renewal, maintenance and other payments that are or will become due with respect thereto prior to the Collaboration Closing (in the case of Business Registrations applicable to the Collaboration Assets) or the Purchase Closing (in the case of Business Registrations applicable to the Acquired Assets) have been or will be paid by or on behalf of BMS or the applicable Selling Affiliate.

18.2.5.2                            As of the date hereof and as of the Effective Date, to BMS’ knowledge, there are no inventorship challenges, or opposition, reexamination, nullity or interference proceedings declared, commenced or provoked or threatened, with respect to any of the Transferred Patent Rights.  To BMS’ knowledge, each of BMS and the applicable Selling Affiliate has complied with all of its obligations and duties to the respective patent offices, including the duty of candor and disclosure to the U.S. Patent and Trademark Office, with respect to all patent and trademark applications filed by or on behalf of BMS or such Selling Affiliate with respect to the Transferred Trademark Rights and the Transferred Patent Rights.

18.2.5.3                            Except as set forth in Schedule 18.2.5.3, BMS or a Selling Affiliate owns, or as of the Purchase Closing Date will own, free and clear of all Liens (except (i) to the extent licensed from Third Parties, (ii) for any Liens in favor of Purchaser or its Affiliates and (iii) for any Liens that will be terminated on or prior to the Purchase Closing Date), the material Transferred Intellectual Property, and the consummation of the Acquisition will not conflict with, alter or impair any such rights in any material respect.

18.2.5.4                            BMS and the Selling Affiliates have taken reasonable measures to protect the proprietary nature of each item of Transferred Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof.

18.2.5.5                            As of the date hereof and as of the Effective Date, to BMS’ knowledge, none of the Products, or the past or current Exploitation thereof by BMS or any

Selling Affiliate, has or would infringe or violate, or constitute a misappropriation of, any Intellectual Property right of any Third Party.

18.2.5.6                            As of the date hereof and as of the Effective Date, to BMS’ knowledge, no Person (including any current or former employee or consultant of BMS or any Selling Affiliate) is infringing, violating or misappropriating any of the Transferred Intellectual Property used by BMS or any Selling Affiliate in the Business.

18.2.5.7                            Schedule 18.2.5.7 sets forth a true and correct list of all Contracts pursuant to which BMS or any of its Affiliates licenses to any Third Party any Transferred Intellectual Property or Transferred Other Intellectual Property used in the Business (“Outbound IP Licenses”), other than customary licenses to Third Parties providing goods or services to BMS or the Selling Affiliates in the ordinary course of business.  None of the Outbound IP Licenses grants any exclusive rights to third parties in any material Transferred Intellectual Property or Transferred Other Intellectual Property.

18.2.5.8                            Schedule 18.2.5.8 sets forth a true and correct list of all Contracts pursuant to which BMS or any of its Affiliates exclusively licenses any material Intellectual Property used exclusively in the Business from any Third Party (“Inbound IP Licenses”).

18.2.5.9                            The Transferred Patent Rights and the Transferred Trademark Rights include all Patent Rights, registered Trademark Rights and applications for Trademark Rights owned by BMS and its Affiliates and used exclusively in connection with the Exploitation of the Products, as conducted as of the date hereof.

18.2.6              Material Contracts.

18.2.6.1                            Schedule 18.2.6 sets forth a true and correct list, as of the date hereof, of each Transferred Contract or Collaboration Contract that is or contains:

(i)                                     a covenant by BMS or a Selling Affiliate not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) or other covenant restricting the Exploitation of any Product in the Territory, or, except for customary non-solicitation commitments entered into in the ordinary course of business, the right of BMS or any Affiliate of BMS to solicit employees, contractors, customers or suppliers;

(ii)                                  a Contract for the disposition of any significant portion of the Acquired Assets or the Collaboration Assets (other than sales of products in the Ordinary Course of Business) or for the acquisition by BMS or any of its Affiliates of the material assets or business of any other Person (other than purchases of inventory or raw materials in the Ordinary Course of Business);

(iii)                               a Contract concerning the establishment or operation of a partnership, joint venture or similar enterprise;

(iv)                              a Contract in which BMS or any of its Affiliates has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services in excess of $250,000 or has agreed to purchase goods or services exclusively from a specified person (or group of persons);

(v)                                 (A) a continuing Contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the Ordinary Course of Business) or (B) a management, service, employment, consulting or other similar type of contract (other than contracts for services in the Ordinary Course of Business or that are terminable by BMS or such Selling Affiliate, as applicable, by notice of not more than sixty (60) days);

(vi)                              a material license, option or other agreement relating in whole or in part to the Transferred Intellectual Property (including any license or other agreement under which BMS or a Selling Affiliate is licensee or licensor of any such Transferred Intellectual Property), other than any agreement set forth in Schedule 18.2.5.7 or Schedule 18.2.5.8;

(vii)                           a Contract pursuant to which BMS or any of its Affiliates leases any real property used exclusively in the conduct of the Business; or

(viii)                        any other agreement, contract, lease, license, commitment or instrument to which BMS or a Selling Affiliate is a party and by or to which any Product in the Territory or any of the Acquired Assets or Collaboration Assets is bound or subject which has an aggregate future liability to any person in excess of $250,000 and is not terminable by BMS or such Selling Affiliate, as applicable, by notice of not more than one hundred and eighty (180) days.

BMS has made available to Purchaser true and complete copies of each Material Contract (including all amendments, modifications, side letters or waivers thereto) in effect as of the date hereof.

18.2.6.2                            Except as set forth in Schedule 18.2.6.2 or as to any Transferred Contract that is terminated after the date hereof with the prior written consent of Purchaser or that expires after the date hereof in accordance with its terms, each Transferred Contract is valid, binding and in full force and effect and, to BMS’ knowledge, is enforceable by BMS or the applicable Selling Affiliate in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies and except to the extent that the failure of any Transferred Contract to be valid, binding and in full force and effect would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.  BMS and the Selling Affiliates have performed in all material respects all material obligations required to be performed by them to date under the Transferred Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, as of the date hereof, to BMS’ knowledge, no other party to any of the Transferred Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.  To BMS’ knowledge, there exists no condition or event that, after notice or passage of time or both, would constitute any such breach or default by BMS or any of its Affiliates, and as of the date hereof, to BMS’

knowledge there exists no condition or event that, after notice or passage of time or both, would constitute any such breach or default by any other Person.  The Transferred Contracts, together with the Collaboration Contracts, constitute all of the Contracts in effect as of the date hereof (deeming the Purchase Closing to have occurred on the date hereof for purposes of the definition of Transferred Contracts) to which BMS or any of its Affiliates is a party and relate exclusively to the Business, as conducted as of the date hereof.

18.2.7              Product Registrations.  Except as set forth in Schedule 18.2.7, as of the date hereof and as of the Effective Date, all Product Registrations are validly held by BMS or the Selling Affiliates, and BMS or the applicable Selling Affiliate has complied in all material respects with all terms and conditions thereof.  Except as set forth in Schedule 18.2.7, during the twelve (12) preceding months prior to the date hereof and prior to the Effective Date, none of BMS or the Selling Affiliates has received written notice of any suit, action or proceeding relating to the revocation or modification in any material respect of any Product Permit, the loss of which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.  The Product Registrations include all of the MAs issued by the FDA, Health Canada, the EMA or any other Governmental or Regulatory Authority, in each case to BMS or its Affiliates that are exclusively related to the Products or recombinant thrombin active ingredient.

18.2.8              Litigation.  Schedule 18.2.8 sets forth a true and correct list, as of the date hereof and as of the Effective Date, and description of all Legal Proceedings pending or, to BMS’ knowledge, threatened in writing, with respect to the Business, any Collaboration Asset or any Acquired Asset or seeking to prevent or delay the transactions contemplated hereby.  As of the date hereof and as of the Effective Date, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental or Regulatory Authority, by arbitration or otherwise) against or involving the Business, any Collaboration Asset or any Acquired Asset.  As of the Purchase Closing Date, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental or Regulatory Authority, by arbitration or otherwise) against or involving the Business or any Acquired Asset as a result of BMS’ or any of its Affiliates manufacture of any Products or any recombinant thrombin active ingredient.  As of the date hereof and as of the Effective Date, there is no Legal Proceeding by BMS or any Affiliate pending, or which BMS or any Affiliate has commenced preparations to initiate, against any other Person in connection with the Business, any Collaboration Asset or any Acquired Asset.

18.2.9              Compliance with Applicable Laws; Permits.

18.2.9.1                            As of the date hereof and as of the Effective Date, except as set forth on Schedule 18.2.9.1, BMS and the Selling Affiliates are in compliance in all material respects with all applicable Laws, including Environmental Laws, Health Care Laws and all regulations, orders, guidance and policies issues by the FDA to the extent relating to the Products, and as of the Purchase Closing Date and to the extent relating to the manufacture by or on behalf of BMS or its Affiliates of any Products or any recombinant thrombin active ingredient, BMS and the Selling Affiliates are in compliance in all material respects with all such Laws.  None of BMS or any Selling Affiliate has received during the two (2) preceding years prior to the date hereof and prior to the Effective Date any written (or to BMS’ knowledge, other) communication from any Governmental or Regulatory Authority that alleges that BMS or any Selling Affiliate is or was in violation in any material respect of any applicable Laws or which requires or seeks to adjust, modify or alter in any material respect operations, activities, services or financial condition of the Business, the Collaboration Assets, the Acquired Assets or the Products that has not been fully and finally resolved to the Governmental or Regulatory Authority’s satisfaction without further liability to BMS or any Selling Affiliate.  As of the date hereof and as of the Effective Date, except as set forth on Schedule 18.2.9.1, there are no restrictions imposed by any Governmental or Regulatory Authority upon BMS or its Affiliates related to the Business, Collaboration Assets, or Acquired Assets which would restrict or prevent in any material respect Purchaser from conducting the Business, and using the Collaboration Assets and the Acquired Assets, as currently conducted or used.

18.2.9.2                            As of the date hereof and as of the Effective Date, BMS or a Selling Affiliate owns or holds all Permits required to own or lease, operate and use their respective products, services and assets related to the Business and to carry on and conduct the Business, the absence or loss of any of which, individually or in the aggregate, would reasonably be expected to be material to the Business, the Collaboration Assets or the Acquired Assets, including all Environmental Permits (the “Material Permits”), all of which are valid and subsisting.  As of the date hereof and as of the Effective Date, all fees required to have been paid in connection with the Material Permits have been paid.  No notice of cancellation, of default or of any dispute concerning any Material Permit has been received by BMS or any Selling Affiliate.  As of the date hereof and as of the Effective Date, to BMS’ knowledge, no Governmental or Regulatory Authority intends to modify, cancel, terminate or not renew any Material Permit and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Material Permit or that permits or, after notice or lapse of time or both, would permit revocation or termination of any such Material Permit, or that might adversely affect in any material respect the rights of BMS, a Selling Affiliate or Purchaser under any such Material Permit.  Neither BMS nor a Selling Affiliate has granted any third party any right or license to use, access, or reference any of the Material Permits, including any Know-How contained in any of the Material Permits or rights associated with each regulatory filing.

18.2.9.3                            Certain FDA Matters.

(i)                                     As of the date hereof and as of the Effective Date, the Products are not and have not been adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act.  As of the date hereof and as of the Effective Date, there has not been any voluntarily or involuntarily initiated, conducted, or issued recall, market withdrawal, safety alert, warning, “dear doctor” letter, market correction, or investigator notice relating to an alleged lack of safety or efficacy, or noncompliance, of any Product.  As of the date hereof and as of the Effective Date, to BMS’ knowledge, there have been no warning or untitled letters, subpoenas, investigative demands, written inquiries, or seizures requested or threatened relating to the Products.  As of the date hereof and as of the Effective Date, to BMS’ knowledge, there are no regulatory actions threatened in writing against any party that manufactures any component, ingredient, or material used in manufacturing any Product pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement with BMS or any Selling Affiliates by the FDA or any Governmental or Regulatory Authority.

(ii)                                  As of the date hereof and as of the Effective Date, the manufacture of the Products by or on behalf of BMS or its Affiliates has been and is being conducted in compliance in all material respects with current “good manufacturing practices,” as defined by the FDA, including, as applicable, the FDA’s current Good Manufacturing Practices set forth in 21 C.F.R. Parts 210, 211 and 600.

(iii)                               As of the date hereof and as of the Effective Date, each of BMS and its Affiliates subject to the King Settlement Agreement is and has been in compliance in all material respects with the terms thereof.

(iv)                              As of the date hereof and as of the Effective Date, BMS and its Selling Affiliates have been and are in compliance in all material respects with all applicable Laws, regulations, orders, guidance, and policies administered or issued by FDA requiring the maintenance or submission of reports or records under requirements administered by the FDA or any other Governmental or Regulatory Authority in each case to the extent related to the Products, including any post-approval commitments, and for the avoidance of doubt, the terms and conditions set forth in the January 17, 2008 approval letter for BL 125248, or any amendments thereto.

(v)                                 As of the date hereof and as of the Effective Date, none of BMS, its Selling Affiliates or, to BMS’ knowledge, any of their respective partners, agents or subcontractors has, with respect to the Business, (i) been convicted of any crime or engaged in any conduct which has resulted or could result in debarment or disqualification by the FDA or any other Governmental or Regulatory Authority in each case to the extent related to the Products, or (ii) failed to disclose a material fact required to be disclosed to any Governmental or Regulatory Authority with respect to the Products, and, as of the date hereof and as of the Effective Date, there are no proceedings pending or, to BMS’ knowledge, threatened that would reasonably be expected to result in criminal or civil liability or debarment or disqualification by the FDA or any other Governmental or Regulatory Authority in each case to the extent related to the Products.  None of BMS or any of its Selling Affiliates has, with respect to the Business, committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other Governmental or Regulatory Authority to invoke any similar policy.

(vi)                              As of the date hereof and as of the Effective Date, to BMS’ knowledge, there have been no adverse experiences, serious adverse events, serious injuries, or serious incidents associated with the use (including in clinical trials) of any Product that have not been reported to the FDA or any other Governmental or Regulatory Authority in accordance with applicable Laws.

(vii)                           As of the date hereof and as of the Effective Date, all studies, tests, and preclinical and clinical research being conducted by BMS, any of its Selling Affiliates, and, to BMS’ knowledge, on behalf of BMS or any of its Selling Affiliates by any of their respective partners, agents, or subcontractors with respect to any Product, are being, and at all times have been, conducted in compliance in all material respects with all applicable Laws, including, as applicable, good laboratory practice regulations set forth in 21 C.F.R. Part 58, good clinical practices, as defined or recognized by the FDA, including the ICH Tripartite Guideline for Good Clinical Practice, other applicable provisions of the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, and 312, and comparable applicable Laws of any other Governmental or Regulatory Authority.  As of the date hereof and as of the Effective Date, no clinical trial conducted by BMS or any of its Selling Affiliates or, to BMS’ knowledge, on behalf of BMS or its Selling Affiliates, with respect to any Product has been terminated or suspended prior to completion for safety or non-compliance reasons, and, to BMS’ knowledge, neither the FDA nor any other Governmental or Regulatory Authority, clinical investigator or institutional review board that has or had jurisdiction over or participated in any such clinical trial has initiated or, to BMS’ knowledge, threatened in writing to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any such ongoing clinical trial, or to disqualify, restrict or debar any clinical investigator or other person or Person involved in any such clinical trial.  As of the date hereof and as of the Effective Date, all clinical trials conducted by BMS or any of its Selling Affiliates or, to BMS’ knowledge, on behalf of BMS or its Selling Affiliates, with respect to any Product have been, to the extent required, registered on and trial results have been reported on the United States National Institutes of Health Website, www.clinicaltrials.gov, in accordance with 42 U.S.C. § 282(j), and are listed in accordance with any applicable additional state and local law requirements.

(viii)                        All fees under the Prescription Drug User Fee Act, as amended, required to be paid by BMS or its Affiliates in respect of the Products have paid for the U.S. government’s fiscal year ended September 30, 2013.  BMS acknowledges that neither BMS nor its Affiliates are entitled to be reimbursed by

Purchaser or its Affiliates for any portion of such fees attributable to the Collaboration Term.

18.2.9.4                            Certain Health Care Matters.

(i)                                     As of the date hereof and as of the Effective Date, neither BMS nor any Selling Affiliate nor, to BMS’ knowledge, any of the officers, directors, managing employees thereof, or any individuals with direct or indirect ownership interests (or any combination thereof) of 5% or more in BMS or the Selling Affiliates (as those terms are defined in 42 C.F.R. § 1001.1001), or, to BMS’ knowledge, any contractors or agents have, in connection with the Business or the Products: (a) engaged in any activities that are prohibited, or failed to engage in activities that are required, under, or are cause for civil or criminal penalties or mandatory or permissive exclusion from, any Federal Health Care Program under Sections 1128, 1128A, 1128B, 1128G or 1877 of the Social Security Act (“SSA”) (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7h, 1395nn), 31 U.S.C. § 3729, or related state or local statutes; (b) had a civil monetary penalty assessed against them under Section 1128A of the SSA (42 U.S.C. § 1320a-7a); (c) been or currently are suspended, excluded, debarred or otherwise ineligible to participate in  any Federal Health Care Program under Section 1128 of the SSA (42 U.S.C.  §1320a-7) or otherwise suspended or debarred from contracting with the federal government; or (d) been convicted (as defined in 42 C.F.R. § 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2) or (b)(3) of the SSA (42 U.S.C. § 1320a-7).

(ii)                                  Except as set forth on Schedule 18.2.9.4(ii), as of the date hereof and as of the Effective Date, neither BMS nor any Selling Affiliate is: (a) subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or similar agreements or orders mandating or prohibiting future or past activities in connection with the Business or the Products; or (b) to BMS’ knowledge, under investigation in connection with the Business or the Products by the Department of Justice, the Office of the Inspector General of the U.S. Department of Health and Human Services, the Centers for Medicare and Medicaid Services, any state Attorney General, state Medicaid Agency, or contractor thereof, Recovery Audit Contractor, Zone Program Integrity Contractor, Medicaid Fraud Control Unit, qui tam relator, or the FDA for compliance, promotional, billing, coding, reimbursement, privacy or other fraud and abuse or related issues, in each case to the extent related to the Products.  Neither BMS nor any Selling Affiliate has engaged in any activity constituting fraud or abuse under any Health Care Laws relating to the operation of the Business, the Products, the Collaboration Assets or the Acquired Assets.

(iii)                               As of the date hereof and as of the Effective Date, neither BMS nor any of the Selling Affiliates receives government grants or funding for clinical research in connection with the Business or the Products.  As of the date hereof and as of the Effective Date, to the extent related to the Business or the Products,

BMS and each of the Selling Affiliates currently comply with all applicable reporting and payment requirements of the Medicare Secondary Payor Statute, 42 U.S.C. § 1395y(b)),  and its implementing regulations.

18.2.10       Employee Benefit Plans.

18.2.10.1                                             Schedule 18.2.10.1 sets forth a true and correct list of all material “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (sometimes referred to herein as “Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), bonus or other incentive, severance or termination pay, change in control, stock option, stock purchase, deferred compensation, group insurance plans, programs or arrangements and other employee fringe benefit plans maintained or contributed to, by BMS or the Selling Affiliates for the benefit of any BMS Employees (collectively, the “Benefit Plans”).  BMS has made available to Purchaser true, complete  and correct copies of all such written Benefit Plans and applicable summary plan descriptions.  Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms, applicable Law and the terms of any related documents or agreements.

18.2.10.2                                             Each Pension Plan has received a favorable determination letter as to its qualification under the Code, and to BMS’ knowledge nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification and result in a material Liability to Purchaser.  BMS has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and has no knowledge of any material default or violation by any party to, any Pension Plan.

18.2.10.3                                             Except as disclosed in Exhibit 3.4.8 or otherwise where a material liability or a material obligation would not result to Purchaser, neither BMS nor any of the Selling Affiliates has an agreement with any BMS Employee that would: (i) create, incur liability with respect to, or cause to exist any other employee benefit plan, program or arrangement for the benefit of any BMS Employee other than the Benefit Plans, (ii) provide compensation or benefits to any BMS Employee; or (iii) modify, change or terminate any Benefit Plan to the extent such modification, change or termination would affect the BMS Employees, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.

18.2.10.4                                             No Benefit Plan contains any provision or is subject to any Law that, as a result of the transactions contemplated hereby or upon any related, concurrent, or subsequent termination of employment, would with respect to any of the BMS Employees (i) increase, accelerate or vest any compensation or benefit, (ii) require severance, termination, change-in-control, retention or similar payments, (iii) provide any term of employment or compensation guaranty, (iv) forgive any indebtedness, (v) require or provide any payment or compensation subject to Section 280G of the Code, or (vi) promise or provide any tax gross ups or indemnification, whether under Sections 4999 or 409A of the Code or otherwise.

18.2.10.5                                             Each Benefit Plan providing benefits to any BMS Employee that constitutes a “non-qualified deferred compensation plan” within the meaning of

Section 409A of the Code materially complies in both form and operation with the requirements of Section 409A of the Code.

18.2.10.6                                             No liability under Section 412 of the Code or Section 302 or Title IV of ERISA is reasonably expected to be incurred by BMS or any of the Selling Affiliates and no condition exists that would reasonably be expected to result in liability under Title IV of ERISA to BMS or any of the Selling Affiliates. No Benefit Plan that is a pension plan (within the meaning of Section 3(2) of ERISA) constitutes a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), and, with respect to the Business, neither BMS nor any of its ERISA Affiliates has, within the five-year period ending on the Closing Date, contributed or been required to contribute to any pension plan that is a “multiemployer plan”.  An “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included BMS or a Selling Affiliate.

18.2.10.7                                             Except as set forth on Schedule 18.2.10.7, no BMS Employee is entitled to receive any benefits, including welfare, death or medical benefits (whether or not insured), beyond retirement or other termination of employment (and neither BMS nor any Selling Affiliate has made any representations or promises regarding the same).

18.2.11       Employment Matters.

18.2.11.1                                             Exhibit 3.4.3 sets forth a true and complete list of all BMS Employees, showing for each such BMS Employee the annual compensation as of the date hereof (and the portions thereof attributable to salary, bonus, and other compensation, including other variable compensation), dates of employment, and leave status of such BMS Employee.  Except as provided in Exhibit 3.4.3, neither BMS nor any of its Affiliates has any employment agreements with any BMS Employee, and all BMS Employees are employed on an “at will” basis.

18.2.11.2                                             In connection with the conduct of the Business, BMS and each of the Selling Affiliates is in compliance in all material respects with all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of employees as exempt pursuant to applicable wage and hour law and workers as independent contractors and consultants), wages, hours, workers’ compensation, occupational safety and health requirements, employment practices, the Worker Adjustment Retraining Notification Act of 1988 (“WARN”) or any similar state or local law, and the Immigration Reform and Control Act (each, an “Employment Law” and collectively, the “Employment Laws”); and has complied in all material respects with all employment agreements in connection with the conduct of the Business.  As of the date hereof and as of the Effective Date, except as provided in Schedule 18.2.11.2, no suits or other legal actions are, or since January 1, 2010, have been pending or, to BMS’ knowledge, threatened, in connection with the Business with respect to any applicable Employment Laws or agreements, either by any individual or group of individuals, including BMS Employees and independent contractors of BMS or any of its Affiliates engaged in the Business, or by any Governmental or Regulatory Entity.  Each of BMS and the Selling Affiliates has withheld all amounts required by any Employment Law or by agreement to be withheld by BMS or the Selling Affiliates from the wages, salaries, and other payments to the BMS Employees; and is not liable in any material respect for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.  As of and with respect to the prior three years, (i) each of BMS and the Selling Affiliates have paid in full to all employees and independent contractors engaged in the Business on behalf of BMS or its Affiliates all wages, salaries, commissions, fees, bonuses, benefits and other compensation due to or on behalf of such employees and independent contractors; and (ii) neither BMS nor any Affiliate is liable in any material respect for any payment to any trust or other fund or to any Governmental or Regulatory Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees engaged in the Business on behalf of BMS or its Affiliates (other than routine payments to be made in the normal course of business and consistently with past practice).

18.2.11.3                                             To BMS’ knowledge, all BMS Employees in the United States are citizens or legal permanent residents of the United States, except as set forth in Schedule 18.2.11.3, which also (i) indicates, for each BMS Employee in the United States who is not a United States citizen or legal permanent resident, immigration status and the date work authorization is scheduled to expire, (ii) lists and describes all expatriate agreements that BMS and its Selling Affiliates have in effect with any BMS Employee, and (iii) lists and describes all employment agreements covering BMS Employees outside the United States.  To BMS’ knowledge, each BMS Employee working in a country other than one of which such BMS Employee is a national has a valid work permit or visa enabling him or her to work lawfully in the country in which such individual is employed.

18.2.11.4                                             Schedule 18.2.11.4 sets forth a list of each agreement with respect to the employment or termination of employment of any BMS Employee under which BMS or any Selling Affiliate shall have any continuing payment or performance obligations after the Collaboration Closing (in the case of the BMS Employees set forth on Exhibit 3.4.3-1) or after the Purchase Closing (in the case of the BMS Employees set forth on Exhibit 3.4.3-2).

18.2.11.5                                             Except as set forth in Schedule 18.2.11.5, neither BMS nor any Selling Affiliate is a party to any agreement with any BMS Employee that provides for the payment of compensation or severance in the event of a change in control of BMS or any Affiliate thereof that would constitute an obligation of Purchaser or any Affiliate thereof after either Closing.

18.2.11.6                                             Each BMS Employee has entered into a confidentiality and non-disclosure agreement with BMS or such Affiliate, a copy or form of which has previously been made available to Purchaser.  All existing non-competition agreements will continue to be legal, valid, binding and enforceable and in full force and effect immediately following each Closing in accordance with the terms thereof as in effect immediately prior to each Closing.

18.2.11.7                                             To BMS’ knowledge, all individuals who have performed services related to the Business while classified as independent contractors are appropriately classified as independent contractors under applicable Employment Laws, and BMS and its Affiliates have fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.

18.2.11.8                                             To BMS’ knowledge, neither BMS nor any Selling Affiliate is engaged, nor has been engaged, in any unfair labor practice in connection with the conduct of the Business.  Neither BMS nor any affiliate is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization in connection with the conduct of the Business.  As of the date hereof and as of the Effective Date, neither BMS nor any Affiliate is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization in connection with the conduct of the Business, nor is there pending or, to BMS’ knowledge, threatened in writing, any labor strike or lockout involving BMS or any of its Affiliates related to the Business.  As of the date hereof and as of the Effective Date, to BMS’ knowledge, there have been no labor union organizing activities at BMS or any of its Affiliates’ facilities related to the Products, except as disclosed in Schedule 18.2.11.8.

18.2.11.9                                             As of the date hereof and as of the Effective Date, to BMS’ knowledge, no BMS Employee intends to terminate employment with BMS or any Selling Affiliate (other than to accept employment with Purchaser or its Affiliates).

18.2.12       Management Accounts.

18.2.12.1                                             Schedule 18.2.12.1 sets forth the unaudited financial information representing the United States revenue and direct expenses of the Business for the twelve (12) months ended December 31, 2010, December 31, 2011 and December 31, 2012 (estimated) (collectively, the “Management Accounts”).  The Management Accounts have been consistently prepared from the financial records of the Business.  The Management Accounts are not intended to be a complete presentation of the results of operations of the Business and exclude costs not directly associated with producing the revenues (e.g., corporate and shared services and other indirect general & administrative costs), other costs (e.g., manufacturing variances, interest income/expense and income taxes) and non-cash expenses (e.g., amortization and impairment charges attributed to the intangible asset and inventory step-up established when BMS acquired ZymoGenetics, Inc.).  The Management Accounts do not necessarily represent the revenues and direct expenses of the Business as if it had been operating as a separate / stand-alone entity during the periods presented. In addition, the Management Accounts are not necessarily indicative of the future financial performance of the Business.  The Management Accounts do not necessarily represent the Required Financial Statements.

18.2.12.2                                             At or prior to the Purchase Closing, all of the books and records included in the Acquired Assets will have been made available to Purchaser or a Purchasing Affiliate. At or prior to the Collaboration Closing, all of the books and records included in the Collaboration Assets will have been made available to Purchaser or a Purchasing Affiliate.  As of the date hereof, BMS has not engaged any accountants to perform any audit or review of the financial statements or books and records of the Business.

18.2.12.3                                             As of the date hereof and as of the Effective Date, neither BMS nor any of its Affiliates is liable for or subject to any Liability in connection with the Business except for (i) Liabilities reflected on the most recent Management Accounts and not previously paid or discharged, (ii) Liabilities incurred since December 31, 2011 in the Ordinary Course of Business, which Liabilities are not, individually or in the aggregate, material in amount or significance, (iii) Liabilities consisting of future performance obligations under (but not Liabilities relating to any breach of or default under) any Contract disclosed in any Schedule, and (iv) Excluded Liabilities.

18.2.13                               Absence of Certain Changes.  Between December 31, 2011 and the date hereof, except as set forth in Schedule 18.2.13, (i) BMS and its Affiliates have conducted the Business in the Ordinary Course of Business, (ii) there has not been any Material Adverse Effect, and (iii) there has not been any event, act or omission that, if such event, act or omission occurred following the execution of this Agreement, would have resulted in a breach of Section 12.4.

18.2.14                               Inventory.  To BMS’ knowledge, the Transferred Inventory included in the Acquired Assets is merchantable, fit for the purposes for which it was procured or manufactured, usable or salable in the Ordinary Course of Business, conforms in all material respects to the specifications established therefor, and has been manufactured in accordance in all material respects with all applicable Laws.

18.2.15       Significant Customers and Suppliers.

18.2.15.1                                             Except as set forth on Schedule 18.2.15, between January 1, 2012 and the Effective Date, no customer or supplier has stated in writing or to BMS’ knowledge otherwise stated, that it will stop, or decrease the rate of, buying products or services or supplying products or services, as applicable, to the Business, which stop or decrease would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

18.2.15.2                                             As of the date hereof and as of the Effective Date, to BMS’ knowledge, all customer orders of the Business were entered into in the Ordinary Course of Business.

18.2.16       Brokers and Agents.  No broker or finder has acted for BMS or any of its Affiliates in connection with the this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of BMS or any of its Affiliates, other than any Excluded Liability.

Section 18.3                             No Additional Representations.  Purchaser acknowledges that none of BMS, any Selling Affiliate or any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Products, the Acquired Assets, the Collaboration Assets, the Assumed Collaboration Liabilities or the Assumed Liabilities furnished or made available to Purchaser and its representatives, except as expressly set forth in Section 18.2 or in any Ancillary Agreement, and, except to the extent expressly provided in this Agreement or any Ancillary Agreement, none of BMS, any Selling Affiliate or any other person shall have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, or of any information, documents or material made available to Purchaser and its representatives in certain virtual or physical “data rooms”, visits to physical premises including those of Third Party manufacturers, or in any other form in expectation of the transactions contemplated hereby; provided, that this sentence shall not restrict Purchaser in the event of actual fraud by BMS or any Selling Affiliate.

Section 18.4                             DISCLAIMER.  PURCHASER ACKNOWLEDGES THAT SHOULD THE PURCHASE CLOSING OCCUR, PURCHASER SHALL, SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 18.2, ACQUIRE THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A  “WHERE IS” BASIS  AND, SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 18.2 AND THE OTHER PROVISIONS OF THIS AGREEMENT, PURCHASER SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN PURCHASER GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY LIENS, THAT ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED AND THAT ANY REQUIREMENTS OF APPLICABLE LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

Section 18.5                             No Double Recovery.  Neither Party shall be entitled to recover the same or duplicative damages from the other Party under more than one of this Agreement and the Ancillary Agreements.  For the purposes of this Section 18.5, each Party shall be deemed to have made and received all payments made and received by its Affiliates.

ARTICLE 19

NOTICES

Section 19.1                             Notices.  Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required, to the addresses of each Party set forth below or to such other address or addresses as shall be designated in writing in the same matter:

19.1.1              If to Purchaser:

The Medicines Company

8 Sylvan Way

Parsippany, New Jersey 07054

Attention:                                         President

Facsimile:                                         [**]

with a copy (which shall not constitute notice) to:

The Medicines Company

8 Sylvan Way

Parsippany, New Jersey 07054

Attention:                                         General Counsel

Facsimile:                                         [**]

19.1.2              If to BMS:

Bristol-Myers Squibb Company

345 Park Avenue

New York, New York  10154-0037

Attention:                                         General Counsel

Facsimile:                                         [**]

with a copy (which shall not constitute notice) to:

Bristol-Myers Squibb Pharmaceutical Group

Route 206 & Province Line Road

Princeton, New Jersey 08540

Attention:                                         Vice President and Associate General Counsel, Transactional Practice Group

Facsimile:                                         [**]

Any notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (i) as of the date so hand delivered or telefaxed, (ii) one Business Day after it is sent for next business day delivery via a reputable nationwide overnight courier service, (iii) four Business Days after it is sent by registered or certified mail, and (iv) if given by any other means, shall be deemed given only when actually received by the addressees.

ARTICLE 20

MISCELLANEOUS PROVISIONS

Section 20.1                             Assignment.  Except as otherwise expressly permitted by this Agreement, neither Party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that either Party (i) may assign all or any portion of its rights and obligations hereunder to an Affiliate without the prior consent of the other Party, provided that the assigning Party shall remain primarily liable for its obligations hereunder, and (ii) may assign all its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or substantially all of its business or assets (or, in the case of Purchaser, all or substantially all of its business or assets relating to the Products); provided, that such successor or purchaser has agreed to assume all of the assigning Party’s rights and obligations hereunder.

Section 20.2                             Non-Waiver.  Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

Section 20.3                             No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 20.4                             Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by applicable Law.

Section 20.5                             Entire Agreement; Amendments.  This Agreement, together with the Ancillary Agreements (in each case, following execution and delivery thereof), contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all previous and contemporaneous verbal and written understandings, agreements, representations and warranties with respect to such subject matter or on which the Parties may have relied, including the Confidentiality Agreement.  In the event of a conflict between the terms of this Agreement and the terms of the Quality Agreement, the terms of the Quality Agreement shall control solely to the extent relating to quality issues.  This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of each Party.  No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Party.

Section 20.6                             Public Announcements.  Neither Party shall make any public announcement regarding this Agreement, or the subject matter contained herein, without the prior written consent of the other Party (which consent may be withheld in the sole discretion of such other Party), except as may be required by applicable Laws (including disclosure requirements of the United States Securities and Exchange Commission or any stock exchange), in which event the Party required to make such announcement shall endeavor to give the other Party reasonable advance notice and review of any such disclosure.

Section 20.7                             Governing Law; Jurisdiction; Waiver of Jury Trial.

20.7.1              Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OR CHOICE OF LAWS PRINCIPLES OF SUCH STATE OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

20.7.2              Jurisdiction.  For purposes of this Agreement, each Party hereby (i) consents to service of process in any legal action, suit or proceeding between the Parties arising in whole or in part under or in connection with the negotiation, execution and performance of this Agreement in any manner permitted by the laws of the State of New York, (ii) agrees that service of process made in accordance with this Section 20.7.2 or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 19.1, will constitute good and valid service of process in any such legal action, suit or proceeding, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such legal action, suit or proceeding any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.  Each Party hereby (a) consents to submit itself to the exclusive personal jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, City of New York or the federal court for the Southern District of New York, in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any other court.  Each Party hereby waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto.

20.7.3              Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 20.8                             Relationship of the Parties.

20.8.1              In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between BMS and Purchaser or any of their respective Affiliates.  Except as otherwise expressly provided herein, neither Party may act on behalf of the other Party, and neither Party may make (or has any authority to make) any representation, warranty or commitment, whether express or implied, on behalf of the other Party or incur any charges or expenses for or in the name of the other Party.  No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties. The relationship of the Parties under this Agreement is, and is intended to be, one of independent contractors hereunder.

20.8.2              Neither Party shall have any responsibility for the hiring, firing, compensation or benefits of the other Party’s employees, independent contractors or representatives, and all compensation and benefits to be paid to any employee, independent contractor or representative of a Party (including, in the case of Purchaser, all Purchaser Employees, and, in the case of BMS, any Transferred Employees not hired by Purchaser) shall be the responsibility of the Party engaging such individual.  Neither Party may create or impose any contractual or other liability on behalf of the other Party without said Party’s authorized prior written approval.

Section 20.9                             Force Majeure.  If the performance of any obligation under this Agreement by either Party is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party unable to perform, not due to malfeasance and which could not, with the exercise of due diligence, have been avoided (including as a result of acts of God, civil disorders or commotions, acts of aggression, fire, accident, explosions, floods, drought, war, sabotage, embargo, utility failures, material shortages, national labor disturbances, riot, delay or errors by shipping companies, a change in Law, a national health emergency, or appropriations of property), then the Party so affected shall not be excused from such performance, but shall merely suspend such performance during the continuation of such event of force majeure.  The Party prevented from performing its obligations or duties because of the event of force majeure shall promptly notify the other Party hereto of the occurrence and particulars of such event and shall provide the other Party, from time to time, with its best estimate of the duration of such event of force majeure and with notice of the termination thereof.  The affected Party shall use all reasonable efforts to avoid or remove such causes of nonperformance and to ameliorate the effects of such nonperformance as promptly as practicable thereafter and upon termination of all applicable events of force majeure, the performance of any suspended obligation or duty shall promptly recommence.  When an event of force majeure arises, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.  Neither Party shall be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive, exemplary or other damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of an event of force majeure.  The Parties agree that none of the following events, or the results thereof, shall be an event of force majeure for purposes of this Agreement: any country or region in the Territory (a) changing its legal currency; (b) joining, terminating or altering its membership in the European Union; (c) instituting foreign exchange controls or restrictions; or (d) experiencing fluctuations in the value of its currency.

Section 20.10                      Counterparts.  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.  This Agreement may be executed by facsimile or electronic copy in any image format (including PDF, TIFF, JPEG, and BMP files).

Section 20.11                      Actions to be Taken by Affiliates.  Each Party shall cause each of its Affiliates to take all actions required or contemplated to be taken pursuant to this Agreement or any Ancillary Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

BRISTOL-MYERS SQUIBB COMPANY		THE MEDICINES COMPANY

By:	/s/ Demetrios Kydouieus	By:	/s/ Glenn Sblendorio
Name: Demetrios Kydouieus		Name: Glenn Sblendorio
Title: Vice President, Alliances and Transactions		Title: President and CFO

[Signature Page to Master Transaction Agreement]

EXECUTION VERSION

EXHIBIT 1.1.1

PRODUCTS

SKU	Product	Territory*
1290044	RECOTHROM 5000-UNIT KIT (NDC No.: 28400-105-41)	UNITED STATES
1289945	RECOTHROM 20000-UNIT KIT (NDC No.: 28400-120-41)	UNITED STATES
1289946	RECOTHROM 20000-UNIT WITH SPRAY KIT (NDC No.: 28400-120-50)	UNITED STATES
1290043	RECOTHROM STAND-ALONE SPRAY KIT (NDC No.: 28400-710017)	UNITED STATES
02339285	RECOTHROM 6000-UNIT VIAL	CANADA
02339277	RECOTHROM 24000-UNIT VIAL	CANADA

* The Territory for the Products shall mean the United States, Canada and all other countries in the world.

EXHIBIT 1.1.2

BMS’ KNOWLEDGE INDIVIDUALS

[**]

EXHIBIT 1.1.3

COLLABORATION CONTRACTS

[**].  Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  A total of 12 pages were omitted.

EXHIBIT 1.1.4

COLLABORATION EQUIPMENT

All fixtures, furniture, equipment and other personal property owned by BMS or any of the Selling Affiliates located on the premises to be sublet to Purchaser pursuant to the Sublease that is used exclusively in the Business.

EXHIBIT 1.1.5

EXCLUDED CONTRACTS

[**].

EXHIBIT 1.1.6

EXCLUDED INTELLECTUAL PROPERTY

None.

EXHIBIT 1.1.7

PRODUCT REGISTRATIONS

Product Registration		Approval Date	Territory
BLA 125248 Thrombin (Recombinant)		01/17/2008	UNITED STATES
BLA 125458 Thrombin (Recombinant)		Under review by U.S. Food and Drug Administration	UNITED STATES
NDS		12/15/2009	CANADA
DIN 02339277	6,000 Unit Vial
DIN 02339285	24,000 Unit Vial

EXHIBIT 1.1.8

SELLING AFFILIATES

ZymoGenetics, Inc.

ZymoGenetics, LLC

EXHIBIT 1.1.9

TRANSFERRED CONTRACTS

[**].  Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  A total of 5 pages were omitted.

EXHIBIT 1.1.10

TRANSFERRED EQUIPMENT

Asset Number	Asset description
1070001053	Virtis Advantage Freeze Dryer
1070001055	Thermoline Freezer -60 to -80C
1070001083	Freezer and Metal Cabinets at VSO, Australia
1070001118	Columns and gel at Pentapharm
1070001132	Rhtrhombin manufacturing equipment at Abbott
1070001133	Equipment at PATHEON
1070001178	Pallet Tanks and Installation - Onsite at PATHEON
1070000158	Gauge Pressure Transmitter
1070000186	Flexmount Weigh Module
1070000848	Bioseps- Cell Separation System-send to ABBOTT
1070000849	BPG 200/500 Column - sent to ABBOTT
1070000937	Sebra Omni Sealer
1070001054	Freezers at Patheon
1070001093	Back up power supply-At VSO
1070001110	Freezers at Patheon- asset 2246 add
1070001163	Palletank, 200LI Thermoregulated - at PATHEON
1070001229	Palletank, 200LI Thermoregulated at Patheon
1070001273	Freezer, -70 Degrees C
1070001299	Turbula Shaker Mixer
1070001306	7000D-3S Hi Performance Net Weight 3 HeadVibratory
1070001307	BT-1000 Automated Package Tester
1070001308	NAS 100 NT Air Sampler
1070001315	Modification of 42M2 Freezer Dryer
1070001316	Modifications to Palletank, 200LI Thermoregulated
1070001318	Spare Parts for 7000D - 3S Hi Performance Dispense
1070001319	Set of 6 Pumps for 5,000IU
1070001320	Crimping Heads for Farmomac & Boschline
1070001321	-70 Deg. C Freezer, CO2 Supply System, Temp Alarm
1070001322	Stainless Steel Tank, Spec 10-GA-40774
1070001323	Design & Test Labor for 7000D-3S Hi Performance Ne
1070001332	BT-1000 Package Tester
1070001334	Heat Sealing Boards, Tyvek
1070001335	8 ML Vial Handling Charge Parts
1070001336	20 ML Vial Handling Charge Parts
1070001337	Dedicated Product Contact Equipment Set (inclds: F
1070001339	Additional Parts for Tanks per Scope Change#1 to P
1070002009	Freezers, Thermo/Revco -80C
1070002010	Freezers
1070002011	Freezers
1070002012	Freezers

EXHIBIT 1.1.11(i)

TRANSFERRED OTHER INTELLECTUAL PROPERTY

Transferred Other Intellectual Property registered in the name  of BMS or the Selling Affiliates:

Trademark	Country	Status / Date of Renewal
RECOTHROM	Albania*	Registered
RECOTHROM	Armenia*	Registered
RECOTHROM	Australia*	Registered
RECOTHROM	Bahrain*	Registered
RECOTHROM	Belarus*	Registered
RECOTHROM	Botswana*	Registered
RECOTHROM	Brazil	Opposed
RECOTHROM	Croatia*	Registered
RECOTHROM	Cuba*	Registered
RECOTHROM	European Community	9/26/2017
RECOTHROM	Georgia*	Registered
RECOTHROM	Iceland*	Registered
RECOTHROM	Indonesia	10/7/2018
RECOTHROM	Int’l Registration - Madrid Protocol	9/10/2018
RECOTHROM	Iran (Islamic Republic of) *	Registered
RECOTHROM	Japan	7/25/2018
RECOTHROM	Kenya*	Registered
RECOTHROM	Kyrgyz Republic*	Registered
RECOTHROM	Liechtenstein*	Registered
RECOTHROM	Macau	3/25/2016
RECOTHROM	Macedonia*	Registered
RECOTHROM	Mexico	9/12/2018
RECOTHROM	Moldova*	Registered
RECOTHROM	Mongolia	Registered
RECOTHROM	Montenegro*	Registered
RECOTHROM	Morocco*	Registered
RECOTHROM	Namibia*	Registered
RECOTHROM	New Zealand	9/12/2018
RECOTHROM	Norway*	Registered
RECOTHROM	Oman*	Registered

Trademark	Country	Status / Date of Renewal
RECOTHROM	Russian Federation*	Registered
RECOTHROM	San Marino*	Registered
RECOTHROM	Singapore*	Registered
RECOTHROM	Suriname	10/30/2018
RECOTHROM	Swaziland*	Registered
RECOTHROM	Taiwan	7/15/2019
RECOTHROM	Turkey*	Registered
RECOTHROM	Turkmenistan*	Registered
RECOTHROM	Viet Nam*	Registered
RECOTHROM in Chinese Characters (Li- Gu-Ning)	Taiwan	7/31/2019
RECOTHROMB	Albania	6/2/2019
RECOTHROMB	Bahrain	Pending
RECOTHROMB	Belarus	Pending
RECOTHROMB	Brazil	3/6/2022
RECOTHROMB	Chile	2/11/2020
RECOTHROMB	China (People’s Republic)	12/27/2020
RECOTHROMB	Croatia	Published
RECOTHROMB	Guatemala	8/31/2019
RECOTHROMB	Hong Kong	5/3/2019
RECOTHROMB	Iceland	5/6/2019
RECOTHROMB	India	Pending
RECOTHROMB	Indonesia	4/28/2019
RECOTHROMB	Iran (Islamic Republic of)	6/6/2019
RECOTHROMB	Jamaica	4/28/2019
RECOTHROMB	Jordan	5/21/2019
RECOTHROMB	Kenya	5/20/2019
RECOTHROMB	Liechtenstein	5/6/2019
RECOTHROMB	Malaysia	5/14/2019
RECOTHROMB	Mexico	5/8/2019
RECOTHROMB	Moldova	5/5/2019
RECOTHROMB	Mongolia	5/8/2019
RECOTHROMB	Morocco	5/8/2019
RECOTHROMB	San Marino	5/6/2019
RECOTHROMB	Serbia	5/5/2019

2

Trademark	Country	Status / Date of Renewal
RECOTHROMB	Suriname	6/2/2019
RECOTHROMB	Switzerland	5/12/2019
RECOTHROMB	Switzerland	5/12/2019
RECOTHROMB	Taiwan	12/31/2019
RECOTHROMB	Venezuela	3/26/2025
RETHROMBIN	Japan	8/1/2018
THROMBIN DESIGN	European Community	9/26/2017
THROMBIN Logo	Japan	8/8/2018

*  Countries to which the International Registration extends.

3

Transferred Other Intellectual Property registered in the name of Bayer Aktiengesellschaft:

Trademark	Country	Status / Date of Renewal
RECOTHROM	Aruba	9/24/2018
RECOTHROM	Bolivia	5/22/2019
RECOTHROM	Colombia	6/23/2019
RECOTHROM	Curacao	9/23/2018
RECOTHROM	El Salvador	6/5/2019
RECOTHROM	Haiti	7/9/2019
RECOTHROM	Jamaica	10/20/2018
RECOTHROM	Jordan	11/2/2018
RECOTHROMB	Aruba	4/23/2019
RECOTHROMB	Colombia	10/29/2019
RECOTHROMB	Costa Rica	8/7/2019
RECOTHROMB	Curacao	4/22/2019
RECOTHROMB	Dominican Republic	8/17/2019
RECOTHROMB	El Salvador	11/6/2019
RECOTHROMB	Haiti	12/15/2019
RECOTHROMB	Macau	9/25/2016
RECOTHROMB	Panama	4/28/2019
RECOTHROMB	Paraguay	8/9/2020
RECOTHROMB	Peru	10/29/2020
RECOTHROMB	Saudi Arabia	1/20/2019
RECOTHROMB	Trinidad and Tobago	4/23/2019
RECOTHROMB	United Arab Emirates	Filed
RECOTHROMB	Uruguay	7/1/2021

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EXHIBIT 1.1.11(ii)

TRANSFERRED OTHER INTELLECTUAL PROPERTY

(INTERNET DOMAIN NAMES)

Domain Name	Registrant
recothrom.com	Bristol-Myers Squibb Company
recothrom.cn	Bristol-Myers Squibb Company
recothrom.com.cn	Bristol-Myers Squibb Company
recothromb.cn	Bristol-Myers Squibb Company
recothromb.com.cn	Bristol-Myers Squibb Company

EXHIBIT 1.1.12

TRANSFERRED PATENT RIGHTS

Docket Number	Title	Case Status	Filing No.	Publication Number	Grant Number

[**].  Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  A total of 13 pages were omitted.

EXHIBIT 1.1.13

TRANSFERRED TRADEMARK RIGHTS

Trademark	Country	Status / Date of Renewal
RECOTHROM	Canada	5/19/2025
RECOTHROM	USA	5/20/2018
THROMBIN DESIGN	Canada	5/19/2025
THROMBIN DESIGN	USA	7/29/2018

Final Version

EXHIBIT 2.4.2(ii)

FORM OF COLLABORATION BILL OF SALE

COLLABORATION BILL OF SALE

THIS COLLABORATION BILL OF SALE (this “Collaboration Bill of Sale”) is made as of [•], [•], by and among BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“BMS”), ZYMOGENETICS, INC., a Washington corporation, ZYMOGENETICS, LLC, a Delaware limited liability company (together, the “Selling Affiliates”), and THE MEDICINES COMPANY, a Delaware corporation (“Purchaser”).(1)

W I T N E S S E T H

WHEREAS, BMS and Purchaser have entered into that certain Master Transaction Agreement, dated as of December [•], 2012 (the “Master Transaction Agreement”), pursuant to which BMS has agreed to, and to cause the Selling Affiliates to, sell, transfer, assign and convey to Purchaser all the right, title and interest of BMS and the Selling Affiliates in, to and under the Collaboration Assets in consideration for the payment by Purchaser of the portion of the Aggregate Consideration to be paid at the Collaboration Closing and during the Collaboration Term and the assumption by Purchaser of the Assumed Collaboration Liabilities (all capitalized terms used but not defined herein shall have the meanings given such terms in the Master Transaction Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BMS, the Selling Affiliates and Purchaser, intending to be legally bound, do hereby agree as follows:

1.                                      Sale and Assignment of Assets.  Pursuant to the terms and subject to the conditions of the Master Transaction Agreement, BMS and the Selling Affiliates do hereby sell, transfer, assign and convey to Purchaser and its successors and assigns all of the right, title and interest of BMS and the Selling Affiliates in, to and under the Collaboration Assets.

2.                                      Interpretation; Successors.  Nothing contained in this Collaboration Bill of Sale shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions set forth in the Master Transaction Agreement nor shall this Collaboration Bill of Sale reduce, expand or enlarge any remedies under the Master Transaction Agreement.  This Collaboration Bill of Sale is intended only to effect the sale, assignment, transfer, conveyance and delivery of the Collaboration Assets by BMS and the Selling Affiliates pursuant to the Master Transaction Agreement and shall be governed entirely in accordance with the terms and conditions of the Master Transaction Agreement.  In the event of any conflict or inconsistency between the terms of the Master Transaction Agreement and the terms hereof, the terms of the Master Transaction Agreement shall govern.  This Collaboration Bill of Sale shall be binding upon and inure solely to the benefit of BMS, the Selling Affiliates,

(1)  Purchasing Affiliates and additional Selling Affiliates to be added, if necessary.

Purchaser and their respective successors and assigns in accordance with the terms of the Master Transaction Agreement.

3.                                      Governing Law; Amendment.  This Collaboration Bill of Sale shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.  This Collaboration Bill of Sale may not be waived or amended except by an instrument in writing signed on behalf of each of BMS and Purchaser.

4.                                      Counterparts.  This Collaboration Bill of Sale may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned have caused this Collaboration Bill of Sale to be executed as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

ZYMOGENETICS, INC.

By:
Name:
Title:

ZYMOGENETICS, LLC

By:
Name:
Title:

THE MEDICINES COMPANY

By:
Name:
Title:

[Signature Page to Collaboration Bill of Sale]

Final Version

EXHIBIT 2.4.2(iii)

FORM OF COLLABORATION ASSUMPTION AGREEMENT

COLLABORATION ASSUMPTION AGREEMENT

THIS COLLABORATION ASSUMPTION AGREEMENT (this “Collaboration Assumption Agreement”) is made as of [•], [•],by and among THE MEDICINES COMPANY, a Delaware corporation (“Purchaser”), BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“BMS”), ZYMOGENETICS, INC., a Washington corporation, and ZYMOGENETICS, LLC, a Delaware limited liability company (together, the “Selling Affiliates”).(1)

W I T N E S S E T H

WHEREAS, BMS and Purchaser have entered into that certain Master Transaction Agreement, dated as of December [•], 2012 (the “Master Transaction Agreement”), pursuant to which BMS has agreed to, and to cause the Selling Affiliates to, sell, transfer, assign and convey to Purchaser all the right, title and interest of BMS and the Selling Affiliates in, to and under the Collaboration Assets in consideration for the payment by Purchaser of the portion of the Aggregate Consideration to be paid at the Collaboration Closing and during the Collaboration Term and the assumption by Purchaser of the Assumed Collaboration Liabilities (all capitalized terms used but not defined herein shall have the meanings given such terms in the Master Transaction Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BMS, the Selling Affiliates and Purchaser, intending to be legally bound, do hereby agree as follows:

1.                                      Assumption of Liabilities.  Pursuant to the terms and subject to the conditions of the Master Transaction Agreement, Purchaser, effective as of the Collaboration Closing, hereby assumes, and undertakes to pay, perform and discharge when due, all of the Assumed Collaboration Liabilities.

2.                                      Interpretation; Successors.  Nothing contained in this Collaboration Assumption Agreement shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions set forth in the Master Transaction Agreement nor shall this Collaboration Assumption Agreement reduce, expand or enlarge any remedies under the Master Transaction Agreement.  This Collaboration Assumption Agreement is intended only to effect the assumption by Purchaser of the Collaboration Assumed Liabilities pursuant to the Master Transaction Agreement and shall be governed entirely in accordance with the terms and conditions of the Master Transaction Agreement.  In the event of any conflict or inconsistency between the terms of the Master Transaction Agreement and the terms hereof, the terms of the Master Transaction Agreement shall govern.  This Collaboration Assumption

(1)  Purchasing Affiliates and additional Selling Affiliates to be added, if necessary.

Agreement shall be binding upon and inure solely to the benefit of BMS, the Selling Affiliates, Purchaser and their respective successors and assigns in accordance with the terms of the Master Transaction Agreement.

3.                                      Governing Law; Amendment.  This Collaboration Assumption Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.  This Collaboration Assumption Agreement may not be waived or amended except by an instrument in writing signed on behalf of each of BMS and Purchaser.

4.                                      Counterparts.  This Collaboration Assumption Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned have caused this Collaboration Assumption Agreement to be executed as of the date first written above.

THE MEDICINES COMPANY

By:
Name:
Title:

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

ZYMOGENETICS, INC.

By:
Name:
Title:

ZYMOGENETICS, LLC

By:
Name:
Title:

[Signature Page to Collaboration Assumption Agreement]

EXHIBIT 2.4.2(iv)

FORM OF TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT

BETWEEN

BRISTOL-MYERS SQUIBB COMPANY

and

THE MEDICINES COMPANY

Dated as of
[•], 2013

Table of Contents

Page

No table of contents entries found.

i

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT, dated as of  [•], 2013 (this “Agreement”), by and between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“BMS”), and THE MEDICINES COMPANY, a Delaware corporation (“Purchaser”).  BMS and Purchaser are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”.

W I T N E S S E T H

WHEREAS, pursuant to the Master Transaction Agreement, dated as of December [•], 2012 (the “Master Transaction Agreement”), by and between BMS and Purchaser, BMS has agreed to grant to Purchaser, and Purchaser has agreed to undertake, certain rights and obligations to promote, market and sell the Products in the Territory;

WHEREAS, in connection with the rights granted by BMS to Purchaser under the Master Transaction Agreement, BMS and the Selling Affiliates wish to sell to Purchaser and the Purchasing Affiliates, and Purchaser and the Purchasing Affiliates wish to purchase, the Collaboration Assets;

WHEREAS, BMS and the Selling Affiliates wish to grant to Purchaser and the Purchasing Affiliates an option to purchase the Acquired Assets, and Purchaser and the Purchasing Affiliates wish to acquire such option; and

WHEREAS, this Agreement is the Transition Services Agreement referred to in the Master Transaction Agreement and, as a condition to the Collaboration Closing under the Master Transaction Agreement, the Parties have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and on the terms and subject to the conditions set forth herein, the Parties agree as follows:

Section 1.                                           Definitions.

Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Master Transaction Agreement.  For purposes of this Agreement the following words and phrases shall have the following meanings:

“Master Transaction Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Excluded Services” shall include corporate management, legal, insurance, treasury, payroll administration, tax, employee compensation and benefits management and administration, travel and meeting planning services, corporate aviation, public affairs, real estate services, stock option plans, internal audit, logistics materials purchasing, research and development, manufacturing services and all other services not specifically covered by the Schedules.

“Force Majeure Event” shall have the meaning set forth in Section 5(d).

“Information” shall have the meaning set forth in Section 5(f).

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnitees” shall have the meaning set forth in Section 5(c)(i).

“Review Meetings” shall have the meaning set forth in Section 2(g)(i).

“Schedule” shall have the meaning set forth in Section 2(a).

“BMS” shall have the meaning set forth in the preamble to this Agreement.

“BMS Indemnitees” shall have the meaning set forth in Section 5(c)(i).

“Service Period” means, with respect to any Service, the period commencing on the Effective Date and ending on the earlier of (i) the date Purchaser terminates the provision of such Service pursuant to Section 4(b), and (ii) the termination date (measured as the number of days from the Effective Date or indicated by reference to a specific date) specified with respect to such Service on the Schedule applicable to such Service.

“Services” shall have the meaning set forth in Section 2(a).

Section 2.                                           Services.

(a)                                 Initial Services.  BMS agrees to provide, or cause one or more of its Affiliates to provide, to Purchaser the applicable services (each, a “Service” and collectively, the “Services”) set forth on Schedules 1 (Customer Service, Distribution and Financial Services), 2 (Information Technology Services) and 3 (Regulatory Services) hereto (each, a “Schedule”).

(b)                                 Scope of Services.  Notwithstanding anything to the contrary herein, (i) neither BMS nor any of its Affiliates will be required to perform or to cause to be performed any of the Services for the benefit of any third party or any other person other than Purchaser, except as provided in Section 5(k), and (ii) neither BMS nor any of its Affiliates makes any representations or warranties, expressed or implied, with respect to the Services, except as provided in Section 2(d).

(c)                                  Certain Limits on Services.  Except as expressly contemplated in the Schedules, neither BMS nor any of its Affiliates shall be obligated to perform or to cause to be performed any Service in a volume or quantity which exceeds one hundred ten percent (110%) of the historical volumes or quantities of Services performed by it or its Affiliates for the Business during calendar year 2012, without reference to the transactions contemplated by the Master Transaction Agreement; provided, however, if Purchaser wishes to increase the volume or quantity of such Services provided under this Agreement by more than such amount, Purchaser shall make a request to the appropriate party in writing in accordance with Section 5(j) at least five (5) Business Days prior to the next Review Meeting setting out in as much detail as reasonably possible the change requested and the reason for requesting the change which request

2

will be considered at the next Review Meeting.  BMS may, in its sole discretion, choose to accommodate or not to accommodate any such request in part or in full.  Neither BMS nor any of its Affiliates shall have any obligation to replace any person who is employed or otherwise engaged by any of them to perform the Services upon the termination of such person’s employment with BMS or an Affiliate of BMS, as the case may be, for whatever reason.

(d)                                 Standard of Performance; Standard of Care.

(i)                                     BMS shall perform and cause its Affiliates to perform all Services in a manner which is substantially similar in nature, quality and timeliness to the services provided to the Business for the twelve (12)-month period immediately prior to the Effective Date.

(ii)                                  BMS shall, and shall cause its Affiliates to, perform its duties and responsibilities hereunder in good faith based on its past practices.  Notwithstanding anything to the contrary herein, neither BMS nor any of its Affiliates shall be liable or held accountable, in damages or otherwise, for any error of judgment or any mistake of fact or law or for anything which any of BMS or any of its Affiliates does or refrains from doing, except in the case of their gross negligence or willful misconduct.

(iii)                               Nothing in this Agreement shall require BMS or its Affiliates to perform or cause to be performed any Service in a manner that would constitute a violation of applicable Law.

(iv)                              The performance of any Service by BMS or any of its Affiliates is contingent on the provision by Purchaser and its Affiliates during the applicable Service Period (including any extension period thereof) of information, materials, products and like items in a manner substantially similar in nature, quality and timeliness to the information, materials, Products and like items provided by the Business to BMS and its Affiliates from January 1, 2012 to the Effective Date.

(e)                                  Prices for Services.  Services provided pursuant to the terms of this Agreement shall be charged at the prices set forth for the applicable Service on the applicable Schedule.

(f)                                   Transitional Nature of Services; Changes.  The Parties acknowledge the transitional nature of the Services and that BMS or its Affiliates may make changes from time to time in the manner of performing the Services if (i) BMS or its Affiliates are making similar changes in performing similar services for their own Affiliates, and (ii) BMS or its Affiliates furnish to Purchaser substantially the same notice (in content and timing) as BMS or its Affiliates shall furnish to their own Affiliates respecting such changes.  If, as a result of such changes, Purchaser no longer requires the affected Service, Purchaser may terminate such affected Service upon ten (10) days’ prior written notice.

(g)                                  Cooperation.

(i)                                     BMS and Purchaser each shall designate in writing to the other Party one (1) representative to act as a contact person with respect to all issues relating to the

3

provision of the Services pursuant to this Agreement.  Such representatives shall hold review meetings by telephone or in person, as mutually agreed upon, approximately every two (2) weeks to discuss issues relating to the provision of the Services under this Agreement (“Review Meetings”).  In the Review Meetings such representatives shall be responsible for (A) discussing any problems identified relating to the provision of Services to resolve such problems and, to the extent changes are agreed upon, implementing such changes, and (B) providing notice that any Service has since the prior Review Meeting for the first time exceeded, or prior to the next Review Meeting is anticipated to exceed, the usual and customary volume for such Service as described in the applicable Schedule.

(ii)                                  In the event that (A) there is nonperformance of any Service as a result of a Force Majeure Event, (B) the provision of a Service would violate applicable Law, or (C) the provision of a Service requires the consent of a third party which has not been obtained, the Parties agree to work together in good faith (at their own expense) to arrange for an alternative means by which Purchaser may obtain the Services so affected.  Neither BMS nor any of BMS’s Affiliates shall be required to pay any compensation, consideration or other amount in order to obtain any third party consent in connection with the provision of the Services or any such alternative arrangement.

Section 3.                                           Billing.

(a)                                 Procedure.  Charges for the Services shall be invoiced to (with reasonable detail as to one-time charges and costs above any monthly fee set forth in any Schedule) and payable by Purchaser.  Amounts payable pursuant to the terms of this Agreement shall be paid to BMS within the time provided in the applicable Schedule.

(b)                                 Late Payments.  Charges not paid within twenty-five (25) days after the date when payable shall bear interest at the rate of 0.75% per month from the due date for the first twenty-five (25) days and then 1.50% per month until the date payment is received in full by BMS.

Section 4.                                           Term and Termination.

(a)                                 Termination Dates.  Unless otherwise terminated pursuant to Section 4(b), this Agreement will terminate with respect to any Service at the close of business on the last day of the Service Period for such Service, unless prior to such date the Parties have agreed in writing to an extension of the Service Period.

(b)                                 Early Termination.  Purchaser shall have the right, subject to any restrictions set forth on the applicable Schedule (and subject to Section 2(f)), at any time during the term of this Agreement to terminate its obligation to purchase any individual Service, upon the giving of an advance written notice to BMS (i) of not less than the number of days set forth on the applicable Schedule, or (ii) as provided in Section 2(f), if applicable, a copy of which notice shall also be delivered to the relevant Affiliate of BMS, which Affiliate BMS has designated to provide such Service set forth in the applicable Schedule.  Notwithstanding the foregoing, Purchaser hereby agrees that neither it nor any of its permitted assignees shall

4

terminate (A) any of the Services prior to the date that is sixty (60) days after the Effective Date, and (B) other than as set forth on the applicable Schedule, none of the Services set forth on any Schedule may be terminated pursuant to this Section 4(b) unless all Services set forth on such Schedule are terminated at the same time pursuant to this Section 4(b).

(c)                                  Data Transmission.  On or prior to the last day of each relevant Service Period, BMS will cooperate and will cause its Affiliates to cooperate to support any transfer to Purchaser of data which belongs to Purchaser and which was generated through the Services.  If requested by Purchaser, BMS will deliver and will cause its Affiliates to deliver to Purchaser, within such time periods as the Parties may reasonably agree, all records, data, files and other information received or computed for the benefit of Purchaser during the Service Period, in electronic and/or hard copy form; provided, however, that (i) BMS and its Affiliates shall not have any obligation to provide or cause to provide data in any format other than the format in which such data was originally generated, and (ii) BMS and its Affiliates shall be reimbursed for their reasonable costs and expenses for providing the records, data, files and other information contemplated by this Section 4(c).

Section 5.                                           Miscellaneous.

(a)                                 Mutual Cooperation.  BMS and Purchaser shall, and shall cause their respective Affiliates to, cooperate with each other in connection with the performance of the Services hereunder, including producing on a timely basis all information which is reasonably requested by the other Party with respect to the performance of Services and the transition at the end of the term of this Agreement; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of BMS, Purchaser or their respective Affiliates; and provided, further, that the Party requesting cooperation shall pay all reasonable out-of-pocket costs and expenses incurred by the Party furnishing such cooperation or its Affiliates, unless otherwise expressly provided in this Agreement (including any applicable Schedule) or the Master Transaction Agreement.

(b)                                 Liability.  The maximum aggregate liability of BMS and its Affiliates to Purchaser and any of its Affiliates for breach of this Agreement with respect to any particular Service provided hereunder shall be an amount not to exceed the least of (i) the price paid by Purchaser to BMS for such Service, (ii) Purchaser’s cost of performing such Service itself during the remainder of the applicable Service Period, and (iii) Purchaser’s cost of obtaining such Service from a third party during the remainder of the applicable Service Period; provided, that Purchaser and its Affiliates shall exercise all reasonable efforts to minimize the cost of any such alternatives to the Services by selecting the most cost effective alternatives which provide a reasonably comparable equivalent of the Services replaced.  The sole remedy of Purchaser and its Affiliates for any breach of this Agreement by BMS shall be pursuant to the indemnity procedures under Section 16.3 of the Master Transaction Agreement, mutatis mutandis.  In no event shall BMS, its Affiliates or any of their respective officers, directors, employees, stockholders, agents and representatives, and each of the successors and assigns of any of the foregoing be liable to Purchaser for indirect, consequential, special, incidental or punitive damages in connection with the performance of this Agreement, even if it has been advised of the possibility of such damages, and Purchaser hereby waives on behalf of itself and its Affiliates any and all claims for such damages, including any claim for lost profits, loss of use, damage to

5

goodwill or loss of business whether arising in contract, tort or otherwise.  Each of BMS and Purchaser acknowledges and agrees that for purposes of this Section 5(b), any damages actually paid by either of them to a third party shall be considered direct damages rather than indirect, consequential, special, indirect or punitive damages.

(c)                                  Indemnity and Third Party Claims.

(i)                                     Purchaser shall indemnify, defend and hold harmless BMS, each Affiliate of BMS and each of their respective officers, directors, employees, stockholders, agents and representatives, and each of the successors and assigns of any of the foregoing (collectively, the “BMS Indemnitees”), from and against any and all third party claims relating to, arising out of or resulting from BMS or its Affiliates furnishing or failing to furnish the Services provided for in this Agreement, other than third party claims arising out of gross negligence or willful misconduct of BMS or its Affiliates.

(ii)                                  BMS shall indemnify, defend and hold harmless Purchaser and its respective officers, directors, employees, stockholders, agents and representatives and assigns (collectively, the “Purchaser Indemnitees”) from and against any third party claims relating to, arising out of or resulting from gross negligence or willful misconduct on the part of BMS or its Affiliates in performing the Services.

(d)                                 Force Majeure.  If the performance of any obligation under this Agreement by either Party is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party unable to perform, not due to malfeasance and which could not, with the exercise of due diligence, have been avoided (including without limitation, as a result of acts of God, civil disorders or commotions, acts of aggression, fire, accident, explosions, floods, drought, war, sabotage, embargo, utility failures, material shortages, national labor disturbances, riot, delay or errors by shipping companies, a change in Law, a national health emergency, or appropriations of property), then the Party so affected shall not be excused from such performance, but shall merely suspend such performance during the continuation of such event of force majeure.  The Party prevented from performing its obligations or duties because of the event of force majeure shall promptly notify the other Party hereto of the occurrence and particulars of such event and shall provide the other Party, from time to time, with its best estimate of the duration of such event of force majeure and with notice of the termination thereof.  The affected Party shall use its commercially reasonable efforts to avoid or remove such causes of nonperformance and to ameliorate the effects of such nonperformance as promptly as practicable thereafter and upon termination of all applicable events of force majeure, the performance of any suspended obligation or duty shall promptly recommence.  When an event of force majeure arises, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.  Neither Party shall be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive, exemplary or other damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of an event of force majeure.

(e)                                  Independent Contractors.  BMS and Purchaser each acknowledge that the Parties are separate entities, each of which has entered into this Agreement for independent

6

business reasons.  The relationships of BMS and its Affiliates, on the one hand, to Purchaser and its Affiliates, on the other hand, hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship.

(f)                                   Confidentiality.  Each of BMS and Purchaser hereby acknowledges that such Party’s confidential information (the “Information”) may be exposed to the other Party’s employees and agents as a result of the activities contemplated by this Agreement.  Each Party agrees that such Party’s obligation to keep confidential the other Party’s Information shall be governed by Article 17 of the Master Transaction Agreement.  Article 17 of the Master Transaction Agreement is incorporated herein by reference, mutatis mutandis.

(g)                                  No Third Party Beneficiaries.  The provisions of this Agreement are solely for the benefit of the Parties and their successors and permitted assigns, and nothing herein express or implied shall give or be construed to give any person, except the Parties and such successors and assigns, any rights or remedies hereunder.

(h)                                 Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein); (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (iii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase does not mean simply “if”; (iv) all references herein to Sections or Schedules shall be construed to refer to Sections and Schedules of this Agreement; and (v) the headings contained in this Agreement, in any Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any matter set forth in any provision, subprovision, section or subsection of the Schedules to this Agreement shall be deemed set forth for all purposes of the Schedules hereto to the extent reasonably apparent that such matter is relevant to another provision, subprovision, section or subsection of the Schedules hereto.  Any capitalized terms used in Schedules attached hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement.  In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

(i)                                     Amendments.  This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of each Party.  No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Party.

7

(j)                                    Notices.  All notices or other communications required or permitted to be given hereunder or under any Schedule shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one (1) Business Day in the case of express mail or overnight courier service) to the contact person listed in the applicable Schedule.

(k)                                 Assignment.  Except as otherwise expressly permitted by this Agreement, neither Party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that either Party (i) may assign all or any portion of its rights and obligations hereunder to an Affiliate without the prior consent of the other Party, provided, that the assigning Party shall remain primarily liable for its obligations hereunder, and (ii) may assign all its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or substantially all of its business or assets (or, in the case of Purchaser, all or substantially all of its business or assets relating to the Products); provided, that such successor or purchaser has agreed to assume all of the assigning Party’s rights and obligations hereunder.

(l)                                     Counterparts.  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

(m)                             Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect.  Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by applicable Law

(n)                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OR CHOICE OF LAWS PRINCIPLES OF SUCH STATE OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be executed as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

THE MEDICINES COMPANY

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

Final Version

EXHIBIT 2.6

FORM OF SUBLEASE

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”), dated as of [•], 2013 (the “Effective Date”), is made by and between ZYMOGENETICS, INC., a Washington corporation (“Sublandlord”), and THE MEDICINES COMPANY, a corporation established under the laws of Delaware (“Subtenant”).  Sublandlord and Subtenant are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”.

Subtenant and Bristol-Myers Squibb Company, the parent company of Sublandlord (“BMS”), are parties to that certain Master Transaction Agreement, dated as of December [•], 2012 (the “Master Transaction Agreement”), pursuant to which, among other things, on the Effective Date, Subtenant has agreed to, and BMS has agreed to cause Sublandlord to, enter into this Sublease for Subtenant to sublease from Sublandlord the seventh floor of the office building located at 1144 Eastlake Avenue East, Seattle, Washington 98109.

1.                                      BASIC PROVISIONS.

1.1.                            Sublease Premises: The “Sublease Premises” under this Sublease consists of approximately 7,119 rentable square feet, consisting of the entire seventh floor of the building located at 1144 Eastlake Avenue, Seattle, Washington 98109 (the “Building”).  The Sublease Premises are a portion of those certain premises (the “Master Premises”) containing approximately 66,617 rentable square feet which are demised by Master Landlord to Sublandlord pursuant to the Master Lease (as such terms are defined below).  The Building consists of 82,098 rentable square feet.  The Parties hereby agree on the measurements set forth in this Section 1.1 and they are not subject to remeasurement or adjustment, except that if there is an addition to the Building, then the size of the Building shall be adjusted consistent with the final certificate of occupancy or similar documentation issued in connection with such addition.  The Sublease Premises are depicted on Exhibit A to this Sublease and legally described on Exhibit A-1 to this Sublease.

1.2.                            Master Landlord:  1144 Eastlake LLC, a Washington limited liability company (“Master Landlord”).

1.3.                            Master Lease: Master Landlord and Sublandlord are parties to that certain Restated Office Lease Agreement, dated March 1, 2008, as amended by that First Amendment to Restated Office Lease Agreement and First Amendment to Facilities Agreement dated as of March 31, 2008 (the “Master Lease”), for the Master Premises, a copy of which is attached hereto as Exhibit B.

1.4.                            Sublease Term: This Sublease shall begin on the Commencement Date (defined below) and end on the Expiration Date, unless terminated earlier in accordance with the terms and conditions of this Sublease (the “Sublease Term”).  Promptly following a request therefor, Subtenant agrees to execute a Sublease Commencement Date Certificate in the form attached hereto as Exhibit C setting forth the actual Commencement Date and the Expiration Date.  In the event Subtenant fails to execute such Sublease Commencement Date Certificate within five (5) days following delivery thereof to Subtenant, Subtenant shall be deemed to have approved all of the matters set forth in such certificate and such certificate shall be fully binding on Subtenant notwithstanding anything to the contrary herein.

1.5.                            Commencement Date: The “Commencement Date” shall be the Effective Date.

1.6.                            Expiration Date: The “Expiration Date” shall be April 30, 2019; provided, however, that, notwithstanding the foregoing, if the Master Transaction Agreement is terminated without the Purchase Closing having occurred, the Expiration Date shall be the date of such termination.

1.7.                            Base Rent: As of the Commencement Date, the “Base Rent” payable with respect to the Sublease Premises during the Sublease Term is the following:

Time Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
Effective Date through December 31, 2013	$29.36	$209,045.25	$17,420.44
January 1, 2014 through December 31, 2014	$30.25	$215,316.61	$17,943.05
January 1, 2015 through December 31, 2015	$31.15	$221,776.11	$18,481.34
January 1, 2016 through December 31, 2016	$32.09	$228,429.40	$19,035.78
January 1, 2017 through December 31, 2017	$33.05	$235,282.27	$19,606.86
January 1, 2018 through December 31, 2018	$34.04	$242,340.75	$20,195.06
January 1, 2019 through April 30, 2019	$35.06	$249,610.97	$20,800.91

Any full or partial month Rent for the calendar month in which the Commencement Date occurs shall be due on the Commencement Date.

1.8.                            Subtenant’s Share: “Subtenant’s Share” is deemed to be a fraction, the numerator of which is the rentable square footage of the Sublease Premises, and the denominator of which is the rentable square footage of the Building.  As of the Execution Date, Subtenant’s Share is 8.6713%.

1.9.                            Subtenant’s Use: General office use.

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1.10.                     Subtenant’s Address:

The Medicines Company

8 Sylvan Way

Parsippany, New Jersey 07054

Attention:                                         President

Facsimile:                                         [**]

with a copy (which shall not constitute notice) to:

The Medicines Company

8 Sylvan Way

Parsippany, New Jersey 07054

Attention:                                         General Counsel

Facsimile:                                         [**].

1.11.                     Sublandlord’s Address:

Bristol-Myers Squibb Company

345 Park Avenue

New York, New York 10154-0037

Attention:                                         General Counsel

Facsimile:                                         [**]

with a copy (which shall not constitute notice) to:

Bristol-Myers Squibb Pharmaceutical Group

Route 206 & Province Line Road

Princeton, New Jersey 08540

Attention:                                         Vice President and Associate General Counsel, Transactional Practice Group

Facsimile:                                         [**]

1.12.                     Security Deposit: None.

1.13.                     Parking: Subtenant shall have the option to enter into parking contracts for up to 15 parking stalls in the Building’s underground parking facility, as designated on Exhibit A-2 hereto, at the prevailing monthly rate being charged from time to time by the operator of the parking facility, plus all applicable Taxes, or if not independently operated, the prevailing rate at other buildings in the vicinity of the Premises.

1.14.                     [intentionally omitted.]

1.15.                     Definitions: Each of the terms in this Section 1 is used in this Sublease as a defined term and has the meaning given in such section. Other capitalized words and phrases for which no definition is given in this Sublease shall have the meanings given them in the Master Lease.  Unless otherwise indicated, all section references are to the sections of this Sublease.

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2.                                      DEMISE OF SUBLEASE PREMISES.

2.1.                            Sublandlord hereby subleases the Sublease Premises to Subtenant, and Subtenant hereby subleases the Sublease Premises from Sublandlord, subject to the terms and conditions of this Sublease.  Subtenant represents and warrants to Sublandlord that: (a) Subtenant is familiar with the provisions of the Master Lease insofar as it pertains to the Sublease Premises and Subtenant’s use and occupation thereof under this Sublease; (b) Subtenant has the right and power to execute and deliver this Sublease and to perform its obligations hereunder; (c) the person or persons executing this Sublease for Subtenant are fully authorized to so act and no other action is required to bind Subtenant to this Sublease; and (d) Subtenant is duly organized and in good standing in its state of formation and is authorized to conduct business in the state where the Sublease Premises are located.  Sublandlord represents and warrants to Subtenant that (1) the Master Lease attached hereto as Exhibit B is in full force and effect and has not been amended or modified; (2) the Sublease Premises have not been subleased; and (3) Sublandlord is not in default of its material obligations under the Master Lease and, to Sublandlord’s knowledge, Master Landlord is not in default of its material obligations under the Master Lease.

2.2.                            Subtenant acknowledges that Sublandlord is also the Manager under that certain Facilities Management Agreement between Master Landlord and Sublandlord, dated February 29, 2008, as amended by that First Amendment to Restated Office Lease Agreement and First Amendment to Facilities Agreement (the “Facilities Agreement”), and as such Sublandlord has the same rights as Landlord under the Master Lease to enter any part of the Sublease Premises as required to perform Master Landlord’s obligations thereunder.

2.3.                            During the Sublease Term, Subtenant agrees that Sublandlord and its employees, agents and designees shall have free access at all times to the server room in the Sublease Premises (such room is referred to herein as the “Server Room” and is identified in Exhibit D as the “Server Room”) for purposes of installing, operating, maintaining, repairing or otherwise accessing Sublandlord’s computer equipment located in the Server Room.  Subtenant and Sublandlord shall agree on a reasonable arrangement for the Parties to share the use of the Server Room, including notice requirements to Subtenant before Sublandlord may enter the Subleased Premises (except in emergency) and Subtenant’s right to have an employee or agent present during Sublandlord’s entry); provided, however, that any such arrangement shall not interfere with the operation of Sublandlord’s computer equipment located in the Server Room as of the Commencement Date or with Subtenant’s use of or access to the Server Room.  Access to and use of the Server Room by Sublandlord and Subtenant shall be subject to reasonable confidentiality, security and access control protocols as may be mutually agreed by the Parties.  Subtenant agrees not to, and to cause its employees, agents, contractors and invitees not to, access or tamper with, or restrict Sublandlord’s access to or impair the operation of, Sublandlord’s computer equipment located in the Server Room, and to treat, and cause its employees, agents, contractors and

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invitees to treat, the Server Room and Sublandlord’s computer equipment therein with the same degree of care as Subtenant treats its own computer equipment, but not less than the same degree of care which a careful person would accord to his or her own computer equipment.

2.4.                            Sublandlord may also enter any part of the Sublease Premises at all reasonable hours, following at least twenty-four (24) hours’ prior oral or written notice (or without notice in any emergency or suspected emergency at any hour, or to provide normal janitorial services after normal business hours) (a) to inspect, test, clean, or perform services and repairs therein to the extent required of Sublandlord hereunder, or (b) to show the Sublease Premises to Master Landlord, prospective lenders and purchasers, or (c) to show the Sublease Premises to prospective subtenants or assignees at any time when Subtenant is in default beyond the applicable notice and cure periods hereunder.  Sublandlord shall take reasonable measures not to interfere with Subtenant’s operations in connection with such entries, and in such connection, Sublandlord shall abide by Subtenant’s reasonable security procedures.

2.5.                            Subtenant shall have the right to use the number of Parking Spaces set forth in Section 1.13 and shown on Exhibit A-2 hereto during the Sublease Term.  Any parking shall be subject to the requirements of Master Landlord and terms and conditions of the Master Lease.  Subtenant shall pay the monthly charge applicable for such Parking Spaces to Sublandlord as Rent hereunder.

2.6.                            Subtenant shall have no right to expand or contract the Sublease Premises and no right of first refusal as to any other premises.  Subtenant shall have no right to any exterior Building signage granted to Sublandlord pursuant to the Master Lease.

3.                                      SUBLEASE TERM.

3.1.                            The Sublease Term shall commence on the Commencement Date.

3.2.                            If for any reason Sublandlord is delayed in delivery of the Sublease Premises to Subtenant, then Sublandlord shall not be liable therefor, nor shall such failure affect the validity of this Sublease or the obligations of Subtenant hereunder, or extend the Expiration Date, but in such case the Commencement Date will not occur and Subtenant shall not be obligated to pay Rent until possession of the Sublease Premises are tendered to Subtenant.

3.3.                            Unless sooner terminated or extended as provided herein, the Sublease Term shall end on the Expiration Date.  However, this Sublease may be terminated prior to the Expiration Date if the Master Lease is terminated for any cause whatsoever (and this Sublease does not continue as a direct lease between Master Landlord and Subtenant in accordance with the Master Landlord Consent in the form attached hereto as Exhibit E), or if this Sublease is terminated as otherwise provided for herein, and in such event the Sublease Term shall end on such earlier termination.  Upon such early termination, all Subtenant’s rights hereunder shall

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irrevocably and automatically terminate without recourse to Sublandlord.  Sublandlord agrees that it will not consensually amend, modify or terminate the Master Lease in a manner that would materially adversely affect Subtenant’s ability to use the Sublease Premises for their intended purposes on the terms contained in this Sublease.

4.                                      RENT.

4.1.                            The rent payable by Subtenant for the Sublease Premises shall consist of the Base Rent under Section 4.2, plus the Pass Through Costs under Section 4.3, plus the Other Charges under Section 4.4.  Base Rent, Pass Through Costs, Other Charges and any other sums payable by Subtenant under this Sublease are collectively referred to herein as “Rent”.  Subtenant’s covenant to pay Rent shall be independent of every other covenant in this Sublease.  Subtenant shall make all payments due to Sublandlord in immediately available funds, either payable at Sublandlord’s address for notice stated above, or by ACH or wire transfer to an account designated by Sublandlord, at Subtenant’s option.

4.2.                            Beginning on the Commencement Date and continuing thereafter on the first day of each calendar month during the Sublease Term, Subtenant shall pay to Sublandlord in advance, and without notice, demand, deduction or offset except as otherwise expressly set forth herein, the monthly Base Rent specified in Section 1.7.  If the Commencement Date is a day other than the first day of a calendar month, the Base Rent for the month in which the Commencement Date occurs will be prorated, based on a thirty (30) day month.  Subtenant shall pay the monthly installment of Rent payable for the first full month of the Sublease Term concurrent with Subtenant’s execution of this Sublease in accordance with Section 1.7.

4.3.                            After the first twelve (12) months of the Sublease Term, Subtenant also shall pay an amount equal to Subtenant’s Share of the increase in Operating Expenses over calendar year 2013 (the “Base Year”); with Operating Expenses to include all Expenses, Taxes, Insurance and other amounts payable by Sublandlord as “Additional Rent” under the Master Lease, insofar as applicable to the period encompassed by the Sublease Term (collectively, “Pass Through Costs”).  To the extent Pass Through Costs are payable on a monthly estimated basis, the Additional Rent with respect thereto shall be paid as and when Base Rent is due in an amount based on Master Landlord’s or Sublandlord’s estimates; and upon any reconciliation of estimated and actual Pass Through Costs, the corresponding Pass Through Costs shall be adjusted between Sublandlord and Subtenant (with appropriate reimbursements or additional payments) within thirty (30) days after delivery to Subtenant of any reconciliation statement.  For purposes of calculating Pass Through Costs, Sublandlord shall be entitled to rely conclusively on Master Landlord’s determination of estimated and actual Additional Rent.

4.4.                            Subtenant also shall pay, within thirty (30) days after written notice by Sublandlord, any other fees, charges or other sums payable with respect to the

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Sublease Premises (collectively, “Other Charges”) for: (a) any excess or after hours utility consumption within the Sublease Premises; (b) any excess, after hours or supplemental heating, ventilating or air conditioning service supplied to the Sublease Premises; (c) any services or benefits supplied to the Sublease Premises at Subtenant’s request (or with Subtenant’s acquiescence; provided that Subtenant has been advised of such additional charge) for which Master Landlord reserves any right to impose a fee or charge separate from the Pass Through Costs; (d) any reimbursement of Master Landlord or Sublandlord for taxes on personal property, equipment and fixtures located in or about the Sublease Premises during the Sublease Term; (e) any damage to the Building resulting from the negligence or intentional misconduct or breach of this Sublease by Subtenant or Subtenant’s agents, employees, contractors or invitees; (f) damages recoverable due to a default under the Master Lease which is the result of any Default or failure of performance by Subtenant under this Sublease; and (g) any other costs or expenses due from Subtenant to Sublandlord under this Sublease.

4.5.                            All Rent shall be paid to Sublandlord or to such other person or such other place as Sublandlord may from time to time designate in writing. If any Rent is not paid when due, Subtenant acknowledges that Sublandlord will incur additional administrative expenses and costs which are difficult or economically impractical to ascertain.  In addition to any late charges and interest payable under the Master Lease, if Subtenant fails to pay any undisputed amount hereunder within ten (10) days after notice that the same is due, Subtenant shall pay an administrative charge to Sublandlord equal to the greater of $250 or five percent (5%) of the delinquent amount. Neither demand for nor receipt of any late charge called for under this Sublease shall (i) operate to waive any default by Subtenant or provide a substitute for Subtenant’s full and timely performance of the obligation to pay Rent, or (ii) limit the exercise of any other right or remedy Sublandlord may have under this Sublease in case of Subtenant’s default.

4.6.                            Subtenant shall have the right, not more than once annually, with at least thirty (30) days’ prior notice to Sublandlord, to review the books and records of Sublandlord with respect to services provided under the Facilities Agreement and the Pass-Through Costs and Other Charges.  Sublandlord shall make such books and records available at a place reasonably convenient to both Sublandlord and Subtenant.  Such audit shall be conducted at Subtentant’s sole cost and expense unless the audit reveals that Subtenant was overcharged by more than ten percent (10%), in which event, Sublandlord shall pay for the cost of the audit (up to the amount of the overcharge).  Subtenant acknowledges that it will not have the right to review the books and records of Master Landlord and that Sublandlord shall be under no obligation to do so on Subtenant’s behalf.

5.                                      SECURITY DEPOSIT.

5.1.                            [intentionally omitted]

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6.                                      POSSESSION AND USE.

6.1.                            Sublandlord subleases the Sublease Premises to Subtenant, and Subtenant accepts the Sublease Premises, strictly in their present “asis, where-is” and ‘‘with all faults” condition.  Sublandlord has no obligation to prepare, modify or alter the Sublease Premises.  Subtenant acknowledges that it has had full opportunity to inspect the condition of the Sublease Premises and Building and all laws, rules, regulations, and restrictions statutes, codes, regulations, ordinances, and restrictions of any municipal or governmental entity whether in effect now or later (“Laws”) relating to its use and condition. Except to the extent expressly set forth in the Master Transaction Agreement, Subtenant is not relying on any statement, representation or warranty made by or for Sublandlord with respect to the Sublease Premises or such Laws.  Subtenant, by acceptance of possession of the Sublease Premises, conclusively acknowledges the Sublease Premises to be in good order and repair and in a tenantable condition and acceptable for its intended use.

6.2.                            The Sublease Premises shall be used and occupied solely for Subtenant’s use as specified in Section 1.9.  Subtenant’s use shall comply with the relevant provisions of the Master Lease and all applicable Laws.  Subtenant shall not use or suffer or permit the Sublease Premises to be used for any other purpose.

7.                                      SERVICES, MAINTENANCE AND REPAIR OBLIGATIONS.

7.1.                            Sublandlord grants to Subtenant the right, so long as Subtenant is not in Default, to receive all of the services and benefits with respect to the Sublease Premises which are to be provided by Master Landlord under the Master Lease.  Except as specifically provided in the last sentence of this Section 7.1, nothing in this Sublease imposes any obligation or duty on Sublandlord to perform any obligations of Master Landlord which are, by their nature, the obligation of an owner or manager of real property.  By way of illustration and not limitation, Sublandlord shall not be required to provide any services (including utilities, heating, ventilation and air conditioning service, security, or use of common areas or parking facilities) or to perform any maintenance or repairs which Master Landlord is or may be required to provide or perform under the Master Lease.  Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of Master Landlord in the performance or observance by Master Landlord of any of its obligations under the Master Lease. Notwithstanding the foregoing, the Parties contemplate that Master Landlord will, in fact, perform its obligations under the Master Lease and in the event of any default or failure of such performance by Master Landlord, Sublandlord agrees that it will, upon notice from Subtenant, make demand upon Master Landlord to perform its obligations under the Master Lease.  Sublandlord, however, shall have no obligation to initiate any legal proceeding or bring any lawsuit against Master Landlord on Subtenant’s behalf or to terminate the Master Lease as a result of any such default or failure by Master Landlord.  As Manager under the Facilities Agreement, during the term of the Facilities Agreement Sublandlord shall provide

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services to the Building and the Sublease Premises in accordance with the requirements of the Facilities Agreement and, with respect to the Sublease Premises, to a standard at least equivalent to the standard of service provided to the remainder of the Building.

7.2.                            Subtenant shall maintain the Sublease Premises in a clean and orderly manner and condition, to the extent that Sublandlord is required to maintain the Sublease Premises under the Master Lease or the Facilities Agreement, as applicable.

7.3.                            Sublandlord represents and warrants to Subtenant that, as of the Effective Date, the Sublease Premises are in compliance in all material respects with the requirements of the Master Lease and of all Laws and of all insurance bodies and their fire prevention engineers, as then in effect.   Without limiting Subtenant’s obligations as incorporated from the Master Lease, Subtenant shall comply with all Laws and of all insurance bodies and their fire prevention engineers at any time in force, applicable to the use, condition, occupancy or modification of the Sublease Premises, including without limitation, all Laws promulgated or applicable as a result of the Americans with Disabilities Act. Without limiting the generality of the foregoing, Subtenant shall be responsible for all modifications (including structural modifications) to the Sublease Premises or Building triggered or required as a result of Subtenant’s particular use or modification of the Sublease Premises but only if such use or modification is not already in place as of the Commencement Date.  All provisions of the Master Lease relating to Tenant’s or Sublandlord’s use of or liability arising in connecting with environmental Laws are hereby incorporated herein, with the term “Subtenant” substituted for Tenant, except that Sublandlord is not assuming any responsibility or liability with respect to any liabilities of Master Landlord under the Master Lease or liabilities of Sublandlord in connection with breaches by either of them  of any environmental Laws or breaches by others Hazardous Substances brought onto the Premises by others.

8.                                     INSURANCE AND INDEMNITY.

8.1.                            Throughout the Sublease Term, Subtenant shall procure and maintain, at its own cost and expense, such workers’ compensation, business interruption and commercial general liability insurance and any other coverages as are required to be carried by Tenant under the Master Lease, and such property insurance as is required to be carried by Tenant under the Master Lease to the extent such property insurance pertains to the Sublease Premises, all naming Sublandlord (and any of its designees), as well as Master Landlord (and any of its designees), as additional insureds and loss payees in the manner required in the Master Lease.  If the Master Lease requires the Tenant to insure leasehold improvements or alterations, then Subtenant shall insure only those alterations in the Sublease Premises made by Subtenant.  Subtenant shall furnish to Sublandlord a certificate, in form and substance consistent with the requirements of the Master Lease, of Subtenant’s satisfaction of its obligation to obtain insurance under this Section 8.1 on or before the Commencement Date, or, if applicable, prior to any entry upon

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the Sublease Premises prior to the Commencement Date pursuant to this Sublease. Subtenant’s general liability policies shall provide cross-liability coverage for Subtenant and Sublandlord (and any of its designees) to provide severability of interests, and the coverage afforded to Sublandlord must be as broad as that afforded to Subtenant.  Within five (5) business days after any renewal (or such earlier date as may be requested pursuant to the Master Lease) or promptly upon any other request by Sublandlord, Subtenant shall furnish Sublandlord with copies of policies, or certificates of insurance on ACORD 25 or comparable form, and a copy of the endorsement to Subtenant’s liability policy showing the additional insureds and loss payees.  In the event Subtenant does not maintain said insurance, Sublandlord may, in its sole discretion and without waiving any other remedies hereunder, procure said insurance and Subtenant shall pay to Sublandlord as rent the cost of said insurance plus a ten percent (10%) administrative fee.

8.2.                            Each of Sublandlord and Subtenant hereby waives on behalf of itself and on behalf of its insurers any and all rights of recovery against the other or against Master Landlord or against the officers, employees, agents and representatives of the other  or Master Landlord on account of loss or damage occasioned to Sublandlord or Subtenant, as applicable, or their respective  property or the properties of others under their respective  control caused by fire or any of the extended coverage risks described hereunder to the extent that such loss or damage is insured under any insurance policy in force at the time of such loss or damage or required to be carried hereunder.  If necessary for its effectiveness, each shall give notice to its insurance carrier of the foregoing waiver of subrogation.

8.3.                            To the extent covered by such Party’s insurance (or in the case of Subtenant, which would have been covered by Subtenant’s insurance had Subtenant complied with insurance coverage obligations set forth in this Sublease), and to the fullest extent permitted by Law, each of Subtenant and Sublandlord waives all claims against the other for economic damages, damage to any property or injury, or the death of any person in, on or about the Sublease Premises arising at any time from any cause.  Subtenant agrees to protect, defend, indemnify and hold Sublandlord and its trustees, members, principals, beneficiaries, partners, officers, directors, shareholders and employees (collectively, the “Sublandlord Related Parties”) harmless from all liabilities, obligations, damages, penalties, claims, actions, costs, liens, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to herein as “Losses”), which may be imposed upon, incurred by or asserted against Sublandlord or any of the Sublandlord Related Parties, or for which Sublandlord may be liable to Master Landlord, arising from (a) the negligent acts or omissions of Subtenant, its employees, agents or contractors, members, trustees, principals, beneficiaries, partners, officers, directors, shareholders, invitees or licensees (collectively, the “Subtenant Related Parties”), and (b) any acts or events occurring in or about the Sublease Premises during the Sublease Term, which are the subject matter of any

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indemnity of Sublandlord, as Tenant, to Master Landlord under the Master Lease.  Subtenant’s obligations to protect, defend, indemnify and hold harmless Sublandlord and the Sublandlord Related Parties under this Section 8.3 are in no way conditioned upon either (i) Subtenant’s or any Subtenant Related Party’s acts or omissions being a cause of any underlying Losses, or (ii) Sublandlord or any Sublandlord Related Parties being free of negligence or wrongful conduct in connection therewith; provided, however, that Subtenant shall not be required to indemnify or hold Sublandlord harmless to the extent it is established that Sublandlord’s negligence or misconduct is the cause of any Losses.  The provisions of this Section 8.3 shall survive the expiration or any earlier termination of this Sublease.

8.4.                            Sublandlord agrees to protect, defend, indemnify and hold Subtenant and the Subtenant Related Parties harmless from all Losses which may be imposed upon, incurred by or asserted against Subtenant or any of the Subtenant Related Parties, or for which Subtenant may be liable to Master Landlord, arising from the negligent acts or omissions of any of the Sublandlord Parties.

9.                                      ASSIGNMENT OR SUBLETTING.

9.1.                            Except with the prior written consent of Sublandlord (and Master Landlord if and as required by the Master Lease, and subject to the standards imposed on Master Landlord’s consent, if any, thereunder), which consent of Sublandlord shall not be unreasonably withheld, conditioned or delayed, Subtenant shall not voluntarily, involuntarily or by operation of law (a) Transfer (as defined in the Master Lease) this Sublease or any interest under it; (b) allow any Transfer thereof or any lien upon Subtenant’s interest by operation of law; (c) further sublet the Sublease Premises or any part thereof; or (d) permit the occupancy of the Sublease Premises or any part thereof by anyone other than Subtenant (all of the foregoing hereby referred to collectively herein as a “Transfer”).  Subtenant shall provide Sublandlord with not less than thirty (30) days prior notice of a proposed Transfer.  With any request for consent to a Transfer, Subtenant will submit a copy of the proposed Transfer document to Sublandlord and notify Sublandlord of the proposed effective date of the Transfer, the name of the proposed transferee (accompanied by evidence of the nature, character, ownership, business, and financial condition of the transferee and its business), all terms and conditions (including rental and other consideration) of or relating to the Transfer and a general description of any proposed alterations.  Sublandlord shall grant or deny its consent to the proposed Transfer within thirty (30) days following submission of Subtenant’s request accompanied by the information required herein.  Consent by Sublandlord to any Transfer shall not be a waiver of Sublandlord’s rights as to any subsequent Transfer.  Subtenant shall pay Sublandlord a review fee not exceeding $1,000.00 for Sublandlord’s review of any requested Transfer for its actual, out of pocket, reasonable costs and expenses (including reasonable attorneys’ fees); provided, that in addition and not subject to the $1,000 maximum, Subtenant shall pay Sublandlord any expenses and other amounts (including attorneys’ fees) charged by Master Landlord in connection therewith,

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when applicable and only to the extent provided for in the Master Lease.  Any approved Transfer shall be expressly subject to the terms and conditions of the Master Lease and this Sublease.  Upon Default while a Transfer is in effect, Sublandlord may collect directly from the transferee all sums becoming due to Subtenant under the Transfer and apply such amount against any sums due Sublandlord by Subtenant, and Subtenant hereby authorizes and directs any transferee to make payments directly to Sublandlord upon notice from Sublandlord.  No direct collection by Sublandlord from any transferee shall constitute a novation or release of Subtenant, a consent to the Transfer or a waiver of the covenant prohibiting Transfers.  Sublandlord, as Subtenant’s agent, may endorse any check, draft or other instrument payable to Subtenant for sums due under a Transfer, and apply the proceeds in accordance with this Sublease; this agency is coupled with an interest and is irrevocable.

9.2.                            Notwithstanding anything to the contrary in this Sublease, so long as the Subtenant’s transferee assumes Subtenant’s obligations hereunder in form and substance reasonably acceptable to Sublandlord (and Master Landlord if and to extent required under the Master Lease), and without releasing Subtenant from primary liability hereunder, Subtenant may, without Sublandlord’s prior written consent, sub-sublet all or portions of the Sublease Premises or assign the Sublease to: (i) a subsidiary, affiliate, parent or other entity which controls, is controlled by, or is under common control with, Subtenant; (ii) a successor corporation related to Subtenant by merger, consolidation or non-bankruptcy reorganization; (iii) a purchaser of all or substantially all of Subtenant’s assets.

9.3.                            If the consideration Subtenant receives for any Transfer (including key money and bonus money, but excluding any consideration reasonably allocable to any property of Subtenant other than its interest in this Sublease (e.g., consideration reasonably allocable to services or assets provided or transferred in connection with the Transfer)) exceeds the rent payable under this Sublease for the same period and portion of the Sublease Premises, then fifty percent (50%) of such excess (net of reasonable, out of pocket costs incurred in connection with such Transfer) shall be immediately due and payable by Subtenant to Sublandlord as Other Charges under this Sublease.  Subtenant shall allow Sublandlord to review and audit Subtenant’s book and records for the purpose of verifying Subtenant’s calculation of excess rent payable to Sublandlord.

9.4.                            No assignment or sublease approved hereunder shall be effective or commence unless and until any Default by Subtenant hereunder has been cured.  No assignment or subletting permitted pursuant to this Section shall relieve Subtenant from Subtenant’s obligations and agreements under this Sublease, and Subtenant shall continue to be liable as a principal and not as a guarantor or surety, to the same extent as though no assignment or subletting had been made.

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10.                               ALTERATIONS.

10.1.                     Subtenant shall not make any alterations in or additions to the Sublease Premises (“Alterations”) if to do so would constitute a default under the Master Lease (without regard to any requirement of notice or cure period).  If Subtenant’s proposed Alterations would not constitute a default under the Master Lease, Sublandlord’s consent thereto shall nonetheless be required, but Sublandlord’s consent to such Alterations shall not be unreasonably withheld so long as such Alterations do not affect the structural portions of the Building or any Building systems, and if Sublandlord consents thereto, Sublandlord shall use commercially reasonable efforts, at no cost to Sublandlord, to obtain the consent of Master Landlord if such consent is required under the Master Lease.  If Alterations by Subtenant are permitted or consented to, Subtenant shall comply with all of the covenants of Sublandlord, as Tenant, contained in the Master Lease pertaining to the installation and removal of such Alterations.  In addition, Subtenant shall indemnify, defend and hold harmless Sublandlord and the Sublandlord Related Parties against any Losses imposed on Sublandlord or any Sublandlord Related Parties arising out of the installation and removal of Alterations by Subtenant.

10.2.                     If Subtenant performs any Alterations, Subtenant shall be obligated to insure all such Alterations during the Sublease Term for the full replacement cost value, and to remove such Alterations and restore the Sublease Premises to the condition existing on the Commencement Date if (a) the Master Lease or Master Landlord requires such removal and restoration by Sublandlord, or (b) Sublandlord indicated that such items will be required to be removed at the time of its consent to such Alterations.

11.                               CASUALTY OR EMINENT DOMAIN.

11.1.                     In the event of a fire or other casualty affecting the Building or the Sublease Premises, or of a taking of all or a part of the Building or the Sublease Premises under the power of eminent domain, Sublandlord shall be entitled to exercise any right it may have to terminate the Master Lease without first obtaining the consent or approval of Subtenant.  If the Master Lease imposes on Sublandlord the obligation to repair or restore the Premises, the Building, and any leasehold improvements or alterations, Subtenant shall be responsible only for the repair or restoration of its Alterations in and to the Sublease Premises, and Sublandlord shall perform all other repairs and restoration work to the extent it is required under the Facilities Agreement or by the Landlord under the Master Lease.

12.                               SURRENDER.

12.1.                     On the Expiration Date, or upon the earlier termination of the Sublease or of Subtenant’s right to possession of the Sublease Premises, Subtenant will at once surrender and deliver up the Sublease Premises, together with all improvements thereon, to Sublandlord in as good condition and repair as when delivered to Subtenant, reasonable wear and tear and casualty excepted.  Conditions existing

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because of Subtenant’s failure to perform maintenance, repairs or replacements as required of Subtenant under this Sublease shall not be deemed “reasonable wear and tear.”  Subtenant shall surrender to Sublandlord all keys to the Sublease Premises and make known to Sublandlord the combination of all combination locks which Subtenant is permitted to leave on the Sublease Premises.

12.2.                     All Alterations in or upon the Sublease Premises made by Subtenant and not removed or required to be removed hereunder shall become a part of and shall remain upon the Sublease Premises upon such termination without compensation, allowance or credit to Subtenant.  To the extent required pursuant to Section 10.2 of this Sublease, Subtenant shall restore the Sublease Premises to their condition prior to the making of such Alterations and repair any damage occasioned by such removal or restoration.  If Subtenant is permitted or required to remove any Alteration or a portion thereof, and Subtenant does not complete such removal in accordance with Section 10.2 and this Section 12.2, Sublandlord may remove the same (and repair any damage occasioned thereby), and dispose thereof, or at its election, warehouse the same. Subtenant shall pay the costs of such removal, repair and warehousing, plus an administrative fee equal to ten percent (10%) of such costs, to Sublandlord on demand.

12.3.                     On the Expiration Date, or upon the earlier termination of the Sublease or of Subtenant’s right to possession of the Sublease Premises, Subtenant shall remove Subtenant’s articles of personal property incident to Subtenant’s business which are not permanently affixed to the Sublease Premises (collectively, “Trade Fixtures”); provided, however, that Subtenant shall repair any injury or damage to the Sublease Premises which may result from such removal, and shall restore the Sublease Premises to the same condition as prior to the installation thereof.  If Subtenant does not remove Subtenant’s Trade Fixtures from the Sublease Premises on or before the Expiration Date or the earlier termination of Subtenant’s right to possession, Sublandlord may, at its option, remove the same (and repair any damage occasioned thereby and restore the Sublease Premises as aforesaid) and dispose thereof or warehouse the same, and Subtenant shall pay the cost of such removal, repair, restoration or warehousing, plus as administrative fee equal to ten percent (10%) of such costs, to Sublandlord on demand, or Sublandlord may treat said Trade Fixtures as having been conveyed to Sublandlord with this Sublease acting as a Bill of Sale therefor, without further payment or credit by Sublandlord to Subtenant.

13.                               HOLDING OVER.

13.1.                     Subtenant has no right to occupy the Sublease Premises or any portion thereof after the Expiration Date or after the termination of this Sublease or of Subtenant’s right to possession hereunder.  In the event Subtenant or any party claiming by, through or under Subtenant holds over, Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Sublease Premises, and to recover damages, including without limitation, damages payable by Sublandlord to Master Landlord by reason of such holdover.

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13.2.                     Without limiting Sublandlord’s rights under Section 13.1, for each and every month or partial month that Subtenant or any party claiming by, through or under Subtenant remains in occupancy of all or any portion of the Sublease Premises after the Expiration Date or after the earlier termination of this Sublease or of Subtenant’s right to possession, Subtenant shall pay, as minimum damages and not as a penalty, monthly rental at a rate equal to one hundred fifty percent (150%) the rate of Rent payable by Subtenant hereunder immediately prior to the Expiration Date or the earlier termination of this Sublease or of Subtenant’s right to possession.  The acceptance by Sublandlord of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over.

14.                               ENCUMBERING TITLE.

14.1.                     Subtenant shall not do any act which in any way encumbers the title of Master Landlord in and to the Building nor shall the interest or estate of Master Landlord or Sublandlord be in any way be subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Subtenant, or by reason of any other act or omission of Subtenant.  Any claim to, or lien upon, the Sublease Premises or the Building arising from any act or omission of Subtenant shall accrue only against the estate of Subtenant and shall be subject and subordinate to the paramount title and rights of Master Landlord and Sublandlord.

14.2.                     Without limiting the generality of Section 14.1, Subtenant shall not permit the Sublease Premises or the Building to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Subtenant or claimed to have been furnished to Subtenant in connection with work of any character performed or claimed to have been performed on the Sublease Premises by, or at the direction or sufferance of, Subtenant.  Sublandlord may cause such liens to be released by any means it deems proper, including payment, at Subtenant’s expense and without affecting Sublandlord’s rights.

15.                               SUBTENANT’S DEFAULT.

15.1.                     Any one or more of the following events shall be considered a “Default” by Subtenant, as such terms are used in this Sublease:

15.1.1.                                                           Subtenant shall be a debtor in a bankruptcy case, whether voluntary or involuntary, or a decree or order approving, as properly filed, a petition or answer filed against Subtenant asking reorganization of Subtenant under the federal bankruptcy laws as now or hereafter amended, or under the laws of any state, shall be entered, and if such filing was involuntary, then any such decree or judgment or order shall not have been vacated or stayed or set aside within sixty (60) days from the date of the entry or granting thereof (there being no cure periods for voluntary filings);

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15.1.2.                                                           Subtenant shall file, or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the federal bankruptcy laws now or hereafter amended, or under the laws of any state, or Subtenant shall institute any proceedings for relief of Subtenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, re-organization, arrangements, composition or extension;

15.1.3.                                                           Subtenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Subtenant or any of the property of Subtenant;

15.1.4.                                                           Subtenant shall admit in writing its inability to pay its debts as they become due;

15.1.5.                                                           the Sublease Premises are levied on by any revenue officer or similar officer,

15.1.6.                                                           a decree or order appointing a receiver of the property of Subtenant shall be made and such decree or order shall not have been vacated, stayed or set aside within thirty (30) days from the date of entry or granting thereof;

15.1.7.                                                           Subtenant shall Transfer this Sublease or Subtenant’s interest in the Sublease Premises, or any portion thereof, other than in strict accordance with Section 9 of this Sublease;

15.1.8.                                                           Subtenant fails to make any payment of Rent required to be made by Subtenant within three (3) business days after written notice from Sublandlord;

15.1.9.                                                           Subtenant fails to secure insurance or to provide proper evidence of insurance as set forth in Section 8 of this Sublease, and such failure continues for more than five (5) business days after written notice thereof to Subtenant, or fails to keep the Sublease Premises or the Building free of lien claims as set forth in Section 14 of this Sublease, and such failure continues for more than five (5) days after written notice thereof to Subtenant;

15.1.10.                                                    Subtenant, by its act or omission, causes an event or condition under the Master Lease which either is a default thereunder or, subject only to the delivery of any required notice or passage of any cure or grace period, would constitute a default thereunder; or

15.1.11.                                                    Subtenant fails to fulfill, keep, observe or perform any of the other covenants and obligations herein contained to be fulfilled, kept, observed and performed by Subtenant, and such failure continues

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for more than twenty (20) days after notice thereof in writing to Subtenant.

15.2.                     Upon the occurrence of any one or more Defaults, Sublandlord may exercise any remedy against, and recover such amounts from, Subtenant as Master Landlord may exercise or be entitled to for default by Tenant under the Master Lease, which provisions of the Master Lease are hereby incorporated herein by reference.

16.                               PROVISIONS REGARDING MASTER LEASE.

16.1.                     This Sublease and all rights of the Parties hereunder are subject and subordinate to the Master Lease.  The Parties hereby acknowledge, each to the other, that it is not practical in this Sublease to enumerate all of the rights and obligations of the various parties under the Master Lease and specifically to allocate those rights and obligations in this Sublease.  Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Master Lease which by their nature are intended to benefit the party in possession of the Sublease Premises, and in order to protect Sublandlord against a Default by Subtenant which might cause a default by Sublandlord under the Master Lease, Sublandlord and Subtenant covenant and agree as set forth in this Article 16.

16.2.                     Except as expressly modified herein or otherwise excluded herein, and for purposes of incorporation thereof into this Sublease, the provisions of the Master Lease are hereby expressly incorporated into this Sublease with the term “Sublandlord” substituted for Landlord and the term “Subtenant” substituted for Tenant and the term “Sublease” substituted for Lease.

16.3.                     Except as otherwise expressly provided in this Sublease, Subtenant shall perform all affirmative covenants and shall refrain from performing any act which is prohibited by the negative covenants of the Master Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Sublease Premises.  If practicable, Subtenant shall perform affirmative covenants which are also covenants of Sublandlord under the Master Lease at least five (5) days prior to the date when Sublandlord’s performance is required under the Master Lease.  Subject to the provisions of Section 2.3 above, Sublandlord shall have the right to enter the Sublease Premises to cure any default by Subtenant under this Section 16.

16.4.                     It is expressly agreed that: (a) if the Master Lease should terminate prior to the Expiration Date, except to the extent such early termination arises from Sublandlord’s default thereunder, Sublandlord shall have no liability to Subtenant; and (b) to the extent that the Master Lease grants Sublandlord any discretionary right to terminate the Master Lease, whether due to casualty, condemnation, by election by Sublandlord or otherwise, Sublandlord shall be entitled to exercise or not exercise such right in its sole and absolute discretion and without liability to Subtenant; provided, that nothing in this Section 16.4 prevents Subtenant from

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entering into a direct lease with Master Landlord if the Master Lease is terminated prior to the Expiration Date, under the terms stated in the Consent.

16.5.                     Any non-liability, release, indemnity or hold harmless provision in the Master Lease for the benefit of Master Landlord shall be deemed to apply under this Sublease and inure to the benefit of both Sublandlord and Master Landlord.

16.6.                     If Subtenant desires to take any action which requires the consent of Master Landlord under the terms of the Master Lease, then, notwithstanding anything to the contrary herein: (a) Sublandlord, independently, shall have the same rights of approval or disapproval as Master Landlord has under the Master Lease; (b) Subtenant shall not take any such action until it obtains the consent of both Sublandlord and Master Landlord; and (c) Subtenant shall request that Sublandlord obtain Master Landlord’s consent on Subtenant’s behalf and Sublandlord shall use commercially reasonable efforts to obtain such consent. Excluding all costs relating to the Master Landlord Consent, Subtenant shall pay all costs reasonably incurred by Sublandlord in seeking or procuring Master Landlord’s consent. Any approval or consent required of Sublandlord shall be conclusively deemed reasonably withheld if approval or consent also is required of Master Landlord, and Master Landlord fails to give Master Landlord’s approval or consent.

16.7.                     Subtenant shall protect, defend, indemnify and hold harmless Sublandlord and the Sublandlord Related Parties from any and all Losses resulting, directly or indirectly, from Subtenant’s Default under this Sublease.

16.8.                     Notwithstanding anything to the contrary contained herein, the following provisions of the Master Lease shall specifically apply, with Subtenant assuming the obligations and obtaining the rights of the Tenant thereunder: Sections 2 (with Sublease Premises substituted for Premises), 3, 4.3-4.5, 5, 7.3 (modified to reflect that Sublandlord is providing security services under the Facilities Agreement and including such services in the Operating Expenses under this Sublease), 9 (modified to reflect the agreement of the parties that Subtenant shall not be required to remove any Cable or improvement present at the Property as of the Effective Date), 10.1, 10.3, 11.1, 11.2, 12, 13.1-13.3 (except as modified by Section 9 of this Sublease), 14, 15.1, 15.3, 16.1, 16.2.3, 17, 18 and 19 (both to the extent addressed in Sublease Section 11.1), 21, 23-24, 26, 29, 33.1-33.7, 33.9-33.12, 33.14; Exhibit B.

16.9.                     As between Sublandlord and Subtenant, in the event of a conflict between the provisions of the Master Lease and the provisions of this Sublease, the provisions of this Sublease shall control.

17.                               MASTER LANDLORD’S CONSENT.

17.1.                     Sublandlord and Subtenant hereby agree, for the benefit of Master Landlord, that this Sublease and Master Landlord’s consent hereto shall not (a) create privity of

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contract between Master Landlord and Subtenant; (b) be deemed to have amended the Master Lease in any regard (unless Master Landlord shall have expressly agreed writing to such amendment); or (c) be construed as a waiver of Master Landlord’s right to consent to any assignment of the Master Lease by Sublandlord or any further subletting of the Sublease Premises, or as a waiver of Master Landlord’s right to consent to any assignment by Subtenant of this Sublease or any subletting of the Sublease Premises or any part thereof.

18.                               NOTICES.

18.1.                     All notices which may or are required to be given by either Party to the other shall be in writing and shall be deemed given when received or refused if personally delivered, or if sent by United States registered or certified mail, postage prepaid, return receipt requested, or if sent by a nationally recognized overnight commercial courier service providing receipted delivery, in any such case (a) if to Subtenant, addressed to Subtenant at the address specified in Section 1.10 or at such other place as Subtenant may from time to time designate by notice in writing to Sublandlord, or (b) if for Sublandlord, addressed to Sublandlord at the address specified in Section 1.11 or at such other place as Sublandlord may from time to time designate by notice in writing to Subtenant.  Each Party agrees promptly to deliver to the other Party a copy of any notice, demand, request, consent or approval received from Master Landlord.

18.2.                     Any notice delivered by Sublandlord in connection with, or as a precondition to, a Default by Subtenant shall be in lieu of and not in addition to any notice to pay rent or notice to perform covenant required under Law.

19.                               COSTS AND ATTORNEYS’ FEES.

19.1.                     In the event of any litigation between Sublandlord and Subtenant in connection with the enforcement of, or any dispute under, this Sublease, the unsuccessful Party as determined by a court of competent jurisdiction shall reimburse the successful Party for all legal fees and expenses incurred by the successful Party in prosecuting or defending any such action.  If such amounts are owed by Subtenant to Sublandlord, such reimbursement shall constitute Rent and shall be paid by Subtenant to Sublandlord upon demand.

20.                               MISCELLANEOUS.

20.1.                     Each Party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease.  Subtenant covenants to protect, defend, indemnify and hold harmless Sublandlord and the Sublandlord Related Parties from and against any and all costs (including reasonable attorneys’ fees), expense or liability for any compensation, commission and charges claimed by any broker or other agent with respect to this Sublease or the negotiation thereof on behalf of Subtenant.

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20.2.                     This Sublease and the Master Transaction Agreement constitute the entire agreement between the Parties regarding the subject matter hereof and thereof and supersede any prior oral or written agreements between the Parties regarding the subject matter contained herein and therein.

20.3.                     No waiver of any provision of this Sublease or consent to any action shall constitute a waiver of any other provision of this Sublease or consent to any other action.  No waiver or consent shall constitute a continuing waiver or consent, or commit a Party to provide a future waiver, unless such provision is expressly set forth in writing.  Any waiver given by a Party shall be void if the Party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested.

20.4.                     The terms of this Sublease have been negotiated by the Parties and the language used in this Sublease shall be deemed to be the language chosen by the Parties to express their mutual intent.  The Parties acknowledge and agree that each Party and its counsel have reviewed and revised this Sublease and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Sublease.

20.5.                     This Sublease is subject to amendment only by a writing that makes reference to this Sublease and is signed by both Parties.

20.6.                     This Sublease may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

20.7.                     No officer, director, employee or shareholder of either of Subtenant or Sublandlord, or any parent, subsidiary or affiliate of Subtenant or Sublandlord shall have or incur any personal liability whatsoever with respect to this Sublease.  In no event shall either Subtenant or Sublandlord be liable for consequential or punitive damages with respect to this Sublease, except to the extent that Sublandlord becomes liable for any such damages under the Master Lease (in which case such damages will be deemed to be direct damages of Sublandlord and not consequential or punitive damages).

20.8.                     Neither Sublandlord nor Subtenant shall record this Sublease nor any memorandum hereof without the written consent of the other Party and any attempt by Subtenant to do the same shall constitute an immediate and incurable Default by Subtenant under this Sublease.

20.9.                     All provisions of this Sublease which require the payment of money, performance of obligations or the delivery of property after the termination of this Sublease or require either Party to indemnify, defend or hold the other Party harmless shall survive the expiration or earlier termination of this Sublease.

[Signature Pages Follow]

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IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date first written above, intending to be bound hereby.

SUBLANDLORD:

ZYMOGENETICS, INC.

Name:
Title:

SUBTENANT:

THE MEDICINES COMPANY

Name:
Title:

[Signature Page to Sublease Agreement]

SUBLANDLORD ACKNOWLEDGEMENT

STATE OF WASHINGTON	)
COUNTY OF KING	) ss:

I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that [•], personally known to me to be the [•] of ZymoGenetics, Inc., a Washington corporation, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as the authorized agent of said entity being authorized to do so, [he][she] executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by [himself][herself] as such authorized agent, as a free and voluntary act, and as the free and voluntary act and deed of said entity under the foregoing instrument for the uses and purposes therein set forth.

GIVEN under my hand and official seal this                , 2013.

Notary Public

Printed Name

Residing at
My Commission Expires:

SUBTENANT ACKNOWLEDGMENT

STATE OF                                                                                                                                     )

COUNTY OF                                                                        ) ss:

I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that [•], personally known to me to be the [•] of [PURCHASER], a [•] established under the laws of [•], and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as the authorized agent of said entity being authorized to do so, [he][she] executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by [himself][herself] as such authorized agent, as a free and voluntary act, and as the free and voluntary act and deed of said entity under the foregoing instrument for the uses and purposes therein set forth.

GIVEN under my hand and official seal this                                                  , 2013.

Notary Public

Printed Name

Residing at
My Commission Expires:

EXHIBIT C

SUBLEASE COMMENCEMENT DATE CERTIFICATE

, 2013

Re:                             Commencement Letter with respect to that certain Sublease, dated as of           , 2013, by and between ZYMOGENETICS, INC., a Washington corporation, as Sublandlord, and [PURCHASER], a [•] established under the laws of [•], as Subtenant, for approximately [•] rentable square feet on the [seventh] floor of the Building located at 1144 Eastlake Avenue, Seattle, Washington.

Dear                    :

In accordance with the terms and conditions of the above referenced Sublease, Subtenant has accepted possession of the Sublease Premises and Sublandlord and Subtenant hereby agree to the following:

1.                                      The Commencement Date of the Sublease is                 ;

2.                                      The Expiration Date of the Sublease is April 30, 2019, unless earlier terminated in accordance with the Sublease;

3.                                      Rent and all charges shall be payable to Sublandlord under the Sublease shall be delivered to following address:                             .

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all three counterparts of this Commencement Letter and returning two fully executed counterparts to my attention.

Sincerely,
ZymoGenetics, Inc.

By:
Name:
Title:

Agreed and Accepted:

Subtenant:	[PURCHASER]

By:
Name:
Title:

EXHIBIT E

FORM OF MASTER LANDLORD CONSENT

CONSENT TO SUBLEASE

The undersigned, as Landlord under that certain Restated Office Lease Agreement, dated March 1, 2008 (the “Lease”), as more fully set forth in the attached form of draft Sublease Agreement (the “Sublease”), hereby consents to the foregoing Sublease between ZymoGenetics, Inc., a Washington corporation (“Sublessor”) and  THE MEDICINES COMPANY, a corporation established under the laws of Delaware (“Sublessee”).

This consent is given upon the express following conditions:

1.                                      Sublessor shall continue to remain primarily liable for the payment of all amounts of rental and other sums and performance of all covenants required of Sublessor under the Lease.

2.                                      There shall be no material modifications or amendments of the Sublease without the prior written consent of Landlord.

3.                                      Consent by Landlord to this subletting shall not include consent to the assignment or transferring of any lease renewal option rights or space option rights, special privileges or extra services granted to Sublessor by the Lease, or addendum or amendment hereto or letter of agreement (and such options, right, privileges or services shall terminate upon such assignment or transfer).

4.                                      In the event of any default under the terms and provisions of the Lease, Landlord shall have the right to collect the rental attributable to the Sublease Premises directly from Sublessee without waiving any of Landlord’s rights against Sublessor as a result of such default.

5.                                      Consent to the Sublease is without waiver of restrictions concerning future subleases or extensions of the foregoing sublease.

6.                                      Sublessor shall reimburse any reasonable costs and expenses of Landlord in approving this subletting, but not to exceed the amounts agreed upon in the Lease.

7.                                      Landlord shall not be liable for, and Sublessor hereby indemnifies and holds Landlord harmless from, any commission payable associated with the Sublease.

8                                         In the event of any conflict between the terms and provisions of the Lease and the aforementioned Sublease, the terms and provisions of the Lease shall control.

9.                                      Redress for any claims against Landlord under the Lease or this Consent shall only be made against Landlord to the extent of Landlord’s interest in the property of which the Premises are a part. The obligations of Landlord under the Lease and this Consent shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, the general partners thereof or any beneficiaries, stockholders, employees or agents of Landlord, or its investment manager. Landlord further agrees that upon a uncured Landlord default, Sublessee shall have a direct cause of action against Landlord to compel the cure thereof, and for such purposes this Consent shall establish a privity of contract.

10.                               Landlord shall not disturb or deprive Sublessee in or of its possession or its rights to possession of the sublet Premises or of any right or privilege granted to or inuring to the benefit of Sublessee under the Sublease, provided that Sublessee is not in default under the Sublease beyond the expiration of any applicable notice and cure period.  In the event of the termination of the Lease or of Sublessor’s right to possession of the Premises by reentry, notice, eviction, conditional limitation, surrender, summary proceeding or other action or proceeding, or otherwise, or, if the Lease shall terminate or expire for any reason before any of the dates provided in the Sublease for the termination of the initial or renewal terms of the Sublease and if immediately prior to such surrender, termination or expiration the Sublease shall be in full force and effect, Sublessee shall not be made a party in any removal or eviction action or proceeding nor shall Sublessee be evicted or removed of its possession or its right of possession of the sublet Premises be disturbed or in any way interfered with.  In that event, the Sublease shall continue in full force and effect as a direct lease between Landlord and Sublessee, and Sublessee shall attorn to and recognize Landlord as its landlord under the Sublease and will, upon request, execute and deliver to Landlord any instrument that may be reasonably necessary or appropriate to document same.

11.                               Landlord represents and warrants to Sublessee that the Lease is unmodified and is in full force and effect, and that Sublessor is not in default under the Lease nor has any event occurred which would after notice to Sublessor and the passage of time become a default of Sublessor under the Lease.

12.                               If Sublessor rejects, or attempts to reject, this Consent or the Lease due to any bankruptcy or insolvency law or code, or any rejection occurs thereunder for any reason, such rejection shall have no effect on Sublessee’s rights as between it and Landlord under this Consent, which rights shall remain in full force and effect. In the event Landlord becomes a debtor in any bankruptcy or insolvency case and the Lease is rejected therein.

13.                               This Consent shall become void and of no force or effect if the Sublease is not executed and delivered by both parties thereto on or before the date that is six (6) months from the date hereof.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties hereto have executed this Consent as of the last date written below.

LANDLORD:	SUBLESSOR:

1144 EASTLAKE LLC, a Washington limited liability company	ZYMOGENETICS, INC., a Washington corporation

By:	By:

Title:	Title:

Date:	Date:

SUBLESSEE:

THE MEDICINES COMPANY, a corporation established under the laws of Delaware

By:

Title:

Date:

[Signature Page to Consent to Sublease]

EXHIBIT 3.2.1

INITIAL MEMBERS OF THE JEC

BMS Representatives

[**]

Purchaser Representatives

[**]

EXHIBIT 3.4.3-1

BMS EMPLOYEES (TRANSFERRED ON EFFECTIVE DATE)

This Exhibit 3.4.3-1 is delivered pursuant to that letter, dated as of even date herewith, between Bristol-Myers Squibb Company and Purchaser.

EXHIBIT 3.4.3-2

BMS EMPLOYEES (TRANSFERRED ON PURCHASE CLOSING DATE)

This Exhibit 3.4.3-2 is delivered pursuant to that letter, dated as of even date herewith, between Bristol-Myers Squibb Company and Purchaser.

EXHIBIT 3.4.7

BMS EMPLOYMENT AGREEMENTS

None.

EXHIBIT 3.4.8

BMS RETENTION AGREEMENTS

[**]

Final Version

EXHIBIT 10.5.1.2(ii)

FORM OF BILL OF SALE

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made as of [•], [•], by and among BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“BMS”), ZYMOGENETICS, INC., a Washington corporation, ZYMOGENETICS, LLC, a Delaware limited liability company (together, the “Selling Affiliates”), and THE MEDICINES COMPANY, a Delaware corporation (“Purchaser”).(1)

W I T N E S S E T H

WHEREAS, BMS and Purchaser have entered into that certain Master Transaction Agreement, dated as of December [•], 2012 (the “Master Transaction Agreement”), pursuant to which BMS has agreed to, and to cause the Selling Affiliates to, sell, transfer, assign and convey to Purchaser all the right, title and interest of BMS and the Selling Affiliates in, to and under the Acquired Assets in consideration for the payment by Purchaser of the Purchase Price and the assumption by Purchaser of the Assumed Liabilities (all capitalized terms used but not defined herein shall have the meanings given such terms in the Master Transaction Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BMS, the Selling Affiliates and Purchaser, intending to be legally bound, do hereby agree as follows:

1.                                      Sale and Assignment of Assets.  Pursuant to the terms and subject to the conditions of the Master Transaction Agreement, BMS and the Selling Affiliates do hereby sell, transfer, assign and convey to Purchaser and its successors and assigns all of the right, title and interest of BMS and the Selling Affiliates in, to and under the Acquired Assets.

2.                                      Interpretation; Successors.  Nothing contained in this Bill of Sale shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions set forth in the Master Transaction Agreement nor shall this Bill of Sale reduce, expand or enlarge any remedies under the Master Transaction Agreement.  This Bill of Sale is intended only to effect the sale, assignment, transfer, conveyance and delivery of the Acquired Assets by BMS and the Selling Affiliates pursuant to the Master Transaction Agreement and shall be governed entirely in accordance with the terms and conditions of the Master Transaction Agreement.  In the event of any conflict or inconsistency between the terms of the Master Transaction Agreement and the terms hereof, the terms of the Master Transaction Agreement shall govern and control.  This Bill of Sale shall be binding upon and inure solely to the benefit of BMS, the Selling Affiliates, Purchaser and their respective successors and assigns in accordance with the terms of the Master Transaction Agreement.

(1)  Purchasing Affiliates and additional Selling Affiliates to be added, if necessary.

3.                                      Governing Law; Amendment.  This Bill of Sale shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.  This Bill of Sale may not be waived or amended except by an instrument in writing signed on behalf of each of BMS and Purchaser.

4.                                      Counterparts.  This Bill of Sale may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale to be executed as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

ZYMOGENETICS, INC.

By:
Name:
Title:

ZYMOGENETICS, LLC

By:
Name:
Title:

THE MEDICINES COMPANY

By:
Name:
Title:

[Signature Page to Bill of Sale]

Final Version

EXHIBIT 10.5.1.2(iii)

FORM OF ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (this “Assumption Agreement”) is made as of [•], [•], by and among THE MEDICINES COMPANY, a Delaware corporation (“Purchaser”), BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“BMS”), ZYMOGENETICS, INC., a Washington corporation, and ZYMOGENETICS, LLC, a Delaware limited liability company (together, the “Selling Affiliates”).(1)

W I T N E S S E T H

WHEREAS, BMS and Purchaser have entered into that certain Master Transaction Agreement, dated as of December [•], 2012 (the “Master Transaction Agreement”), pursuant to which BMS has agreed to, and to cause the Selling Affiliates to, sell, assign, transfer, convey and deliver to Purchaser all the right, title and interest of BMS and the Selling Affiliates in, to and under the Acquired Assets in consideration for the payment by Purchaser of the Purchase Price and the assumption by Purchaser of the Assumed Liabilities (all capitalized terms used but not defined herein shall have the meanings given such terms in the Master Transaction Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BMS, the Selling Affiliates and Purchaser, intending to be legally bound, do hereby agree as follows:

1.                                      Assumption of Liabilities.  Pursuant to the terms and subject to the conditions of the Master Transaction Agreement, Purchaser, effective as of the Purchase Closing, hereby assumes, and undertakes to pay, perform and discharge when due, all of the Assumed Liabilities.

2.                                      Interpretation; Successors.  Nothing contained in this Assumption Agreement shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions set forth in the Master Transaction Agreement nor shall this Assumption Agreement reduce, expand or enlarge any remedies under the Master Transaction Agreement.  This Assumption Agreement is intended only to effect the assumption by Purchaser of the Assumed Liabilities pursuant to the Master Transaction Agreement and shall be governed entirely in accordance with the terms and conditions of the Master Transaction Agreement.  In the event of any conflict or inconsistency between the terms of the Master Transaction Agreement and the terms hereof, the terms of the Master Transaction Agreement shall govern and control.  This Assumption Agreement shall be binding upon and inure solely to the benefit of BMS, the Selling Affiliates, Purchaser and their respective successors and assigns in accordance with the terms of the Master Transaction Agreement.

(1)  Purchasing Affiliates and additional Selling Affiliates to be added, if necessary.

3.                                      Governing Law; Amendment.  This Assumption Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.  This Assumption Agreement may not be waived or amended except by an instrument in writing signed on behalf of each of BMS and Purchaser.

4.                                      Counterparts.  This Assumption Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned have caused this Assumption Agreement to be executed as of the date first written above.

THE MEDICINES COMPANY

By:
Name:
Title:

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

ZYMOGENETICS, INC.

By:
Name:
Title:

ZYMOGENETICS, LLC

By:
Name:
Title:

[Signature Page to Assumption Agreement]

Final Version

EXHIBIT  10.5.1.2(iv)

FORM OF TRADEMARK ASSIGNMENT AGREEMENT

Trademark Assignment Agreement

This Trademark Assignment Agreement (this “Agreement”), dated as of [•], [•] , is made and entered into by and among BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“BMS”), ZYMOGENETICS, INC., a Washington corporation, ZYMOGENETICS, LLC, a Delaware limited liability company (together with BMS, “Assignors”), and THE MEDICINES COMPANY, a Delaware corporation (“Assignee”) (each a “Party,” and together, the “Parties”).(1)

A.                                    Pursuant to that certain Master Transaction Agreement between BMS and Assignee, dated as of December [•], 2012 (the “Master Transaction Agreement”), among other things, BMS has agreed to, and to cause the Selling Affiliates to, sell, assign, transfer, convey and deliver to Assignee all the right, title and interest of BMS and the Selling Affiliates in, to and under the Acquired Assets (including the Transferred Trademark Rights and the trademark registrations, trademark applications, service mark registrations and service mark applications included in the Transferred Other Intellectual Property) in consideration for the payment by Assignee of the Purchase Price and the assumption by Assignee of the Assumed Liabilities (all capitalized terms used but not defined herein shall have the meanings given such terms in the Master Transaction Agreement); and

B.                                    As a condition to the Purchase Closing, the Parties agreed to enter into this Agreement pursuant to which each Assignor shall assign to Assignee all of such Assignor’s right, title and interest in, to and under the Transferred Trademark Rights and the trademark registrations, trademark applications, service mark registrations and service mark applications included in the Transferred Other Intellectual Property.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Assignment.  Each Assignor hereby sells, assigns, conveys, transfers and delivers to Assignee, its successors and assigns, all of such Assignor’s right, title and interest in, to and under the following (collectively, the “Transferred Intangible Assets”):

(a)                                 the Transferred Trademark Rights (attached hereto as Schedule A).

(b)                                 the trademark registrations, trademark applications, service mark registrations and service mark applications included in the Transferred Other Intellectual Property (attached hereto as Schedule B)

(1)  Purchasing Affiliates and additional Selling Affiliates to be added, if necessary.

2.                                      Due Authorization.  Each Assignor hereby authorizes and requests the Commissioner of Trademarks of the United States and any official of any state or foreign country whose duty it is to issue intellectual property registrations, to issue all registrations from any applications for registration included in the Transferred Intangible Assets to Assignee.

3.                                      Governing Law; Amendment.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.  This Agreement may not be waived or amended except by an instrument in writing signed on behalf of each of BMS and Assignee.

4.                                      Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

ZYMOGENETICS, INC.

By:
Name:
Title:

ZYMOGENETICS, LLC

By:
Name:
Title:

THE MEDICINES COMPANY

By:
Name:
Title:

[Signature Page to Trademark Assignment Agreement]

Final Version

EXHIBIT 10.5.1.2(v)

FORM OF PATENT ASSIGNMENT AGREEMENT

Patent Assignment Agreement

This Patent Assignment Agreement (this “Agreement”), dated as of [•], [•], is made and entered into by and among BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“BMS”), ZYMOGENETICS, INC., a Washington corporation, ZYMOGENETICS, LLC, a Delaware limited liability company (together with BMS, “Assignors”), and THE MEDICINES COMPANY, a Delaware corporation (“Assignee”) (each a “Party,” and together, the “Parties”).(1)

A.                                    Pursuant to that certain Master Transaction Agreement between BMS and Assignee, dated as of December [•], 2012 (the “Master Transaction Agreement”), among other things, BMS has agreed to, and to cause the Selling Affiliates to, sell, assign, transfer, convey and deliver to Assignee all the right, title and interest of BMS and the Selling Affiliates in, to and under the Acquired Assets (including the Transferred Patent Rights) in consideration for the payment by Assignee of the Purchase Price and the assumption by Assignee of the Assumed Liabilities (all capitalized terms used but not defined herein shall have the meanings given such terms in the Master Transaction Agreement); and

B.                                    As a condition to the Purchase Closing, the Parties agreed to enter into this Agreement pursuant to which each Assignor shall assign to Assignee all of such Assignor’s right, title and interest in, to and under the Transferred Patent Rights.

NOW THEREFORE, for good and valuable consideration, , the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Assignment. Each Assignor hereby sells, assigns, conveys, transfers and delivers to Assignee, its successors and assigns, all of such Assignor’s right, title and interest in, to and under the Transferred Patent Rights (attached hereto as Schedule A).

2.                                      Due Authorization.  Each Assignor hereby authorizes and requests the Commissioner of Patents of the United States and any official of any state or foreign country whose duty it is to issue intellectual property registrations, to issue all registrations from any applications for registration included in the Transferred Patent Rights to Assignee.

3.                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.  This Agreement may not be waived or amended except by an instrument in writing signed on behalf of each of BMS and Assignee.

(1)  Purchasing Affiliates and additional Selling Affiliates to be added, if necessary.

4.                                      Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

ZYMOGENETICS, INC.

By:
Name:
Title:

ZYMOGENETICS, LLC

By:
Name:
Title:

THE MEDICINES COMPANY

By:
Name:
Title:

[Signature Page to Patent Assignment Agreement]

Final Version

EXHIBIT 10.5.1.2(vi)

FORM OF DOMAIN NAME ASSIGNMENT AGREEMENT

Domain Name Assignment Agreement

This Domain Name Assignment Agreement (this “Agreement”), dated as of [•], [•],is made and entered into by and among BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“BMS”), ZYMOGENETICS, INC., a Washington corporation, ZYMOGENETICS, LLC, a Delaware limited liability company (together with BMS, “Assignors”), and THE MEDICINES COMPANY, a Delaware corporation (“Assignee”) (each a “Party,” and together, the “Parties”). (1)

A.                                    Pursuant to that certain Master Transaction Agreement between BMS and Assignee, dated as of December [•], 2012 (the “Master Transaction Agreement”), among other things, BMS has agreed to, and to cause the Selling Affiliates to, sell, assign, transfer, convey and deliver to Assignee all the right, title and interest of BMS and the Selling Affiliates in, to and under the Acquired Assets (including the Internet domain names listed on Schedule A hereto) in consideration for the payment by Assignee of the Purchase Price and the assumption by Assignee of the Assumed Liabilities (all capitalized terms used but not defined herein shall have the meanings given such terms in the Master Transaction Agreement); and

B.                                    As a condition to the Purchase Closing, the Parties agreed to enter into this Agreement pursuant to which each Assignor shall assign to Assignee all of its right, title and interest in and to the Internet domain names listed on Schedule A hereto (collectively, the “Domain Names”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Assignment.  Each Assignor hereby sells, assigns, conveys, transfers and delivers to Assignee, its successors and assigns, all of such Assignor’s right, title and interest in, to and under the Domain Names.

2.                                      Further Assurances.  Each Assignor covenants and agrees that it will, upon the reasonable request of Assignee, execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, such further instruments and documents prepared by Assignee at Assignee’s expense and take such further actions that may be reasonably required to assist Assignee in perfecting the assignment, conveyance and transfer of the Domain Names hereunder, including, without limitation, releasing any “lock” placed on the Domain Names, obtaining the authorization code and providing that code to Assignee, confirming the requested transfer upon receipt of a request to do so from the registrar used by Assignee for the transfer of the Domain Names, executing and delivering all authorizations necessary to effectuate the electronic transfer of the Domain Names, and executing and delivering all further documents and instruments and

(1)  Purchasing Affiliates and additional Selling Affiliates to be added, if necessary.

doing and causing to be done such further acts and things as may be necessary, or as Assignee may reasonably request, to effectuate the assignment and transfer of the Domain Names to Assignee.

3.                                      Governing Law; Amendment.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.  This Agreement may not be waived or amended except by an instrument in writing signed on behalf of each of BMS and Assignee.

4.                                      Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

ZYMOGENETICS, INC.

By:
Name:
Title:

ZYMOGENETICS, LLC

By:
Name:
Title:

THE MEDICINES COMPANY

By:
Name:
Title:

[Signature Page to Domain Name Assignment Agreement]

EXHIBIT 12.4

CONDUCT OF BUSINESS

None.